Exhibit 10.19

Execution Version

CREDIT AGREEMENT

among

STEINER LEISURE LIMITED,

as Holdings

STEINER U.S. HOLDINGS, INC.,

as Borrower

VARIOUS LENDERS,

NEWSTAR FINANCIAL, INC.,

as ADMINISTRATIVE AGENT and COLLATERAL AGENT

Dated as of December 9, 2015

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

		Page

9.04.	Existence; Franchises	88
9.05.	Compliance with Statutes, etc.	89
9.06.	Compliance with Environmental Laws	89
9.07.	ERISA	90
9.08.	End of Fiscal Years; Fiscal Quarters	90
9.09.	Performance of Obligations	90
9.10.	Payment of Taxes	90
9.11.	Use of Proceeds	91
9.12.	Additional Security; Further Assurances; etc.	91
9.13.	Post-Closing Actions	91
9.14.	Permitted Acquisitions	92
9.15.	Security Trustee	92
9.16.	Designation of Subsidiaries	92
9.17.	Collateral Monitoring and Reporting	92
9.18.	Retention of Accounting Firm	92
SECTION 10.	NEGATIVE COVENANTS	93
10.01.	Liens	93
10.02.	Consolidation, Merger, or Sale of Assets, etc.	98
10.03.	Dividends	102
10.04.	Indebtedness	106
10.05.	Advances, Investments and Loans	110
10.06.	Transactions with Affiliates	113
10.07.	Limitations on Payments of Indebtedness; Modifications of Revolving Credit Documents, Certificate of Incorporation, By-Laws and Certain Other Agreements, etc.	115
10.08.	Limitation on Certain Restrictions on Subsidiaries	116
10.09.	Business	118
10.10.	Negative Pledges	119
10.11.	Reserved	119
10.12.	Reserved	119

-iv-

(continued)

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(continued)

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(continued)

Page
SCHEDULE 1.01	Unrestricted Subsidiaries
SCHEDULE 2.01	Commitments
SCHEDULE 8.12	Real Property
SCHEDULE 8.14	Subsidiaries
SCHEDULE 8.18	Environmental Matters
SCHEDULE 8.19	Labor Matters
SCHEDULE 8.21	Legal Names; Types of Organization (and Whether a Registered Organization); Jurisdiction of Organization, etc.
SCHEDULE 9.13	Post-Closing Actions
SCHEDULE 9.17	Deposit Accounts
SCHEDULE 10.01(iii)	Existing Liens
SCHEDULE 10.04(vii)	Existing Indebtedness
SCHEDULE 10.05(iii)	Existing Investments
SCHEDULE 10.06(x)	Affiliate Transactions
EXHIBIT A-1	Form of Notice of Borrowing
EXHIBIT A-2	Form of Notice of Conversion/Continuation
EXHIBIT B	Form of Term Note
EXHIBIT C	Form of U.S. Tax Compliance Certificate
EXHIBIT D	Form of Pledge Agreement
EXHIBIT E-1	Form of U.S. Security Agreement
EXHIBIT E-2	Form of Bahamian Security Agreement
EXHIBIT E-3	Form of English Security Agreement
EXHIBIT F	Form of Solvency Certificate
EXHIBIT G	Form of Compliance Certificate
EXHIBIT H	Form of Assignment and Assumption Agreement
EXHIBIT I	Form of Intercreditor Agreement
EXHIBIT J	Auction Procedure

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THIS CREDIT AGREEMENT, dated as of December 9, 2015, among STEINER LEISURE LIMITED, an international business company incorporated under the laws of the Commonwealth of the Bahamas (“Holdings”), STEINER U.S. HOLDINGS, INC., a Florida corporation, as the Borrower (the “Borrower”), the Lenders party hereto from time to time, NEWSTAR FINANCIAL, INC., as the Administrative Agent (in such capacity the “Administrative Agent”) and Collateral Agent (in such capacity, the “Collateral Agent”). All capitalized terms used herein and defined in Section 1 are used herein as therein defined.

W I T N E S S E T H:

WHEREAS, pursuant to that Agreement and Plan of Merger, dated as of August 20, 2015 (the “Acquisition Agreement”), among Holdings, Nemo Parent, Inc., an international business company incorporated under the laws of the Commonwealth of the Bahamas, (“Parent”) and Nemo Merger Sub, Inc. (“Merger Sub”), Parent intends to acquire indirectly all of the issued and outstanding stock of Holdings through a merger transaction in accordance with the terms and conditions set forth in the Acquisition Agreement, and Merger Sub will merge with and into Holdings (such merger, the “Acquisition”), with Holdings as the surviving entity.

WHEREAS, the Borrower has requested that the Lenders extend credit in the form of term loans in an aggregate principal amount of $600,000,000 (the “Term Loan Facility”);

WHEREAS, in connection with the Transaction, on the Closing Date, the Borrower also intends to enter into a revolving credit facility, pursuant to which the Borrower will incur revolving loan indebtedness in an aggregate committed amount of $50,000,000 (as the same may be amended, supplemented, waived, otherwise modified, extended, renewed, refinanced or replaced from time to time, the “Revolving Credit Facility”).

NOW THEREFORE, the Lenders are willing to extend such credit under the Term Loan Facility to the Borrower on the terms and subject to the conditions set forth herein.

Section 1. Definitions and Accounting Terms.

1.01. Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Accounts” shall mean all “accounts,” as such term is defined in the UCC in which any Person now or hereafter has rights, including all rights to payment for goods sold or leased or for services rendered.

“Account Debtor” shall mean any Person who may become obligated to another Person under, with respect to, or on account of, an Account, Chattel Paper, or General Intangible.

“Acquired Entity or Business” shall mean either (x) the assets constituting a business, division, product line, manufacturing facility or distribution facility of any Person not already a Subsidiary of Holdings or (y) 100% of the Equity Interests of any such Person, which Person shall, as a result of the respective acquisition, become a Wholly-Owned Subsidiary of Holdings (or shall be merged or amalgamated with and into Holdings or a Wholly-Owned Subsidiary of Holdings).

“Acquisition” shall have the meaning set forth in the recitals hereto.

“Acquisition Agreement” shall have the meaning set forth in the recitals hereto.

“Acquisition Agreement Representations” shall mean those representations made by Holdings in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that Parent (or its affiliates) has the right to terminate its obligations under the Acquisition Agreement, or to decline to consummate the Acquisition pursuant to the Acquisition Agreement, as a result of a breach of such representations in the Acquisition Agreement.

“Acquisition Documents” shall mean the collective reference to the Acquisition Agreement and all other agreements and documents relating to the Acquisition, as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.

“Additional Covered Jurisdiction” shall mean any jurisdiction designated at the option of the Borrower, as is reasonably acceptable to the Administrative Agent, in which the Borrower may cause a Subsidiary (including any consolidated Affiliate in which Holdings and its Subsidiaries own no Equity Interests) of Holdings located outside of a Covered Jurisdiction to become a Guarantor.

“Additional Intercreditor Agreement” shall mean an intercreditor agreement among the Administrative Agent, the Collateral Agent and one or more Junior Representatives for holders of Permitted Junior Debt providing that, inter alia, the Liens on the Collateral (as defined in the Security Documents) in favor of the Collateral Agent (for the benefit of the Secured Creditors) shall be senior to such Liens in favor of the Junior Representatives (for the benefit of the holders of Permitted Junior Debt), as such intercreditor agreement may be amended, amended and restated, modified or supplemented from time to time in accordance with the terms hereof and thereof. An Additional Intercreditor Agreement shall be in a form customary for transactions of the type contemplated thereby and otherwise reasonably satisfactory to GSO.

“Additional Security Documents” shall have the meaning provided in Section 9.12(a).

“Adjustment Date” shall mean the first day of January, April, July and October of each fiscal year of Holdings and its Subsidiaries.

“Administrative Agent” shall mean NewStar Financial, Inc., in its capacity as Administrative Agent for the Lenders hereunder, and shall include any successor to the Administrative Agent appointed pursuant to Section 12.09.

“Administrative Agent Fees” shall have the meaning provided in Section 2.05(a).

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that neither the Administrative Agent nor any Lender (nor any Affiliate thereof) shall be considered an Affiliate of any Credit Party or any Subsidiary thereof as a result of this Agreement or any Security Document (or the enforcement thereof), or any document evidencing any equity subscription by GSO in a Parent Company or the extensions of credit hereunder or its actions in connection therewith. For the purposes of this Agreement, GSO on the one hand, and funds managed, advised or sub-advised by GSO or its Affiliates on the other hand, shall be Affiliates of each other.

“Affiliated Debt Fund” shall mean any Affiliated Lender that is a bona fide diversified debt fund primarily engaged in, or that advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and with respect to which the Sponsor does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity.

“Affiliated Lender” shall mean, at any time, any Lender that is Sponsor or any Affiliate of Sponsor (other than Holdings or any of its Subsidiaries) at such time.

“Agents” shall mean the Administrative Agent, the Collateral Agent, and any other agent with respect to the Credit Documents.

“Agent Fee Letter” shall mean the letter agreement dated as of the Closing Date between the Administrative Agent and the Borrower, as modified, supplemented, amended, or restated (including any amendment and restatement thereof).

“Agent-Related Persons” shall mean the Administrative Agent, the Collateral Agent, their respective affiliates and the officers, directors, employees, agents and attorneys-in-fact of the Administrative Agent, the Collateral Agent, and their respective affiliates.

“Agreement” shall mean this Credit Agreement, as modified, supplemented, amended, restated (including any amendment and restatement hereof), extended or renewed from time to time.

“Agreement Among Lenders” means that certain Agreement Among Lenders, dated as of the Closing Date, by and among the Administrative Agent, the Lenders and acknowledged and agreed to by the Borrower (as the same may be amended or modified from time to time in accordance with the terms thereof).

“Agreement Currency” shall have the meaning provided in Section 13.24.

“Anti-Terrorism Laws” shall mean any laws relating to terrorism or money laundering in any jurisdiction, including the Patriot Act.

“Applicable Margin” shall mean the applicable margin in effect from time to time determined as set forth below based upon the applicable Total Net Leverage Ratio of Holdings and its Restricted Subsidiaries then in effect pursuant to the appropriate column under the table below:

Level	Total Net Leverage Ratio	LIBOR Rate Applicable Margin	Base Rate Applicable Margin
I	Less than 5.00:1.00	7.00%	6.00%
II	Greater than or equal to 5.00:1.00 but less than 7.00:1.00	7.25%	6.25%
III	Greater than or equal to 7.00:1.00	7.50%	6.50%

Prior to the first Adjustment Date after the Closing Date, the Applicable Margin shall be determined as if Level II were applicable. Thereafter, the Applicable Margin shall be adjusted from time to time on each Adjustment Date upon delivery to the Administrative Agent of the quarterly financial statements required to be delivered pursuant to Section 9.01(a) for the most recent Test Period accompanied by a written calculation of the Leverage Ratio certified by a Responsible Officer of the Borrower as of the end of such Test Period. If such calculation indicates that the Applicable Margin shall increase or decrease, then on the Adjustment Date following the date of delivery of such financial statements and written calculation, the Applicable Margin shall be adjusted in accordance therewith; provided, however, that if the Borrower shall fail to deliver any such financial statements for such fiscal quarter by the date required pursuant to Section 9.01(a), then, at the Administrative Agent’s or the Required Lenders’ election, effective as of the date on which such financial statements were to have been delivered, and continuing through the date (if any) when such financial statements and such written calculation are delivered, the Applicable Margin shall be conclusively presumed to equal the highest Applicable Margin specified in the pricing table set forth above.

In the event that any financial statement delivered pursuant to Section 9.01(a) is inaccurate, and such inaccuracy, if corrected, would have led to the imposition of a higher Applicable Margin for any period than the Applicable Margin applied for that period, then (i) the Borrower shall immediately deliver to the Administrative Agent a corrected financial statement for that period, (ii) the Applicable Margin shall be determined based on the corrected financial statements for that period, and (iii) the Borrower shall immediately pay to the Administrative Agent (for the account of the Lenders that hold the Loans at the time such payment is received, regardless of whether those Lenders held the Loans during the relevant period) the accrued additional interest owing as a result of such increased Applicable Margin for that period. This paragraph shall not limit the rights of Administrative Agent or Lenders with respect to Section 2.06(f) hereof, and shall survive the termination of this Agreement until the payment in full in cash of the aggregate outstanding principal balance of the Loans.

“Assignment and Assumption Agreement” shall mean an Assignment and Assumption Agreement substantially in the form of Exhibit H (appropriately completed) or such other form as shall be acceptable to the Administrative Agent.

“Auction” shall have the meaning assigned to such term in Section 2.09(c).

“Auction Notice” shall mean an auction notice given by the Borrower in accordance with the Auction Procedures with respect to an Auction Prepayment Offer.

“Auction Prepayment” shall have the meaning assigned to such term in Section 2.09(c).

“Auction Prepayment Offer” shall have the meaning assigned to such term in Section 2.09(c).

“Auction Procedures” shall mean the auction procedures with respect to Auction Prepayment Offers set forth in Exhibit J hereto.

“Available Amount” shall mean, at any date of determination (the applicable “Available Amount Reference Date”), an amount equal to, without duplication:

(x) the sum of:

(i) $10,000,000; plus

(ii) the cumulative amount of Excess Cash Flow (which amount shall not be less than zero) for all Fiscal Years of Holdings completed after the Closing Date (commencing with the Fiscal Year ending December 31, 2016) and prior to the Available Amount Reference Date with respect to which a certification of Excess Cash Flow has been delivered to the Administrative Agent that was not required to prepay the Term Loans pursuant to Section 2.09(b)(iii) (prior to any reduction per clause (i) or (ii) of such subsection); plus

(iii) the cumulative amount proceeds of equity issuance received by Holdings after the Closing Date and prior to the Available Amount Reference Date; plus

(iv) 100% of the aggregate amount of Retained Declined Proceeds retained after the Closing Date and prior to such time;

minus:

(y) the sum of:

(i) the sum of the aggregate amount of Dividends made pursuant to Section 10.03(xiii) after the Closing Date and on or prior to the Available Amount Reference Date; plus

(ii) the sum of the aggregate amount of Investments made under Section 10.05(xix)(2) after the Closing Date and on or prior to the Available Amount Reference Date; plus

(iii) the sum of the aggregate amount of prepayments of Permitted Junior Debt made pursuant to Section 10.07(a)(x) after the Closing Date and on or prior to the Available Amount Reference Date.

“Bahamian Collateral” (or equivalent term) as defined in each Bahamian Security Agreement and all other property (whether real, personal or otherwise) with respect to which any security interests or Liens have been granted (or purported to be granted) pursuant to any Bahamian Security Agreement, and all other property (whether real, personal or otherwise) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Security Document governed by the laws of the Commonwealth of the Bahamas (or any political subdivision thereof).

“Bahamian Security Agreements” means, collectively, (a) the debenture dated on or about the date of this Agreement, in form and substance satisfactory to the Collateral Agent, executed and delivered by the Credit Parties party thereto and the Collateral Agent substantially in the form of Exhibit E-3, as may be amended, restated, supplemented or otherwise modified from time to time, (b) the Bahamian Share Pledge and (c) each other debenture, share charge or similar security document executed and delivered pursuant to the Collateral and Guarantee Requirement to secure any of the Obligations.

“Bahamian Share Pledge” means the share pledge dated on or about the date of this Agreement, in form and substance satisfactory to the Collateral Agent, executed and delivered by the Credit Parties party thereto and to the Collateral Agent, as may be amended, restated, supplemented or otherwise modified from time to time.

“Bank Product” shall mean any of the following products, services or facilities extended to the Borrower or any of Holdings’ Subsidiaries: (a) Cash Management Services; (b) products under Swap Contracts; (c) commercial credit card and merchant card services; and (d) other banking products or services, including, but not limited to, p-cards, purchase cards and commercial cards, as may be requested by the Borrower.

“Bank Product Debt” shall mean Indebtedness and other obligations of a Borrower or any of Holdings’ Subsidiaries relating to Bank Products.

“Bankruptcy Code” shall have the meaning provided in Section 11.01(e).

“Base Rate” shall mean, for each Interest Period, the highest of (i) the Prime Rate, (ii) the rate which is 1/2 of 1% in excess of the Federal Funds Rate and (iii) the LIBOR Rate for a LIBOR Rate Loan with a one-month interest period commencing on such day plus 1.00%. Notwithstanding the foregoing, in no event shall the Base Rate for any Interest Period be less than 2.00% per annum.

“Base Rate Loan” shall mean each Loan which is designated or deemed designated as a Base Rate Loan by the Borrower at the time of the incurrence thereof or conversion thereto.

“Borrower” shall have the meaning set forth in the preamble hereto.

“Business Day” shall mean (i) for all purposes other than as covered by clause (ii) below, any day except Saturday, Sunday and any day which shall be in New York City a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, LIBOR Rate Loans, any day which is a Business Day described in clause (i) above and which is also a day for trading by and between banks in the New York or London interbank Eurodollar market.

“Capitalized Lease Obligations” shall mean, with respect to any Person, all rental obligations of such Person to the extent such obligations, under U.S. GAAP in effect on the date hereof, are required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with U.S. GAAP; provided that all obligations of any Person that are or would be characterized as operating lease obligations in accordance with U.S. GAAP immediately prior to the Closing Date (whether or not such operating lease obligations were in effect on such date) shall continue to be accounted for as operating lease obligations (and not as Capitalized Lease Obligations) for purposes of this Agreement regardless of any change in U.S. GAAP following the date that would otherwise require such obligations to be recharacterized as Capitalized Lease Obligations.

“Cash Equivalents” shall mean:

(i) U.S. Dollars, Canadian Dollars, pounds sterling, euros, the national currency of any Participating Member State or, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(ii) readily marketable direct obligations of any member of the European Union or any political subdivision thereof, Switzerland, or Japan, or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of such country, and, at the time of acquisition thereof, having a credit rating of at least Aa3 (or the equivalent grade) by Moody’s or AA by S&P;

(iii) marketable general obligations issued by any state of the United States, any province of Canada, or any political subdivision thereof or any instrumentality thereof that are guaranteed by the full faith and credit of such state or province, and, at the time of acquisition thereof, having a credit rating of at least Aa3 (or the equivalent grade) by Moody’s or AA by S&P;

(iv) securities or any other evidence of Indebtedness or readily marketable direct obligations issued or directly and fully guaranteed or insured by the United States government or the Canadian government or any agency or instrumentality of the United States or Canadian government (provided that the full faith and credit of the United States or Canada is pledged in support of those securities), in such case having maturities of not more than twelve months from the date of acquisition;

(v) certificates of deposit and eurodollar time deposits with maturities of twelve months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding twelve months and overnight bank deposits, in each case, with any Lender party to this Agreement or any commercial bank or trust company having, or which is the principal banking subsidiary of a bank holding company having, a long-term unsecured debt rating of at least “A” or the equivalent thereof from S&P or “A2” or the equivalent thereof from Moody’s;

(vi) repurchase obligations with a term of not more than thirty days for underlying securities of the types described in clauses (iv) and (v) above entered into with any financial institution meeting the qualifications specified in clause (v) above;

(vii) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within twelve (12) months after the date of acquisition; and

(viii) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (i) through (vii) of this definition.

“Cash Management Services” shall mean any services provided from time to time to the Borrower or any of Holdings’ Subsidiaries in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same has been amended and may hereafter be amended from time to time, 42 U.S.C. § 9601 et seq.

“CFC” shall mean a Foreign Subsidiary of Holdings that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change of Control” shall mean, at any time and for any reason whatsoever, (a) Holdings shall fail to directly or indirectly own 100% on a fully diluted basis of the Borrower’s Equity Interests, (b) prior to any Initial Public Offering, (i) Permitted Holders shall fail to have, directly or indirectly, beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act) in the aggregate of at least 50.1% on a fully diluted basis of voting interests in Holdings’ Equity Interests or (ii) Sponsor and Sponsor Affiliates shall fail to collectively have, directly or indirectly, beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act) in the aggregate of at least 35% on a fully diluted basis of voting interests in Holdings’ Equity Interests, (c) on and after an Initial Public Offering, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act), other than one or more Permitted Holders (or any one or more Parent Companies in which the Sponsor and its Sponsor Affiliates, directly or indirectly, owns the largest percentage of such Parent Company’s voting Equity Interests and in which no other such “person” or “group,” directly or indirectly, owns or controls (by ownership, contract or otherwise) more voting Equity Interests of such Parent Company than are owned by Sponsor and its Sponsor Affiliates), shall be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act) of Equity Interests having more, directly or indirectly, than 35% of the total voting power of all outstanding Equity Interests of Holdings in the election of directors, unless at such time the Permitted Holders (or any one or more Parent Companies in which the Sponsor and its Sponsor Affiliates, directly or indirectly, owns the largest percentage of such Parent Company’s voting Equity Interests and in which no other such “person” or “group,” directly or indirectly, owns or controls (by ownership, contract or otherwise) more voting Equity Interests of such Parent Company than owned by Sponsor and its Sponsor Affiliates) are direct or indirect “beneficial owners” (as so defined) of Equity Interests of Holdings having a greater percentage of the total voting power of all outstanding Equity Interests of Holdings in the election of directors than that owned by each other “person” or “group” described above, (d) after an Initial Public Offering has occurred, the Board of Directors of Holdings shall cease to consist of a majority of Continuing Directors or (e) a “change of control” or similar event shall occur as provided in (I) the Revolving Credit Agreement or any refinancing of the Revolving Credit Agreement, or (II) any Permitted Junior Debt or (III) any other debt instrument of a Credit Party, in each case of this clause (II) and (III), with an aggregate principal amount in excess of $30,000,000.

“Chattel Paper” shall have the meaning set forth in Section 1.03.

“Closing Date” shall mean December 9, 2015.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean, any and all assets, whether real or personal, tangible or intangible, on which Liens are purported to be granted pursuant to the Security Documents as security for the Obligations.

“Collateral Agent” shall mean NewStar Financial, Inc., in its capacity as collateral agent for the Secured Creditors hereunder and, with respect to any Security Agreement governed by English law, in its capacity as security trustee for the Secured Creditors and, shall include any successor to the Collateral Agent appointed pursuant to Section 12.09.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a) the Administrative Agent shall have received from (i) Holdings, the Borrower and the other Credit Parties either (x) a counterpart of the applicable Security Document duly executed and delivered on behalf of such Person or (y) in the case of any Person that becomes a Credit Party after the Closing Date (including by ceasing to be an Excluded Subsidiary), a supplement to the applicable Security Agreement (or, in the case of any English Security Agreement or Bahamian Security Agreement, shall enter into a new English Security Agreement or Bahamian Security Agreement, as applicable pursuant to which such Person becomes a party thereto), in each case in substantially the form specified therein, duly executed and delivered on behalf of such Person, in each case under this clause (a) together with, in the case of any such Credit Documents executed and delivered after the Closing Date, to the extent reasonably requested by the Administrative Agent, opinions and documents of the type referred to in Sections 6.03 and 6.04;

(b) all outstanding Equity Interests of the Borrower and the other Restricted Subsidiaries (other than any Equity Interests constituting Excluded Assets) owned by or on behalf of any Credit Party, shall have been pledged pursuant to the applicable Security Document, Pledge Agreement or other collateral document, and the Administrative Agent shall have received certificates, if any, or other instruments, if any, representing all such Equity Interests, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c) if any Indebtedness for borrowed money of Holdings, the Borrower or any other Subsidiary of Holdings in a principal amount of $1,000,000 or more is owing by such obligor to any Credit Party and such Indebtedness shall be evidenced by a promissory note, such promissory note shall be pledged pursuant to the applicable Security Agreement, and the Administrative Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank; provided, however, that the foregoing delivery requirement with respect to any intercompany indebtedness may be satisfied by delivery of an omnibus or global intercompany note executed by all Credit Parties as payees and all such obligors as payors;

(d) all certificates, agreements, documents and instruments, including Uniform Commercial Code financing statements and intellectual property security agreements required by this Agreement, the Security Documents, Requirements of Law and reasonably requested by the Administrative Agent to be filed, delivered, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, this Agreement, the Security Documents and the other provisions of the term “Collateral and Guarantee Requirement,” shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording; provided that any Security Documents required to be registered in England and Wales shall only be required to be registered in accordance with the deadlines prescribed by law and shall not be required to be so registered prior to the Closing Date; and

(e) except in each case as otherwise agreed by the Administrative Agent, the Administrative Agent shall have received (i) counterparts of a Mortgage with respect to each Material Real Property (to the extent such Mortgage is not included within the applicable Security Agreement) duly executed and delivered by the record owner of such Mortgaged Property (if the Mortgaged Property is in a jurisdiction that imposes a mortgage recording or similar tax is imposed on the amount secured by such Mortgage, then the amount secured by such Mortgage shall be limited to the fair market value of such Mortgaged Property, as reasonably determined by Holdings), (ii) to the extent available in the relevant jurisdiction, a policy or policies of title insurance (or marked unconditional commitment to issue such policy or policies) issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a first priority Lien on the Mortgaged Property described therein (except in the case of the real property for the Borrower’s headquarters location in Coral Gables, Florida, in which case such Mortgage shall have a second priority Lien), free of any other Liens except Permitted Encumbrances, together with such endorsements (other than a creditor’s rights endorsement) as the Administrative Agent may reasonably request to the extent available in the applicable jurisdiction at commercially reasonable rates (it being agreed that the Administrative Agent shall accept zoning reports from a nationally recognized zoning company in lieu of zoning endorsements to such title insurance policies, provided that, each such zoning report shall reflect the Mortgaged Property as conforming or legal non-conforming as to all matters which would not constitute Permitted Encumbrances), in an amount equal to the fair market value of such Mortgaged Property or as otherwise reasonably agreed by the parties; provided that in no event will the Borrower be required to obtain independent appraisals of such Mortgaged Properties, unless required by FIRREA, (iii) to the extent applicable in the relevant jurisdiction, a completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination with respect to each Mortgaged Property, and if any Mortgaged Property is located in an area determined by the Federal Emergency Management Agency (or any successor agency) to be located in special flood hazard area, a duly executed notice about special flood hazard area status and flood disaster assistance and evidence of such flood insurance as provided in Section 9.03(b), (iv) opinions, addressed to the Administrative Agent and the Secured Parties, from counsel qualified to opine in each jurisdiction (i) where a Mortgaged Property is located regarding the enforceability of the Mortgage, that either no mortgage taxes are due and payable in connection with such Mortgage, or if due and payable, the amount so due and payable, and such other matters as may be reasonably requested by Administrative Agent, and (ii) where the applicable Credit Party granting the Mortgage on said Mortgaged Property is organized, regarding the due authorization, execution and delivery of such Mortgage, and in each case, such other matters as may be in form and substance reasonably satisfactory to the Administrative Agent, (v) to the extent applicable in the relevant jurisdiction, a survey or existing survey together with a no change affidavit of such Mortgaged Property, in compliance with the 2011 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys certified to the Administrative Agent, and (vi) evidence of payment of title insurance premiums and expenses and all recording, mortgage, transfer and stamp taxes and fees payable in connection with recording the Mortgage, any amendments thereto and any fixture filings in appropriate county land office(s).

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Credit Document to the contrary, (a) the foregoing provisions of this definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, legal opinions or other deliverables with respect to, particular assets of the Credit Parties, or the provision of Guarantees by any Subsidiary, if, and for so long as the Administrative Agent and the Borrower reasonably agree in writing that the cost, burden, difficulty or consequence of creating or perfecting such pledges or security interests in such assets, or obtaining such title insurance, legal opinions or other deliverables in respect of such assets, or providing such Guarantees (taking into account any material adverse tax consequences to Holdings and its Affiliates (including the imposition of withholding or other material taxes)), outweighs the benefits to be obtained by the Lenders therefrom; (b) Liens required to be granted from time to time pursuant to the term “Collateral and Guarantee Requirement” shall be subject to exceptions and limitations set forth in the Security Documents; (c) in no event shall control agreements or other control or similar arrangements be required with respect to cash, Permitted Investments, other deposit accounts, securities and commodities accounts (including securities entitlements and related assets), letter of credit rights or other assets requiring perfection by control (but not, for avoidance of doubt, possession) except to the extent the administrative agent under the Revolving Credit Facility enters into any such control agreements, in which case the Borrower will use its commercially reasonable efforts to cause the Administrative Agent to get the benefit of such control agreements; (d) in no event shall any Credit Party be required to complete any filings or other action with respect to the perfection of security interests in any jurisdiction outside of a Covered Jurisdiction, and no actions in any non-Covered Jurisdiction or required by the laws of any non-Covered Jurisdiction shall be required to be taken to create any security interests in assets located or titled outside of any Covered Jurisdiction (including any Equity Interests of Subsidiaries organized outside of a Covered Jurisdiction and any Intellectual Property governed by or arising or existing under the laws of any jurisdiction other than a Covered Jurisdiction) or to perfect or make enforceable any security interests in any such assets (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-Covered Jurisdiction); (e) in no event shall any Credit Party be required to complete any filings or other action with respect to perfection of security interests in assets subject to certificates of title beyond the filing of UCC financing statements (or analogous filings, actions or procedures or delivery of customary notices and acknowledgments under applicable laws of a Covered Jurisdiction); (f) other than the filing of UCC financing statements (or analogous filings or procedures or delivery of customary notices and acknowledgments under applicable laws of a Covered Jurisdiction), no perfection shall be required with respect to promissory notes evidencing debt for borrowed money in a principal amount of less than $1,000,000; (g) in no event shall any Credit Party be required to complete any filings or other action with respect to security interests in Intellectual Property beyond the filing of “short form” Intellectual Property security agreements with the United States Patent and Trademark Office, the United States Copyright Office or the English Intellectual Property Office (or analogous filings, actions or procedures or delivery of customary notices and acknowledgments under applicable laws of a Covered Jurisdiction); (h) no actions shall be required to perfect a security interest in letter of credit rights (other than the filing of UCC financing statements or analogous actions or procedures or delivery of customary notices and acknowledgments under applicable laws of a Covered Jurisdiction); (i) in no event shall the Collateral include any Excluded Assets (except for any Collateral that is the subject of a floating charge under the English Security Agreements, in which case such Collateral will only exclude any assets that are described in subclauses (f), (g) and (i) in the definition of “Excluded Assets”) (j) all Guarantees by any Subsidiary of Holdings incorporated under English law or any non-Covered Jurisdiction shall be subject to applicable maintenance of capital, corporate benefit, financial assistance and similar laws, rules and regulations, it being understood that Holdings and its Subsidiaries shall pursue any “whitewash” or similar procedures available in connection with such laws, rules and regulations in jurisdictions in a manner to be mutually and reasonably agreed between the Administrative Agent and the Borrower, and (k) the Collateral and Guarantee Requirement shall not apply to, and the Collateral shall exclude, any Equity Interests in excess of 65% of the issued and outstanding Equity Interests of any Foreign Subsidiary that is a CFC and of each FSHCO that are directly held by the Borrower or by any Guarantor. The Administrative Agent in its sole discretion may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any Guarantee by any Subsidiary (including extensions beyond the Closing Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Closing Date) and any other obligations under this definition where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement (including as set forth on Schedule 9.13) or the Security Documents.

“Commercial Tort Claim” shall have the meaning set forth in Section 1.03.

“Commitment” shall mean, with respect to each Lender, its commitment to make a Loan hereunder, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 to the Agreement or in the Assignment and Assumption Agreement pursuant to which such Lender became a Lender under this Agreement.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company Material Adverse Effect” shall have the same meaning assigned to such term in the Acquisition Agreement as in effect on the Closing Date.

“Compliance Certificate” shall mean a certificate of the Responsible Officer of Holdings substantially in the form of Exhibit G hereto, and in any case, in form and substance reasonably satisfactory to the Administrative Agent.

“Consolidated Depreciation and Amortization Expense” shall mean, with respect to any Person, for any period, the total amount of depreciation and amortization expense, including (i) amortization of deferred financing fees, (ii) amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits and (iii) amortization of intangibles (including goodwill and organizational costs) (excluding any such adjustment to the extent that it represents an accrual of or reserve for cash expenditures in any future period except to the extent such adjustment is subsequently reversed), in each case of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with U.S. GAAP.

“Consolidated EBITDA” shall mean, for any period, (w) Consolidated Net Income for Holdings and its Restricted Subsidiaries for such period; plus (x) all of the following with respect to Holdings and its Restricted Subsidiaries, in each case as determined without duplication in accordance with Section 13.07(a) and, except with respect to clause (ix), to the extent deducted in calculating Consolidated Net Income for such period:

(i) Interest Expense;

(ii) provision for taxes based on income or profits or capital (or any alternative tax in lieu thereof), including, without limitation, federal, foreign, state, franchise and similar taxes and foreign withholding taxes of Holdings and its Restricted Subsidiaries paid or accrued during such period, and, without duplication, (A) any payments made pursuant to any tax sharing agreements or arrangements among Holdings, any Restricted Subsidiaries and any Parent Company (so long as such tax sharing payments are attributable to the income of Holdings and any Restricted Subsidiaries) and (B) an amount equal to the Tax distributions actually made to any Parent Company in respect of such period in accordance with Section 10.03 as though such amounts had been paid as taxes based on income or profits or capital directly by Holdings, the Borrower or any Restricted Subsidiaries for such period;

(iii) Consolidated Depreciation and Amortization Expense of such Persons for such period;

(iv) other costs or expenses pursuant to any management equity plan, supplemental executive retirement plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of Holdings, the Borrower or a Restricted Subsidiary or net cash proceeds of an issuance of common Equity Interests of Holdings, the Borrower or a Restricted Subsidiary or Qualified Preferred Stock;

(v) any compensation expense (whether cash or non-cash) resulting from the repurchase of any Equity Interests of Holdings from employees, directors or consultants of Holdings, the Borrower or any Restricted Subsidiaries, in each case pursuant to the provisions of clause (iii) of Section 10.03;

(vi) any up-front fees, transaction costs, commissions, expenses, premiums or charges related to any equity offering, permitted investment, acquisition, disposal or incurrence, repayment, amendment or modification of Indebtedness permitted by this Agreement (whether or not successful) and up-front or financing fees, transaction costs, commissions, expenses, premiums or charges related to the Transaction (including fees paid to the Sponsor and/or its Affiliates in connection with the Acquisition) and any nonrecurring merger, amalgamation, business acquisition or disposition transaction costs incurred during such period (in each case whether or not successful);

(vii) cash restructuring charges or reserves and business optimization expenses, including any restructuring costs and integration costs incurred in connection with the Acquisition or Permitted Acquisitions or other Investments whether before or after the Closing Date, costs related to the opening and closure and/or consolidation of facilities, retention charges, contract termination costs, retention, recruiting, relocation, severance and signing bonuses and expenses, transaction fees and expenses, future lease commitments, systems establishment costs, conversion costs and excess pension charges, consulting fees and any one-time expense relating to enhanced accounting function, or costs associated with becoming a public company or any other costs incurred in connection with any of the foregoing; provided that (a) the aggregate amount of add backs made pursuant to this clause (vii) for any period of four consecutive fiscal quarters, when added to the aggregate amount of add backs made pursuant to clause (ix) below for such period of four consecutive fiscal quarters and aggregated with any Non-Recurring Expenses for such period of four consecutive fiscal quarters, shall not exceed an amount equal to 15% of Consolidated EBITDA for such period of four consecutive fiscal quarters (without giving effect to any adjustments pursuant to this clause (vii) or clause (ix) below or any such Non-Recurring Expenses) and (b) the aggregate amount of addbacks made pursuant to clause (a) of this proviso when aggregated with any Pro Forma Adjustments for such period of four consecutive fiscal quarters shall not exceed 17.5% of Consolidated EBITDA for such period of four consecutive fiscal quarters (without giving effect to any adjustments pursuant to this clause (vii) or clause (ix) below or any such Non-Recurring Expense or Pro Forma Adjustments);

(viii) all payments of fees and expenses pursuant to the Sponsor Agreement (as in effect on the Closing Date);

(ix) the amount of net cost savings, operating expense reductions, other operating improvements and acquisition synergies projected by the Borrower in good faith to be realized during such period (calculated on a pro forma basis as though such items had been realized on the first day of such period) as a result of actions taken or to be taken in connection with the Transaction or any acquisition or disposition or operational change by Holdings, the Borrower or any Restricted Subsidiary, net of the amount of actual benefits realized during such period that are otherwise included in the calculation of Consolidated EBITDA from such actions, provided that (A) a duly completed certificate signed by a Responsible Officer of the Borrower shall be delivered to the Administrative Agent with the Compliance Certificate required to be delivered pursuant to Section 9.01(e), certifying that (x) such cost savings, operating expense reductions, other operating improvements and synergies are reasonably expected and factually supportable in the good faith judgment of the Borrower, and (y) such actions are to be taken within (I) in the case of any such cost savings, operating expense reductions, other operating improvements and synergies in connection with the Transaction, 18 months after the Closing Date and (II) in all other cases, within 18 months after the consummation of the acquisition, disposition, restructuring or the implementation of an initiative, which is expected to result in such cost savings, expense reductions, other operating improvements or synergies and (B) no cost savings, operating expense reductions, other operating improvements and synergies shall be added pursuant to this clause (ix) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period, (C) to the extent that any cost savings, operating expense reductions, other operating improvements and synergies are not associated with the Transaction or any other specified transaction, all steps shall have been taken for realizing such savings, (D) projected amounts (and not yet realized) may no longer be added in calculating Consolidated EBITDA pursuant to this clause (ix) to the extent occurring more than four full fiscal quarters after the specified action taken in order to realize such projected cost savings, operating expense reductions and synergies and (E) (1) the aggregate amount of add-backs made pursuant to this clause (ix) for any period of four consecutive fiscal quarters, when added to the aggregate amount of add backs made pursuant to clause (vii) above for such period of four consecutive fiscal quarters and aggregated with any Non-Recurring Expenses for such period of four consecutive fiscal quarters, shall not exceed an amount equal to 15% of Consolidated EBITDA for such period of four consecutive fiscal quarters (without giving effect to any adjustments pursuant to this clause (ix) or clause (vii) above or any such Non-Recurring Expenses) and (2) the aggregate amount of add-backs made pursuant to clause (E)(1) for any period of four consecutive fiscal quarters when added with any Pro Forma Adjustments shall not exceed an amount equal to 17.5% of Consolidated EBITDA for such period of four consecutive fiscal quarters (without giving effect to any adjustments pursuant to this clause (ix) or clause (vii) above or any such Non-Recurring Expenses and Pro Forma Adjustments);

(x) to the extent covered by insurance and actually reimbursed or otherwise paid, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed or otherwise paid by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed or otherwise paid within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed or otherwise paid within such 365 days), expenses with respect to liability or casualty events and expenses or losses relating to business interruption;

(xi) expenses to the extent covered by contractual indemnification or refunding provisions in favor of the Borrower or a Restricted Subsidiary and actually paid or refunded, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be paid or refunded by the indemnifying party or other obligor and only to the extent that such amount is (A) not denied by the applicable indemnifying party or obligor in writing within 90 days and (B) in fact reimbursed or otherwise paid within 180 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed or otherwise paid within such 180 days);

(xii) the amount of any minority expense;

(xiii) to the extent deducted in calculating Consolidated Net Income for such period, payments in respect of earn-outs and other contingent payments in respect of any acquisition;

(xiv) all non-cash charges and non-cash losses which were included in arriving at Consolidated Net Income for such period (excluding any such non-cash charges or non-cash losses to the extent that they represent an accrual or reserve for potential cash charges or losses in any future period or amortization of a prepaid cash charge or loss that was paid in a prior period); and

(xv) GAAP Revenue to Cash Revenue Adjustment;

minus

(xvi) all non-cash gains to the extent included in Consolidated Net Income for such period (excluding any non-cash gains to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period);

(xvii) any gains realized upon the disposition of property outside of the ordinary course of business to the extent included in calculating Consolidated Net Income for such period;

(xviii) all non-recurring or unusual gains or income in accordance with U.S. GAAP to the extent included in calculating Consolidated Net Income for such period;

(xix) to the extent not already excluded in determining Consolidated Net Income, the amount of income consisting of or associated with losses of any Restricted Subsidiary attributable to non-controlling interests or minority interests of third parties; and

(xx) income tax refunds received, in excess of income tax liabilities for such period;

provided that, notwithstanding the foregoing:

(1) to the extent that any non-cash charge added back to Consolidated Net Income pursuant to any of the foregoing provisions for any period shall become a cash event during any subsequent period, the amount thereof shall be deducted from Consolidated Net Income in determining Consolidated EBITDA for such subsequent period, except, (x) in the case of compensation expense resulting from the repurchase of any Equity Interests of any Parent Company from employees of Holdings, the Borrower or any Restricted Subsidiary, to the extent permitted to be added in determining Consolidated EBITDA pursuant to the foregoing clause (v), and (y) in the case of restructuring charges, to the extent permitted to be added in determining Consolidated EBITDA pursuant to the foregoing clause (vii);

(2) in determining the Total Net Leverage Ratio and Total Secured Net Leverage Ratio, Consolidated EBITDA for any period shall be calculated on a Pro Forma Basis to give effect to any Acquired Entity or Business (other than any Unrestricted Subsidiary redesignated as a Restricted Subsidiary) acquired during such period pursuant to a Permitted Acquisition and not subsequently sold or otherwise disposed of by Holdings, the Borrower or any Restricted Subsidiary during such period;

(3) in determining the Total Net Leverage Ratio and Total Secured Net Leverage Ratio, Consolidated EBITDA for any period shall be calculated on a Pro Forma Basis to give effect to any disposition of assets constituting a business, division, product line, manufacturing facility or distribution facility of any Subsidiary of Holdings, the Borrower or of the Equity Interests of any Subsidiary of Holdings during such period and not subsequently reacquired by the Borrower or any Restricted Subsidiary during such period; and

(4) Consolidated EBITDA shall be deemed to be $27,200,000 for the fiscal quarter ended March 31, 2015, $22,600,000 for the fiscal quarter ended June 30, 2015, $20,800,000 for the fiscal quarter ended September 30, 2015 and $25,500,000 for the first fiscal quarter ended December 31, 2015.

“Consolidated Indebtedness” shall mean, at any time, the sum of (without duplication) all Indebtedness (other than letters of credit or bank guarantees, to the extent undrawn) consisting of capital lease obligations, Indebtedness for borrowed money, unreimbursed drawings under letters of credit, purchase money debt and third party debt obligations evidenced by promissory notes or similar instruments of Holdings and its Restricted Subsidiaries determined on a consolidated basis in accordance with U.S. GAAP on such date, less unrestricted cash and Cash Equivalents of Holdings and its Restricted Subsidiaries on such date.

“Consolidated Net Income” shall mean, for any period, the aggregate of the net income (or loss) of Holdings and its Restricted Subsidiaries for such period, determined on a consolidated basis (after any deduction for minority interests) and otherwise determined in accordance with U.S. GAAP, provided that:

(i) in determining Consolidated Net Income, the net income (or loss) of any other Person which is not a Restricted Subsidiary or is accounted for by Holdings by the equity method of accounting shall be included (x) in the case of net income, only to the extent of the payment of dividends, distributions or other payments that are actually paid in cash (or to the extent converted into cash) by such other Person to Holdings or a Restricted Subsidiary during such period, or (y) in the case of net loss, only to the extent of any losses actually funded (through Investments or otherwise) by Holdings or a Restricted Subsidiary during such period;

(ii) (A) any net after-tax effect (using a reasonable estimate based on applicable tax rates) of extraordinary gains or losses or non-recurring or unusual gains (less all fees and expenses relating thereto) shall be excluded and (B) any net after-tax effect (using a reasonable estimate based on applicable tax rates) of non-recurring or unusual losses (less all fees and expenses related thereto) or expenses (including relating to the Transaction and any reconstruction, recommissioning or reconfiguration of fixed assets for alternate uses) (this clause (B) collectively, the “Non-Recurring Expenses”) shall be excluded, provided that (a) the Non-Recurring Expenses excluded pursuant to this clause (ii)(B), when added to the aggregate amount of add backs made pursuant to clause (vii) in the definition of EBITDA above for such period of four consecutive fiscal quarters and aggregated with the aggregate amount of add backs made pursuant to clause (ix) in the definition of EBITDA above for such period of four consecutive fiscal quarters, shall not exceed an amount equal to 15% of Consolidated EBITDA for such period of four consecutive fiscal quarters (without giving effect to any adjustments pursuant to clause (vii) or clause (ix) in the definition of EBITDA above or any such Non-Recurring Expenses) and (b) the aggregate amount of exclusions and addbacks made pursuant to clause (a) of this proviso when aggregated with any Pro Forma Adjustments for such period of four consecutive fiscal quarters shall not exceed 17.5% of Consolidated EBITDA for such period of four consecutive fiscal quarters (without giving effect to any adjustments pursuant to this clause (ii) or clause (vii) or (ix) above or any such Non-Recurring Expense or Pro Forma Adjustments);

(iii) the net income or loss for such period shall not include the cumulative effect of a change in accounting principles, whether effected through a cumulative effect adjustment or a retroactive application, in each case in accordance with U.S. GAAP and Section 13.07;

(iv) any net after-tax effect (using a reasonable estimate based on applicable tax rates) from disposed, abandoned or discontinued operations and any net after-tax gains or losses (less all fees and expenses relating thereto) on disposal of disposed, abandoned or discontinued operations shall be excluded;

(v) any net after-tax effect (using a reasonable estimate based on applicable tax rates) of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or the sale or other disposition of any Equity Interests of any Person other than in the ordinary course of business, as determined in good faith by the Borrower, shall be excluded;

(vi) any effects of purchase accounting (including the effects of such adjustments pushed down to such Person and its Subsidiaries) in component amounts required or permitted by U.S. GAAP, resulting from the application of purchase accounting in relation to the Transaction or any Permitted Acquisition or Investment that is consummated after the Closing Date, net of taxes, or the amortization or write-up, write-down or write-off of any amounts thereof, net of taxes, shall be excluded;

(vii) any net after-tax effect (using a reasonable estimate based on applicable tax rates) from the early extinguishment of Indebtedness or Bank Products or other derivative obligations shall be excluded;

(viii) any net after-tax gain or loss resulting from Bank Products or other derivative instruments and the application of Accounting Standards Codification No. 815 and their respective related pronouncements and interpretations shall be excluded;

(ix) any net after-tax effect (using a reasonable estimate based on applicable tax rates) of any impairment charge or asset write-off, write-up or write-down pursuant to ASC 350 and Financial Accounting Standards Codification No. 360—Impairment and Disposal of Long-Lived Assets (ASC 360) (formerly Financial Accounting Standard Board Statement Nos. 142 and 144, respectively) and the amortization of intangibles arising pursuant to ASC 805 shall be excluded;

(x) any net after-tax effect (using a reasonable estimate based on applicable tax rates) of noncash compensation expense recorded from grants or periodic remeasurements of stock appreciation or similar rights, stock options, restricted stock or other rights or any other issuance of Equity Interests to employees, directors or consultants of Holdings or any Restricted Subsidiary or any compensation expense arising out of Holdings’ existing supplemental executive retirement plans shall be excluded;

(xi) any adjustments attributable to foreign currency translations, including those relating to mark-to-market of Indebtedness denominated in foreign currencies resulting from the application of U.S. GAAP, including ASC No. 830, shall be excluded;

(xii) accruals and reserves that are established within 12 months after the Closing Date that are required to be established as a result of the Transactions in accordance with U.S. GAAP shall be excluded; and

(xiii) all Dividends paid (or deemed paid pursuant to the last sentence of Section 10.03) during such period pursuant to clauses (iv), (v), (vi), (vii) and (viii) of Section 10.03 shall reduce Consolidated Net Income (except to the extent (x) the amount paid with such Dividends by Holdings would not, if the respective expense or other item had been incurred directly by Holdings, have reduced Consolidated Net Income or (y) such Dividend is paid by Holdings in respect of an expense or other item that has resulted in, or will result in, a reduction of Consolidated Net Income, in each case as calculated pursuant to the provisions of this definition).

“Consolidated Total Assets” shall mean, as of any date of determination, the amount that would, in conformity with U.S. GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of Holdings and the Restricted Subsidiaries at such date.

“Consolidated Working Capital” means, at any date, the excess of (a) the sum of all amounts (other than cash and Permitted Investments) that would, in conformity with U.S. GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of Holdings and its Restricted Subsidiaries at such date, excluding the current portion of current and deferred income taxes over (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of Holdings and its Restricted Subsidiaries on such date, excluding, without duplication, (i) the current portion of any funded Indebtedness for borrowed money then outstanding (ii) all Indebtedness consisting of Loans and obligations under letters of credit to the extent otherwise included therein, (iii) the current portion of interest and (iv) the current portion of current and deferred income taxes; provided that, for purposes of calculating Excess Cash Flow, increases or decreases in working capital (A) arising from acquisitions or dispositions by Holdings and its Restricted Subsidiaries shall be measured from the date on which such acquisition or disposition occurred until the first anniversary of such acquisition or disposition with respect to the Person subject to such acquisition or disposition and (B) shall exclude (I) the impact of non-cash adjustments contemplated in the Excess Cash Flow calculation, (II) the impact of adjusting items in the definition of Consolidated Net Income and (III) any changes in current assets or current liabilities as a result of (x) the effect of fluctuations in the amount of accrued or contingent obligations, assets or liabilities under hedging agreements or other derivative obligations, (y) any reclassification in accordance with U.S. GAAP of assets or liabilities, as applicable, between current and noncurrent or (z) the effects of acquisition method accounting; provided that for the avoidance of doubt, Consolidated Working Capital shall reflect any change in current deferred revenue with respect to the prior period, plus any change in long term deferred revenue with respect to the prior period, less any change in contra deferred revenue with respect to the prior period.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person as a result of such Person being a general partner of any other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing or intended to guarantee any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any such obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Continuing Directors” shall mean the directors of Holdings on the date of consummation of an Initial Public Offering, and each other director if, in each case, such other director’s nomination for election to the board of directors of Holdings or the Relevant Public Company, as the case may be, is recommended by at least a majority of the then Continuing Directors or such other director receives the affirmative vote or consent of, or is appointed or otherwise approved by, the Sponsor or any Sponsor Affiliate, or those Permitted Holders which then hold a majority of the voting Equity Interests in Holdings or the Relevant Public Company, as the case may be, then held by all Permitted Holders, in his or her election by the shareholders of Holdings or the Relevant Public Company, as the case may be.

“Covered Jurisdiction” means each of (a) the United States (or any state, commonwealth or territory thereof or the District of Columbia), (b) England and Wales, (c) the Commonwealth of the Bahamas and (d) any Additional Covered Jurisdiction.

“Credit Documents” shall mean this Agreement and, after the execution and delivery thereof pursuant to the terms of this Agreement, the Agent Fee Letter, each Note, each Security Document, the Intellectual Property Security Agreements, the Intercreditor Agreement, any Additional Intercreditor Agreement, and the Agreement Among Lenders.

“Credit Event” shall mean the making of any Loan.

“Credit Parties” shall mean Holdings, the Borrower, and each Guarantor.

“Credit Party Guaranty” shall mean the guaranty of each Credit Party pursuant to Section 14.

“Debt Issuance” shall mean the issuance by any Credit Party or any Subsidiary of any Indebtedness other than Indebtedness permitted to be issued pursuant to Section 10.04.

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Default Rate” shall have the meaning assigned to such term in Section 2.06(f).

“Designated Jurisdiction” shall mean a country or territory that is the subject of a Sanction.

“Designated Non-Cash Consideration” shall mean the fair market value of non-cash consideration received by the Borrower or one of the Restricted Subsidiaries in connection with a sale of assets that is so designated as Designated Non-Cash Consideration pursuant to an officers’ certificate, setting forth the basis of such valuation, less the amount of cash and Cash Equivalents received in connection with a subsequent sale of such Designated Non-Cash Consideration.

“Disposition” or “Dispose” shall mean the sale, transfer, license, lease or other disposition (including any Sale-Leaseback Transaction) of any property by any Credit Party or Subsidiary thereof (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding any Involuntary Disposition.

“Disqualified Lenders” means (i) such Persons that have been specified in writing to the Administrative Agent by the Borrower prior to the Closing Date, (ii) competitors of the Borrower, Holdings and its Subsidiaries that have been specified in writing to the Administrative Agent from time to time by the Borrower and (iii) any of their Affiliates (other than in the case of clause (ii), Affiliates that are bona fide debt funds) that are (x) identified in writing from time to time to the Administrative Agent by the Borrower or (y) clearly identifiable on the basis of such Affiliates’ name. The schedule of Disqualified Lenders shall be maintained with the Administrative Agent and may be communicated to a Lender upon request to the Administrative Agent (with concurrent notice to the Borrower) but shall not otherwise be posted or made available to Lenders.

“Distribution Conditions” shall mean as to any relevant action contemplated in this Agreement, (i) no Event of Default has then occurred and is continuing or would result from any action, (ii) the Total Net Leverage Ratio of Holdings and its Restricted Subsidiaries determined on a Pro Forma Basis, if applicable, both immediately prior to giving effect to such action and immediately after giving effect to such action shall not exceed 5.00:1.00, and (iii) prior to such action, the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer demonstrating in reasonable detail the satisfaction of the applicable conditions contained in clauses (i) and (ii) or other evidence of the same reasonably satisfactory to the Administrative Agent.

“Dividend” shall mean, with respect to any Person, that such Person has paid a dividend, distribution or returned any equity capital to its stockholders, partners or members or authorized or made any other distribution, payment or delivery of property (other than common equity of such Person) or cash to its stockholders, partners or members as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration any shares of any class of its capital stock or any partnership or membership interests outstanding on or after the Closing Date (or any options or warrants issued by such Person with respect to its Equity Interests), or set aside any funds for any of the foregoing purposes.

“Do Not Have Unreasonably Small Capital” shall mean for the period from the Closing Date through the stated maturity of all New Financing, Holdings and its Subsidiaries taken as a whole after consummation of the Transaction and all Indebtedness (including the Loans) being incurred or assumed and Liens created by Holdings and its Subsidiaries in connection therewith, is a going concern and has sufficient capital to ensure that it will continue to be, and to operate as, a going concern for such period.

“Document” shall have the meaning set forth in Section 1.03.

“Dodd-Frank and Basel III” shall have the meaning assigned to such term in Section 3.01(d).

“Dollar Equivalent” shall mean, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any other currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate for the purchase of Dollars with such alternative currency.

“Domestic Subsidiary” shall mean any Subsidiary organized under the laws of the United States, any state thereof or the District of Columbia.

“ECF Percentage” means, with respect to the prepayment required by Section 2.09(b)(iii) with respect to any fiscal year of the Borrower, if the Total Secured Net Leverage Ratio (prior to giving effect to the applicable prepayment pursuant to Section 2.09(b)(iii), but after giving effect to any voluntary prepayments made pursuant to Section 2.09(a) prior to the date of such prepayment) as of the end of such fiscal year is (a) greater than or equal to 4.25 to 1.00, 50% of Excess Cash Flow for such fiscal year, (b) greater than or equal to 3.50 to 1.00 but less than 4.25 to 1.00, 25% of Excess Cash Flow for such fiscal year and (c) less than 3.50 to 1.00, 0% of Excess Cash Flow for such fiscal year.

“Education Laws” shall have the meaning set forth in the Acquisition Agreement.

“Effective Yield” shall mean, as to any Loans, the effective yield on such Loans as determined by the Administrative Agent, taking into account the applicable interest rate margins, any interest rate floors or similar devices and all fees, including upfront or similar fees or original issue discount (amortized over the shorter of (x) the Weighted Average Life to Maturity of such Loans and (y) the four years following the date of incurrence thereof) payable generally to Lenders making such Loans, but excluding any arrangement, underwriting, structuring or other fees payable in connection therewith that are not generally shared with the relevant Lenders and customary consent fees paid generally to consenting Lenders.

“Eligible Assets” shall mean property that is used or useful in the same or a similar line of business as the Borrower, Holdings and its Subsidiaries were engaged in on the Closing Date (after giving effect to the Transaction) (or any reasonable extension or expansion thereof).

“Eligible Transferee” shall mean and include a commercial bank, an insurance company, a finance company, a financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act) (other than a natural person) but in any event excluding Holdings, the Borrower and their respective Subsidiaries and Affiliates.

“English Collateral” (or equivalent term) as defined in each English Security Agreement and all other assets and property (whether real, personal or otherwise) with respect to which any security interests or Liens have been granted (or purported to be granted) pursuant to any English Security Agreement, and all other property (whether real, personal or otherwise) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Security Document governed by English law (or any political subdivision thereof).

“English Security Agreements” means, collectively, (a) the debenture dated on or about the date of this Agreement, in form and substance satisfactory to the Collateral Agent, executed and delivered by the Credit Parties party thereto and the Collateral Agent, as may be amended, restated, supplemented or otherwise modified from time to time, (b) the English Share Charge and (c) each other debenture, share charge or similar security document executed and delivered pursuant to the Collateral and Guarantee Requirement to secure any of the Obligations.

“English Share Charge” means the share charge dated on or about the date of this Agreement, in form and substance satisfactory to the Collateral Agent, executed and delivered by the Credit Parties party thereto and the Collateral Agent, as may be amended, restated, supplemented or otherwise modified from time to time.

“Environmental Claims” shall mean all investigations, suits, proceedings, written demands, written claims, written notices of violation, or other written orders or directives relating to the Credit Parties and arising under any Environmental Law, (a) in connection with any actual or alleged violation of any applicable Environmental Law, (b) in connection with any contamination by or exposure to any Hazardous Material, or (c) in connection with an alleged injury or threat of injury to human health, safety or the environment from any Hazardous Material.

“Environmental Law” shall mean any legally-binding federal, state, provincial, municipal, local or foreign statute, law (including common law), rule, regulation, ordinance, code, judicial or administrative order, consent decree or judgment, in each case relating to pollution or protection of the environment or, to the extent regarding Hazardous Materials, public health, including, without limitation, all those relating to the generation, handling, transportation, treatment, storage, disposal, distribution, labeling, discharge, release, threatened release, control, or cleanup of any Hazardous Materials, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos or polychlorinated biphenyls.

“Equipment” shall mean all “equipment,” as such term is defined in the UCC, wherever located, in which any Person now or hereafter has rights.

“Equity Financing” shall have the meaning given to that term in Section 6.06(a).

“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, any limited or general partnership interest and any limited liability company or unlimited liability company membership interest.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and, unless the context indicates otherwise, the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA as in effect at the date of this Agreement and any successor Section thereof.

“ERISA Affiliate” shall mean each trade or business which together with a Credit Party is deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Code and, solely with respect to Section 412 of the Code, Sections 414(b), (c), (m) or (o) of the Code.

“ERISA Event” shall mean (a) a Reportable Event with respect to a Plan; (b) withdrawal of a Credit Party or ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) complete or partial withdrawal by a Credit Party or ERISA Affiliate from a Multiemployer Plan; (d) filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 of ERISA, or the institution of proceedings by the PBGC to terminate a Plan; (e) determination that any Plan is considered an at-risk plan or a plan in critical or endangered status under the Code or ERISA; (f) an event or condition that constitutes grounds under Section 4042 of ERISA for termination of, or appointment of a trustee to administer, any Plan; (g) imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Credit Party or ERISA Affiliate; or (h) failure by a Credit Party or ERISA Affiliate to meet all applicable requirements under the Code and ERISA rules regarding minimum required contributions (including installment payments) set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA in respect of a Plan, or to make a required contribution to a Multiemployer Plan.

“Event of Default” shall have the meaning provided in Section 11.

“Excess Cash Flow” means, for any period, an amount equal to the excess of:

(a) the sum, without duplication, of:

(i) Consolidated Net Income for such period,

(ii) an amount equal to the amount of all non-cash charges and non-cash losses to the extent deducted in arriving at such Consolidated Net Income,

(iii) decreases in Consolidated Working Capital and long-term account receivables for such period,

(iv) an amount equal to the aggregate net non-cash loss on dispositions by Holdings and its Restricted Subsidiaries during such period (other than dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income,

(v) the aggregate amount of payments and expenditures that reduced Excess Cash Flow pursuant to clause (b)(ix) below, to the extent deducted in arriving at such Consolidated Net Income,

(vi) and the amount of tax expense deducted in determining Consolidated Net Income for such period to the extent they exceed the amount of taxes paid in cash and/or tax reserves set aside or payable in such period less:

(b) the sum, without duplication, of:

(i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income (including any amounts included in Consolidated Net Income of proceeds received or due from business interruption insurance or reimbursement of expenses and charges that are covered by indemnification and other reimbursement provisions in connection with any acquisition or other Investment or any disposition of any asset permitted under this Agreement to the extent such amounts are due but not received during such period) and cash charges included in the definition of “Consolidated Net Income” (other than cash charges in respect of Transaction Costs paid on or about the Closing Date to the extent financed with the proceeds of Indebtedness incurred on the Closing Date or an equity investment on the Closing Date),

(ii) without duplication of amounts deducted pursuant to clause (xii) below in prior fiscal years, the amount of capital expenditures made in cash or accrued during such period, except to the extent that such capital expenditures were financed with the proceeds of long-term Indebtedness or equity of Holdings or its Restricted Subsidiaries,

(iii) the aggregate amount of all principal payments of Indebtedness but excluding any voluntary prepayments of Indebtedness that reduce Excess Cash Flow in accordance with Section 2.09(b)(iii) (including (1) the principal component of payments in respect of Capitalized Lease Obligations and (2) the amount of any mandatory prepayment of Loans to the extent required due to a Disposition that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase, but excluding all other prepayments of Loans and all prepayments of revolving loans and swingline loans) made during such period, other than (A) in respect of any revolving credit facility except to the extent there is an equivalent permanent reduction in commitments thereunder and (B) to the extent financed with the proceeds of other long-term Indebtedness or equity of Holdings or its Restricted Subsidiaries,

(iv) an amount equal to the aggregate net non-cash gain on dispositions by Holdings and its Restricted Subsidiaries during such period (other than dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income,

(v) increases in Consolidated Working Capital and long-term account receivables for such period,

(vi) to the extent such payments are not reducing Consolidated Net Income, cash payments by Holdings and its Restricted Subsidiaries made during such period in respect of long-term liabilities of Holdings and its Restricted Subsidiaries other than to the extent financed with the proceeds of other long-term Indebtedness or equity of Holdings or its Restricted Subsidiaries,

(vii) without duplication of amounts deducted pursuant to clause (xii) below in prior fiscal years, the amount of Investments (other than Investments in Permitted Investments) and acquisitions not prohibited by this Agreement to the extent that such Investments and acquisitions were not financed with long-term indebtedness or equity of Holdings and its Restricted Subsidiaries,

(viii) to the extent not deducted in arriving at Consolidated Net Income, the amount of dividends and other Restricted Payments permitted under Section 10.03(ii)(solely to the extent out of Holdings and its Restricted Subsidiaries), 10.03(iii), 10.03(vi)(e) and 10.03(x) (including the amount of Tax distributions made by the Borrower during such period) paid in cash during such period, to the extent such dividends and Restricted Payments were not financed with long-term indebtedness or equity of Holdings and its Restricted Subsidiaries,

(ix) to the extent such payments are not reducing Consolidated Net Income, the aggregate amount of payments and expenditures actually made by Holdings and its Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such payments and expenditures are not expensed during such period,

(x) cash payments by Holdings and its Restricted Subsidiaries during such period in respect of non-cash charges and non-cash losses included in the calculation of Consolidated Net Income in any prior period,

(xi) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by Holdings and its Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness,

(xii) [reserved], and

(xiii) the amount of taxes (including penalties and interest) paid in cash and/or tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period.

“Excluded Collateral” shall mean (i) the “Excluded Collateral” (as defined in the U.S. Security Agreement) and (ii) with respect to the jurisdictions applicable to such Security Agreement, all other assets specifically described in any other Security Agreement as being excluded from the grant of security.

“Excluded Subsidiary” shall mean (a) any Subsidiary that is not a Wholly Owned Subsidiary of Holdings (other than the Borrower), (b) [reserved], (c) any Subsidiary that is prohibited by applicable law, rule or regulation or contractual obligation existing on the Closing Date or, if later, the date such Subsidiary first becomes a Restricted Subsidiary, from guaranteeing the Obligations or which would require any governmental or regulatory consent, approval, license or authorization to do so, unless such consent, approval, license or authorization has been obtained, in each case so long as the Administrative Agent shall have received a certification from the Borrower’s counsel or a Responsible Officer of the Borrower as to the existence of such prohibition or consent, approval, license or authorization requirement, (d) any Immaterial Subsidiary, (e) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Borrower (as agreed in writing), the cost or other consequences (including any materially adverse tax consequences) of providing the Guaranty shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (f) any Subsidiary that is (or, if it were a Credit Party, would be) an “investment company” under the Investment Company Act of 1940, as amended, (g) any not-for profit Subsidiaries, captive insurance companies or other special purpose subsidiaries, (h) any Subsidiary that is organized under the laws of a jurisdiction other than any Covered Jurisdiction, (i) any Foreign Subsidiary that is a CFC and any FHSCO, and (j) each Unrestricted Subsidiary and (k) any non-domestic Subsidiary (other than the Subsidiary Credit Parties on the Closing Date) for which the providing of a Guarantee would reasonably be expected to result in materially adverse tax consequences, would expose the officers, directors, or shareholders of such non-domestic subsidiary to individual liability or would result in corporate benefit, financial assistance or similar issues, in each case reasonably determined by the Borrower, in consultation with the Administrative Agent; provided that any Immaterial Subsidiary that is a signatory to any Collateral Agreement or the Guarantee Agreement shall be deemed not to be an Excluded Subsidiary for purposes of this Agreement and the other Credit Documents unless the Borrower has otherwise notified the Administrative Agent; provided further that the Borrower may at any time and in its sole discretion, upon notice to the Administrative Agent, deem that any Restricted Subsidiary shall not be an Excluded Subsidiary for purposes of this Agreement and the other Credit Documents.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of any Credit Party under any Credit Document (each, a “Recipient”), (a) Taxes imposed on (or measured by) its net income (however denominated), franchise Taxes, and any other similar Tax, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) imposed as a result of any other present or former connection between it and the jurisdiction imposing such Tax (other than a connection arising solely from such Administrative Agent, Lender or other Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document), (b) any branch profits Taxes under Section 884(a) of the Code, or any similar Tax, imposed by any jurisdiction described in clause (a) above, (c) in the case of a Lender (other than an assignee pursuant to a request by the Borrower under Section 3.04), any U.S. withholding Tax (including backup withholding tax) that is imposed on amounts payable to such Lender pursuant to a law in effect at the time such Lender becomes a party to this

Agreement (or designates a new Lending Office), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new Lending Office (or assignment), to receive additional amounts from a Credit Party with respect to such Tax pursuant to Section 5.01, (d) any Tax that is attributable to such recipient’s failure to comply with Section 5.01(b) or Section 5.01(c), (e) any U.S. federal withholding Taxes imposed under FATCA and (f) U.S. federal backup withholding Taxes pursuant to Code Section 3406.

“Existing Indebtedness” shall have the meaning provided in Section 10.04(vii).

“Existing Loans” has the meaning assigned to such term in Section 2.12.

“Extended Loans” has the meaning assigned to such term in Section 2.12.

“Extending Lender” has the meaning provided in Section 2.12(c).

“Extension Amendment” has the meaning provided in Section 2.12(d).

“Extension Election” has the meaning provided in Section 2.12(c).

“Extension Request” has the meaning provided in Section 2.12(a).

“Extension Series” has the meaning provided in Section 2.12(a).

“Fair Value” shall mean the amount at which the assets (both tangible and intangible), in their entirety, of Holdings and its Subsidiaries taken as a whole would change hands between an independent willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

“FATCA” shall mean Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations thereunder or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b) of the Code.

“FCPA” shall have the meaning provided in Section 8.15(c).

“Federal Funds Rate” shall mean (a) the weighted average of interest rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on the applicable Business Day (or on the preceding Business Day, if the applicable day is not a Business Day), as published by the Federal Reserve Bank of New York on the next Business Day; or (b) if no such rate is published on the next Business Day, the average rate (rounded up, if necessary, to the nearest 1/8 of 1%) charged to Lender on the applicable day on such transactions, as determined by Lender.

“Fee Letter” shall mean the Fee Letter dated as of August 20, 2015 between Parent and GSO Capital Partners LP, as modified, supplemented, amended, or restated (including any amendment and restatement thereof).

“Fees” shall mean all amounts payable pursuant to or referred to in Section 2.05.

“Flood Insurance Laws” shall mean, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (v) the Biggert-Waters Flood Insurance Reform Act of 2012 or any successor statute thereto.

“Foreign Plan” shall mean any material employee benefit plan or arrangement (a) maintained or contributed to by any Credit Party that is not subject to the laws of the United States; or (b) mandated by a government other than the United States for employees of any Credit Party.

“Foreign Subsidiaries” shall mean each Subsidiary of Holdings that is not a Domestic Subsidiary.

“FSHCO” shall mean any Domestic Subsidiary of Holdings with no material assets other than the capital stock (including, for the avoidance of doubt, any instrument treated as stock for U.S. federal income tax purposes) of one or more Foreign Subsidiaries that are CFCs or that are themselves FSHCOs.

“GAAP Revenue to Cash Revenue Adjustment” means, for any period of determination, any change in current deferred revenue with respect to the prior period, plus any change in long term deferred revenue with respect to the prior period, less any change in contra deferred revenue with respect to the prior period.

“General Intangibles” shall have the meaning set forth in Section 1.03.

“Goods” shall have the meaning set forth in Section 1.03.

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state, provincial, municipal or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“GSO Lender Group” means, at any time, collectively, the Lenders party hereto that are GSO or Affiliates of GSO.

“GSO” means GSO Capital Partners LP, a Delaware limited partnership and/or certain clients, funds or accounts managed, advised or sub-advised by GSO Capital Partners LP or its Affiliates, as the context may require.

“Guaranteed Creditors” shall mean and include each of the Administrative Agent, the Collateral Agent and the Lenders.

“Guaranteed Obligations” shall mean, in the case of each Credit Party (and excluding, in each case, Obligations of such Credit Party), the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of the unpaid principal and interest on each Note issued by, and all Loans made to the Borrower under this Agreement, together with all the other obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due), indebtedness and liabilities (including, without limitation, indemnities, fees and interest (including any interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding, or which would have accrued but for such bankruptcy, insolvency, receivership or similar proceeding, at the rate provided for herein, whether or not such interest is an allowed or allowable claim in any such proceeding) thereon) of the Borrower to the Lenders, the Administrative Agent and the Collateral Agent now existing or hereafter incurred under, arising out of or in connection with this Agreement and each other Credit Document (other than the Intercreditor Agreement) to which the Borrower is a party and the due performance and compliance by the Borrower with all the terms, conditions and agreements contained in this Agreement and in each such other Credit Document (other than the Intercreditor Agreement).

“Guaranteed Party” shall mean, with respect to any Credit Party, any other Credit Party.

“Guarantor” shall mean Holdings, the Borrower, any Subsidiary of Holdings organized under a Covered Jurisdiction or any other Person that becomes a guarantor of the Guaranteed Obligations under Section 14 hereof.

“Guaranty” shall mean and include each of the Credit Party Guaranty and any additional guaranty entered into pursuant to Section 9.12.

“Hazardous Materials” shall mean (a) petroleum, radioactive materials, asbestos, polychlorinated biphenyls, and radon gas; and (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” “pollutants,” “pollutant or contaminant,” or words of similar import, under any applicable Environmental Law due to their hazardous or toxic characteristics.

“Holdings” shall have the meaning provided in the preamble hereto.

“Identified Contingent Liabilities” shall mean the maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of Holdings and its Subsidiaries taken as a whole after giving effect to the Transaction (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities).

“Immaterial Subsidiary” shall mean any Restricted Subsidiary of Holdings that (i) has Consolidated Total Assets together with all other Immaterial Subsidiaries (as determined in accordance with U.S. GAAP) of less than 5.0% of Holdings’ Consolidated Total Assets measured at the end of the most recent fiscal period for which internal financial statements are available and on a pro forma basis giving effect to any acquisitions or depositions of companies, division or lines of business since such balance sheet date and on or prior to the date of acquisition of such Subsidiary and (ii) has revenues together with all other Immaterial Subsidiaries (as determined in accordance with U.S. GAAP) for the period of four consecutive fiscal quarters ending on such date of less than 5.0% of the combined revenues of Holdings and its Restricted Subsidiaries for such period (measured for the four quarters ended most recently for which internal financial statements are available and on a pro forma basis giving effect to any acquisitions or depositions of companies, division or lines of business since the start of such four quarter reference period).

“Incremental Facilities” has the meaning specified in Section 2.11(a).

“Incremental Facility Amendment” has the meaning specified in Section 2.11(c).

“Incremental Facility Closing Date” has the meaning specified in Section 2.11(c).

“Incremental Loans” has the meaning specified in Section 2.11(a).

“Indebtedness” shall mean, as to any Person, without duplication, (i) all indebtedness (including principal, interest, fees and charges) of such Person (A) for borrowed money or (B) for the deferred purchase price of property or services, (ii) the maximum amount available to be drawn under all letters of credit, bankers’ acceptances and similar obligations issued for the account of such Person and all unpaid drawings in respect of such letters of credit, bankers’ acceptances and similar obligations, (iii) all Indebtedness of the types described in clause (i), (ii), (iv), (v), (vi) or (vii) of this definition secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such Indebtedness, such Indebtedness shall be deemed to be in an amount equal to the lesser of (x) the aggregate unpaid amount of Indebtedness secured by such Lien and (y) the fair market value of the property to which such Lien relates as determined in good faith by such Person), (iv) the aggregate amount of all Capitalized Lease Obligations of such Person, (v) all Contingent Obligations of such Person, (vi) all obligations under any Swap Contracts and any Bank Product Debt or under any similar type of agreement and (vii) all Off-Balance Sheet Liabilities of such Person. Notwithstanding the foregoing, Indebtedness shall not include (a) trade payables and accrued expenses incurred by any Person in accordance with customary practices and in the ordinary course of business of such Person or (b) earn-outs and other contingent payments in respect of acquisitions except to the extent that the liability on account of any such earn-outs or contingent payment becomes fixed and is required by U.S. GAAP to be reflected as a liability on the consolidated balance sheet of Holdings, the Borrower and any Restricted Subsidiary.

“Indemnified Liabilities” shall have the meaning provided in Section 13.01(a).

“Indemnified Person” shall have the meaning provided in Section 13.01(a).

“Indemnified Taxes” shall mean all Taxes other than (i) Excluded Taxes and (ii) Other Taxes.

“Initial Public Offering” shall mean the issuance by any Parent Company of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S 8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act, as amended.

“Instrument” shall have the meaning set forth in Section 1.03.

“Intellectual Property” shall have the meaning provided in Section 8.20.

“Intellectual Property Security Agreement” shall mean each security agreement providing for the grant of a security interest in Patents, Trademarks and Copyrights (as each such term is defined in the U.S. Security Agreement), in each case in the form attached to the U.S. Security Agreement.

“Intercreditor Agreement” shall mean that certain Intercreditor Agreement substantially in the form of Exhibit I, dated as of the Closing Date, by and among the Administrative Agent, the Collateral Agent, the Revolving Administrative Agent, the Revolving Collateral Agent, and each additional representatives party thereto from time to time for purposes thereof for holders of one or more classes of Indebtedness (as same may be amended or modified from time to time in accordance with the terms thereof).

“Interest Determination Date” shall mean, with respect to any LIBOR Rate Loan, the second Business Day prior to the commencement of any Interest Period relating to such LIBOR Rate Loan.

“Interest Expense” shall mean, for any Person, the aggregate consolidated interest expense (net of interest income) of such Person and its Restricted Subsidiaries for such period, in respect of Indebtedness determined on a consolidated basis in accordance with U.S. GAAP, including amortization or original issue discount on any Indebtedness and amortization of all fees payable in connection with the incurrence of such Indebtedness, including, without limitation, the interest portion of any deferred payment obligation and the interest component of any Capitalized Lease Obligations, and, to the extent not included in such interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations, and costs of surety bonds in connection with financing activities.

“Interest Period” shall mean (i) as to each Base Rate Loan, the period commencing on the first day of each quarter and ending on the last day of such quarter and (ii) as to each LIBOR Rate Loan, the period commencing date of such borrowing or on the last day of the immediately preceding Interest Period applicable to such borrowing, as applicable, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is one, two, three or six months (or if agreed by each Lender of such LIBOR Rate Loan, twelve months) thereafter, as the Borrower may elect; provided, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Inventory” shall mean all “inventory,” as such term is defined in the UCC, wherever located, in which any Person now or hereafter has rights.

“Investments” shall have the meaning provided in Section 10.05.

“Involuntary Disposition” shall mean any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of any Credit Party or any Subsidiary thereof.

“Joint Venture” shall mean any Person other than an individual or a Subsidiary of Holdings (i) in which Holdings or any Restricted Subsidiary holds or acquires an ownership interest (by way of ownership of Equity Interests or other evidence of ownership) and (ii) which is engaged in a business permitted by Section 10.09.

“Junior Representative” shall mean, with respect to any series of Permitted Junior Debt, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Permitted Junior Debt is issued, incurred or otherwise obtained and each of their successors in such capacities.

“Latest Maturity Date” shall mean, at any date of determination, the latest maturity date applicable to any Loan hereunder as of such date of determination.

“LCA Election” shall have the meaning provided in Section 1.06.

“LCA Test Date” shall have the meaning provided in Section 1.06.

“Lender” shall mean each financial institution listed on Schedule 2.01, as well as any Person that becomes a “Lender” hereunder pursuant to Section 3.04 or 13.04(b), including any Lending Office of the foregoing.

“Lending Office” shall mean the office (including any domestic or foreign Affiliate or branch) designated as such by a Lender by notice to Administrative Agent and the Borrower.

“LIBOR Rate” shall mean, for each Interest Period, the per annum rate of interest (rounded up, if necessary, to the nearest 1/8th of 1%) determined by Agent at approximately 11:00 a.m. (London time) two Business Days prior to commencement of such Interest Period, equal to (a) the London Interbank Offered Rate, or comparable or successor rate approved by the Administrative Agent, as published on the applicable Reuters screen page (or other commercially available source designated by the Administrative Agent from time to time) for a term of 3 months; or (b) if the rate referred to in clause (a) above is not available at any such time for any reason, then the rate referred to in clause (a) shall instead be the interest rate per annum, as determined by the Administrative Agent, to be the arithmetic average of the rates per annum at which deposits in U.S. Dollars in an amount equal to the amount of such LIBOR Rate Loan with a maturity comparable to such Interest Period are offered by major banks in the London interbank market to the Administrative Agent at approximately 11:00 A.M. (London time), two (2) Business Days prior to the first day of such Interest Period). Notwithstanding the foregoing, in no event shall the LIBOR Rate for any Interest Period be less than 1.00% per annum.

“LIBOR Rate Loan” shall mean each Loan which is designated as a LIBOR Rate Loan by the Borrower at the time of the incurrence thereof or conversion thereto.

“Lien” shall mean any mortgage, charge, pledge, security interest, hypothec, collateral assignment, security deposit arrangement, encumbrance, deemed, constructive or statutory trust, security conveyance, lien (statutory or other) or arrangement to provide any preference or priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, and any financing lease having substantially the same effect as any of the foregoing).

“Limited Condition Acquisition” means any acquisition, including by way of merger, by Holdings or one or more of its Restricted Subsidiaries permitted pursuant to this Agreement whose consummation is not conditioned upon the availability of, or on obtaining, any third party financing.

“Loans” shall mean advances made to or at the instructions of the Borrower pursuant to Section 2 hereof.

“Location” of any Person shall mean such Person’s “location” as determined pursuant to Section 9-307 of the UCC.

“Margin Stock” shall have the meaning provided in Regulation U.

“Material Adverse Effect” shall mean (a) on or prior to the Closing Date, a Company Material Adverse Effect and (b) after the Closing Date (i) a material adverse effect on the assets, business, operations, liabilities or financial condition of Holdings and the Restricted Subsidiaries taken as a whole or (ii) a material adverse effect (x) on the material rights or remedies of the Lenders or the Administrative Agent hereunder or under any other Credit Document or (y) on the ability of the Credit Parties, taken as a whole, to perform their payment obligations to the Lenders or the Administrative Agent hereunder or under any other Credit Document.

“Material Real Property” shall mean each parcel of Real Property that is now or hereafter owned in fee by any Credit Party which, together with any other parcels constituting a single site or operating property has a fair market value (as determined by the Borrower in good faith) of at least $3,500,000.

“Maturity Date” shall mean December 9, 2021.

“Moody’s” shall mean Moody’s Investors Service, Inc. and any successor thereof.

“Mortgage” shall mean a mortgage, debenture, deed of trust, deed of hypothec, which includes an immovable hypothec, deed to secure debt or similar security instrument in form and substance reasonably satisfactory to the Administrative Agent, in favor of the Collateral Agent for the benefit of the Secured Creditors, as the same may be amended, modified, restated and/or supplemented from time to time.

“Mortgaged Property” shall mean any Material Real Property of the Borrower or any Restricted Subsidiary which will be encumbered (or required to be encumbered) by a Mortgage pursuant to the Collateral and Guarantee Requirement.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA and subject to Title IV of ERISA under which a Credit Party or an ERISA Affiliate has any obligation or liability.

“Net Proceeds” means proceeds in cash, checks or other cash equivalent financial instruments (including Cash Equivalents) as and when received by the Person making a Disposition, as well as insurance proceeds and condemnation and similar awards received on account of an Involuntary Disposition, net of: (a) in the event of a Disposition (i) the direct costs relating to such Disposition excluding amounts payable to the Borrower or any Affiliate of the Borrower, (ii) transaction Taxes paid or payable as a result thereof, as well as any other Taxes or Tax distributions reasonably estimated to be due and payable as a result thereof and (iii) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on Indebtedness secured by a Lien on the asset which is the subject of such Disposition and (b) in the event of an Involuntary Disposition, (i) all money actually applied to repair or reconstruct the damaged Property or Property affected by the condemnation or taking, (ii) all of the costs and expenses reasonably incurred in connection with the collection of such proceeds, award or other payments, and (iii) any amounts retained by or paid to parties having superior rights to such proceeds, awards or other payments.

“New Financing” shall mean the Indebtedness incurred or to be incurred by Holdings and its Subsidiaries under the Credit Documents (assuming the full utilization of any revolving commitments) and all other financings contemplated by the Credit Documents, in each case after giving effect to the Transaction and the incurrence of all financings in connection therewith.

“Not-For-Profit Subsidiary” shall mean an entity, including entities qualifying under Section 501(c)(3) of the Code, that uses surplus revenues to achieve its goals rather than distributing them as profits or dividends.

“Note” shall mean each promissory note substantially in the form of Exhibit B hereto.

“Notice of Borrowing” shall mean a notice substantially in the form of Exhibit A hereto.

“Notice Office” shall mean the office of the Administrative Agent located at:

NewStar Financial, Inc.

500 Boylston St., Suite 1200

Boston, Massachusetts 02116

Attention: Brian Forde

Telephone No. (617) 848-4373

Facsimile No. (617) 848-4300

; or such other offices or persons as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Notice of Conversion/Continuation” shall mean a notice substantially in the form of Exhibit A-2 hereto.

“Obligations” shall mean all now existing or hereafter arising debts, obligations, covenants, and duties of payment or performance of every kind, matured or unmatured, direct or contingent, owing, arising, due, or payable to any Lender, Agent or Indemnified Person by any Credit Party arising out of this Agreement or any other Credit Document (other than the Intercreditor Agreement), including, without limitation, all obligations to repay principal or interest (including any interest accruing during the pendency of any bankruptcy, insolvency, receivership or similar proceeding, or which would have accrued but for such bankruptcy, insolvency, receivership or similar proceeding, at the rate provided for herein, regardless of whether allowed or allowable in such proceeding) on the Loans, and to pay interest, fees, costs, charges, expenses, professional fees, and all sums chargeable to the Borrower or any other Credit Party or for which the Borrower or any other Credit Party is liable as indemnitor under the Credit Documents, whether or not evidenced by any note or other instrument (including fees accruing during the pendency of any bankruptcy, insolvency, receivership or similar proceeding, regardless of whether allowed or allowable in such proceeding).

“OFAC” shall have the meaning provided in Section 8.15(b).

“Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any Sale-Leaseback Transactions that do not create a liability on the balance sheet of such Person, (iii) any obligation under a Synthetic Lease or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

“Other Taxes” shall mean any and all present or future stamp, court or documentary, intangible, recording, filing or property Taxes or similar Taxes arising from any payment made under, from the execution, delivery, registration, performance or enforcement of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document except any such Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.04) that are imposed as a result of any present or former connection between the relevant Recipient and the jurisdiction imposing such Tax (other than a connection arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan).

“Outstanding Amount” shall mean, with respect to Loans on any date, the amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date.

“Parent” shall have the meaning set forth in the recitals hereto.

“Parent Company” shall mean Parent and any other direct or indirect parent company of Holdings (other than non-corporate investment funds that are Sponsor Affiliates).

“Participant Register” shall have the meaning provided in Section 13.04(a).

“Participating Member State” shall mean the member states of the European Communities that adopt or have adopted the euro as their lawful currency in accordance with the legislation of the European Union relating to European Monetary Union.

“Patriot Act” shall have the meaning provided in Section 13.17.

“Payment Office” shall mean, the office of the Administrative Agent located at 500 Boylston St., Suite 1200, Boston, Massachusetts 02116.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA.

“Permitted Acquisition” shall mean the acquisition by the Borrower or any Restricted Subsidiary of an Acquired Entity or Business; provided that (in each case) (A) the Acquired Entity or Business acquired is in a business permitted by Section 10.09 and (B) all applicable requirements of Section 9.14 are satisfied.

“Permitted Acquisition Conditions” shall mean as to any relevant action contemplated in this Agreement, (i) no Event of Default has occurred and is continuing or would result from any action, (ii) the Total Net Leverage Ratio of Holdings and its Restricted Subsidiaries determined on a Pro Forma Basis, if applicable, both immediately prior to giving effect to such action and immediately after giving effect to such action shall not exceed 6.00:1.00, and (iii) prior to such action, the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer demonstrating in reasonable detail that satisfaction of the applicable conditions contained in clauses (i) and (ii) or other evidence of the same reasonably satisfactory to the Administrative Agent.

“Permitted Encumbrances” shall mean, with respect to any Mortgaged Property, ground leases, easements, rights-of-way, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines, and other similar purposes, or restrictions (including zoning restrictions and building codes), encroachments, protrusions and other similar charges or encumbrances and title deficiencies, which do not materially interfere with the conduct of the business of Holdings or any Restricted Subsidiary and the value, use and occupancy thereof, and such exceptions to title as are set forth in the mortgage title insurance policy delivered with respect thereto, all of which exceptions must be acceptable to the Administrative Agent in its reasonable discretion.

“Permitted Holders” shall mean (i) the Sponsor and Sponsor Affiliates, (ii) any Permitted Transferee of any of the foregoing Persons, (iii) each other Person that is an investor arranged by and/or designated by the Sponsor that has made a cash equity contribution directly or indirectly to Parent on or around the Closing Date and has been disclosed to the

Administrative Agent, or (iv) any “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act or any successor provision) of which any of the foregoing are members; provided that in the case of such “group” and without giving effect to the existence of such “group” or any other “group,” such Persons specified in clauses (i), (ii), (iii) or (iv) above, collectively, have beneficial ownership, directly or indirectly, of more than 50% of the total voting power of the voting Equity Interests of Holdings or any of its direct or indirect parent entities held by such “group,” and provided further that, in no event shall the Sponsor and Sponsor Affiliates own a lesser percentage of voting Equity Interests than any other Person or group referred to in clauses (ii), (iii) or (iv) (other than, with respect to clause (iv), Permitted Transferees of the Sponsor).

“Permitted Junior Debt” shall mean any Indebtedness of the Borrower or any Restricted Subsidiary in the form of secured or unsecured loans or notes; provided that in any event, unless the Required Lenders otherwise expressly consent in writing prior to the issuance thereof, (i) no such Indebtedness, to the extent incurred or guaranteed by any Credit Party, shall be guaranteed by any Person other than Holdings, the Borrower or Guarantors, (ii) no such Indebtedness shall be subject to scheduled amortization or have a final maturity, in either case prior to the date occurring ninety-one (91) days following the then Latest Maturity Date, (iii) any “asset sale” mandatory prepayment provision or offer to prepay covenant or offer to purchase covenant included in the agreement or indenture governing such Indebtedness, to the extent incurred by any Credit Party, shall provide that the Borrower or the respective Subsidiary shall be permitted to repay obligations and terminate commitments under this Agreement before prepaying or offering to prepay or purchase such Indebtedness, (iv) in the case of any such Indebtedness incurred by a Credit Party that is secured (a) such Indebtedness is secured only by some or all of the assets comprising Collateral (as defined in the applicable Security Documents) on a junior-lien basis relative to the Liens on such Collateral securing the Obligations of the Credit Parties, and not secured by any property or assets of the Borrower, Holdings or any Subsidiaries other than the Collateral (as defined in the applicable Security Documents), (b) the security agreements relating to such Indebtedness are substantially the same as the applicable Security Documents (with such differences as are reasonably satisfactory to the Administrative Agent) and (c) if such Indebtedness is the initial incurrence of Permitted Junior Debt by the Borrower that is secured by assets of the Borrower or any of other Credit Party on a basis junior to the Obligations then the Credit Parties, the Administrative Agent, the Collateral Agent, the administrative agent under the Revolving Credit Agreement, and the Junior Representative for such Indebtedness shall have executed and delivered an Additional Intercreditor Agreement, (v) in respect of any such Indebtedness of a Credit Party, the representations and warranties, covenants, and events of default, taken as a whole, shall be no more onerous in any material respect than the related provisions contained in this Agreement, (vi) the agreement governing such Indebtedness shall not include any financial maintenance covenants, (vii) the “default to other indebtedness” event of default contained in the agreement governing such Indebtedness shall provide for a “cross-acceleration” rather than a “cross-default”; provided that any such terms may be more onerous to the extent they take effect after the Latest Maturity Date and to the extent such Loans have been repaid in full (provided that a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent in good faith at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement set out in the foregoing clause (v), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to the Borrower of an objection during such five Business Day period (including a reasonable description of the basis upon which it objects)). The incurrence of Permitted Junior Debt shall be deemed to be a representation and warranty by the Borrower that all conditions thereto have been satisfied in all material respects and that such incurrence is permitted in accordance with the terms of this Agreement, which representation and warranty shall be deemed to be a representation and warranty for all purposes hereunder, including, without limitation, Sections 7 and 11.

“Permitted Junior Debt Documents” shall mean, after the execution and delivery thereof, each agreement, document, indenture or instrument relating to the incurrence of Permitted Junior Debt, in each case as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Permitted Liens” shall have the meaning provided in Section 10.01.

“Permitted Transferees” shall mean (i) any Sponsor Affiliate, (ii) any managing director, general partner, limited partner, director, officer or employee of the Sponsor or any Sponsor Affiliate (collectively, the “Sponsor Associates”), (iii) the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of any Sponsor Associate and (iv) any trust, the beneficiaries of which, or a corporation or partnership, the stockholders or partners of which, include only a Sponsor Associate, his or her spouse, parents, siblings, members of his or her immediate family (including adopted children and stepchildren) and/or direct lineal descendants.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” shall mean any pension plan as defined in Section 3(2) of ERISA, other than a Foreign Plan or a Multiemployer Plan, which is maintained or contributed to (or to which there is an obligation to contribute) by a Credit Party or, solely with respect to a pension plan subject to Title IV of ERISA, an ERISA Affiliate or with respect to which a Credit Party or, solely with respect to a pension plan subject to Title IV of ERISA, an ERISA Affiliate has (or could reasonably be expected to have) any liability.

“Pledge Agreement” shall mean the Pledge Agreement among the Credit Parties party thereto and the Collateral Agent, substantially in the form of Exhibit D hereto.

“Pledge Agreement Collateral” shall mean all of the “Collateral” (or equivalent term) as defined in the Pledge Agreement and all other Equity Interests or other property similar to that pledged (or purported to have been pledged) pursuant to the Pledge Agreement and which is pledged (or purported to be pledged) pursuant to one or more Additional Security Documents.

“Pledgee” shall have the meaning provided in the Pledge Agreement.

“Prepayment Premium” shall mean an amount equal to the applicable percentage of the principal amount of the Loans being prepaid pursuant to Section 2.09(b) as set forth in the table below:

Period	Applicable Mandatory Prepayment Premium
From the first anniversary of the Closing Date but prior to the second anniversary of the Closing Date	3%
From the second anniversary of the Closing Date but prior to the third anniversary of the Closing Date	2%
On or after the third anniversary of the Closing Date	0%

“Present Fair Salable Value” shall mean the amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of Holdings and its Subsidiaries taken as a whole are sold as a going concern with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

“Prime Rate” means the rate of interest quoted in The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s thirty (30) largest banks), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Administrative Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Pro Forma Adjustments” shall have the meaning provided in clause (iv) of the definition of “Pro Forma Basis” or “Pro Forma Compliance”.

“Pro Forma Basis” or “Pro Forma Compliance” shall mean, in connection with any calculation of compliance with any financial term, the calculation thereof after giving effect on a pro forma basis to (w) the incurrence of any Indebtedness (other than revolving Indebtedness, except to the extent the same is incurred to refinance other outstanding

Indebtedness or to finance a Permitted Acquisition) after the first day of the relevant Test Period as if such Indebtedness had been incurred (and the proceeds thereof applied) on the first day of the relevant Test Period, (x) the permanent repayment of any Indebtedness (other than revolving Indebtedness except to the extent accompanied by a corresponding permanent commitment reduction) after the first day of the relevant Test Period as if such Indebtedness had been retired or redeemed on the first day of the relevant Test Period, (y) any disposition of assets constituting a business, division, product line, manufacturing facility or distribution facility of any Subsidiary of Holdings or of the Equity Interests of any Subsidiary of Holdings and/or (z) the Permitted Acquisition, if any, then being consummated as well as any other Permitted Acquisition consummated after the first day of the Test Period most recently ended prior to the date of any such Permitted Acquisition for which Section 9.01 Financials are available and on or prior to the date of the Permitted Acquisition then being effected, as the case may be, with the following rules to apply in connection therewith:

(i) all Indebtedness (x) (other than revolving Indebtedness, except to the extent the same is incurred to refinance other outstanding Indebtedness or to finance a Permitted Acquisition) incurred or issued after the first day of the relevant Test Period (whether incurred to finance a Permitted Acquisition, to refinance Indebtedness or otherwise) shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of the respective Test Period and remain outstanding through the date of determination and (y) (other than revolving Indebtedness except to the extent accompanied by a corresponding permanent commitment reduction) permanently retired or redeemed after the first day of the relevant Test Period shall be deemed to have been retired or redeemed on the first day of the respective Test Period and remain retired through the date of determination;

(ii) all Indebtedness assumed to be outstanding pursuant to the preceding clause (i) shall be deemed to have borne interest at (x) the rate applicable thereto, in the case of fixed rate indebtedness, or (y) at the rate which would have been applicable thereto on the last day of the respective Test Period, in the case of floating rate Indebtedness (although interest expense with respect to any Indebtedness for periods while the same was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while the same was actually outstanding);

(iii) in making any determination of Consolidated EBITDA, pro forma effect shall be given to any disposition of assets constituting a business, division, product line, manufacturing facility or distribution facility of the Borrower or any other Restricted Subsidiary of Holdings or of the Equity Interests of any Subsidiary of Holdings consummated during the periods described above, with such Consolidated EBITDA to be determined as if such disposition (or the relevant portion thereof) was consummated on the first day of the relevant Test Period; and

(iv) in making any determination of Consolidated EBITDA, pro forma effect shall be given to any Permitted Acquisition consummated during the periods described above (excluding that portion of the assets or business acquired pursuant to any Permitted Acquisition which has been sold or disposed of thereafter and prior to the date of the respective determination), with such Consolidated EBITDA to be determined as if such Permitted Acquisition (or the relevant portion thereof) was consummated on the first day of the relevant Test Period. Pro forma calculations for any fiscal period ending on or prior to the first anniversary of a Permitted Acquisition may include adjustments to reflect operating expense reductions or other operating improvements or synergies reasonably expected to result from such Permitted Acquisition, less the amount of costs reasonably expected to be incurred by the Borrower and any Restricted Subsidiaries to achieve such cost savings, to the extent that the Borrower delivers to the Administrative Agent (i) a certificate of the Chief Financial Officer of the Borrower setting forth such operating expense reductions and the costs to achieve such reductions and (ii) information and calculations supporting in reasonable detail such estimated operating expense reductions and the costs to achieve such reductions; provided that any increase in Consolidated EBITDA as a result of cost savings, operating expense reductions, other operating improvements and synergies pursuant to this clause (iv) (collectively, the “Pro Forma Adjustments”) for any period of four consecutive fiscal quarters, when added to the aggregate amount of add-backs made pursuant to clauses (vii) and (ix) in the calculation of Consolidated EBITDA for such period of four consecutive fiscal quarters and aggregated with any Non-Recurring Expenses for such period of four consecutive fiscal quarters, shall not exceed an amount equal to 17.5% of Consolidated EBITDA for such period of four consecutive fiscal quarters (without giving effect to any adjustments pursuant to this clause (iv), clauses (vii) and (ix) in the definition of Consolidated EBITDA or any Non-Recurring Expenses).

For purposes of this definition, if any Indebtedness bears a floating rate of interest and is being calculated on a Pro Forma Basis, the interest on such Indebtedness will be calculated as if the rate in effect on the date on which the event for which the applicable calculation is made (the “Calculation Date”) had been the applicable rate for the entire period (taking into account any hedging obligations applicable to such Indebtedness if such hedging obligations have a remaining term in excess of 12 months as of the Calculation Date). For purposes of this definition, interest on a Capitalized Lease Obligation will be deemed to accrue at an interest rate reasonably determined by a Responsible Officer of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with U.S. GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis will be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, will be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate.

“Projections” shall mean the detailed projected consolidated financial statements of Holdings and its Subsidiaries (after giving effect to the Transaction) delivered to the Administrative Agent on or prior to the Closing Date.

“Pro Rata Share” shall mean, with respect to each Lender at any time (and calculated with respect to any amount, as the context may require), a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of such Lender’s Loans at such time and the denominator of which is the aggregate Outstanding Amount of all Loans at such time. The initial Pro Rata Shares of each Lender are set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption Agreement pursuant to which such Lender becomes a party hereto, as applicable.

“Qualified Preferred Stock” shall mean any preferred capital stock of Holdings so long as the terms of any such preferred capital stock (x) do not contain any mandatory put, redemption, repayment, sinking fund or other similar provision prior to the 91st day after the then Latest Maturity Date in effect at the time of issuance other than (i) provisions requiring payment solely in the form of common Equity Interests of Holdings or any Parent Company or Qualified Preferred Stock, (ii) provisions requiring payment solely as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale are subject to the payment in full of all Obligations in cash (other than unasserted contingent indemnification obligations) or such payment is otherwise permitted by this Agreement (including as a result of a waiver or amendment hereunder) and (iii) with respect to preferred capital stock issued to any plan for the benefit of employees of the Borrower, Holdings or any of their respective Subsidiaries or by any such plan to such employees, provisions requiring the repurchase thereof in order to satisfy applicable statutory or regulatory obligations and (y) do not require the cash payment of dividends or distributions at any time that such cash payment is not permitted under this Agreement or would result in a Default or Event of Default hereunder.

“Real Property” of any Person shall mean, collectively, the right, title and interest of such Person (including any leasehold, mineral or other estate) in and to any and all land, improvements and fixtures owned, leased or operated by such Person, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Recovery Event” shall mean the receipt by the Borrower or any Restricted Subsidiaries of any cash insurance proceeds or condemnation awards payable (i) by reason of theft, loss, physical destruction, damage, taking or any other similar event with respect to any property or assets of the Borrower or any Restricted Subsidiaries (but not by reason of any loss of revenues or interruption of business or operations caused thereby) and (ii) under any policy of insurance required to be maintained under Section 9.03, in each case to the extent such proceeds or awards do not constitute reimbursement or compensation for amounts previously paid by the Borrower or any Restricted Subsidiaries in respect of any such event.

“Refinancing” shall mean the repayment of all the existing third party Indebtedness for borrowed money of the Holdings and its subsidiaries as of the Closing Date (other than Indebtedness incurred hereunder and the Indebtedness listed on Schedule 9.04(vii)) and the discharge (or the making of arrangements for discharge) of all Liens other than Liens permitted pursuant to Section 10.01.

“Register” shall have the meaning provided in Section 13.15.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Release” shall mean disposing, discharging, releasing, injecting, spilling, pumping, leaking, leaching, dumping, emitting, emptying, pouring, or seeping of Hazardous Materials into, through or upon the environment.

“Relevant Public Company” shall mean the Parent Company that is the registrant with respect to an Initial Public Offering.

“Replaced Lender” shall have the meaning provided in Section 3.04.

“Replacement Lender” shall have the meaning provided in Section 3.04.

“Reportable Event” shall mean, with respect to any Plan, any event set forth in Section 4043(c) of ERISA, other than an event for which the 30-day notice period has been waived.

“Required Lenders” shall mean Lenders, the sum of whose outstanding principal of Loans as of any date of determination represents greater than 50% of the sum of all outstanding Loans of all the Lenders at such time; provided, that Affiliated Lenders may not, in the aggregate, account for more than 49.9% of the amount necessary to constitute “Required Lenders.”

“Requirement of Law” shall mean, with respect to any Person, (i) the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person and (ii) any statute, law, treaty, rule, regulation, order, decree, writ, official administrative pronouncement, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall mean, with respect to any Person, its chief executive officer, president, chief financial officer, chief accounting officer or any vice president, managing director, treasurer, controller, secretary, assistant secretary, or other officer of such Person having substantially the same authority and responsibility; provided that, with respect to compliance with financial covenants, “Responsible Officer” shall mean the chief financial officer, chief accounting officer, treasurer or controller of Holdings, or any other officer of Holdings having substantially the same authority and responsibility.

“Restricted Subsidiary” shall mean each Subsidiary of Holdings other than any Unrestricted Subsidiary. The Borrower shall at all times constitute a Restricted Subsidiary.

“Retained Declined Proceeds” shall have the meaning assigned to such term in Section 2.10(a).

“Returns” shall have the meaning provided in Section 8.09.

“Revolving Administrative Agent” shall have the meaning assigned to the term “Administrative Agent” in the Revolving Credit Agreement.

“Revolving Collateral Agent” shall have the meaning assigned to the term “Collateral Agent” in the Revolving Credit Agreement.

“Revolving Credit Agreement” shall mean the Credit Agreement, dated as of the Closing Date, among Holdings, the Borrower, the lenders party thereto, the Revolving Administrative Agent and the Revolving Collateral Agent, as amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced (whether in one or more agreements) , renewed, repaid, increased or extended from time to time, in each case, in accordance with the terms and limitations of the Intercreditor Agreement. Any reference to the Revolving Credit Agreement hereunder shall be deemed a reference to the Revolving Credit Agreement then in existence.

“Revolving Credit Documents” shall mean the Credit Documents (or any corresponding term) as defined in the Revolving Credit Agreement, as the same may be amended, supplemented, waived, otherwise modified, extended, renewed, refinanced or replaced from time to time, in each case, in accordance with the terms and limitations of the Intercreditor Agreement.

“Revolving Credit Facility” shall have the meaning set forth in the recitals hereto.

“Revolving Loans” shall have the meaning assigned to the term “Loans” in the Revolving Credit Agreement.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of the McGraw Hill Company, Inc., and any successor owner of such division.

“Sale-Leaseback Transaction” shall mean any arrangements with any Person providing for the leasing by the Borrower or any Restricted Subsidiaries of real or personal property which has been or is to be sold or transferred by the Borrower or such Restricted Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person in connection therewith.

“Sanction” shall mean any sanction administered or enforced by the U.S. Government (including OFAC), the Commonwealth of the Bahamas, the United Nations Security Council, the European Union or Her Majesty’s Treasury or any other applicable sanctions authority.

“SEC” shall have the meaning provided in Section 9.01(g).

“Section 9.01 Financials” shall mean any financial statements delivered pursuant to Section 9.01(a) and (b) hereto.

“Secured Creditors” shall mean each of the Lenders, the Administrative Agent, the Collateral Agent, each other Agent, and their respective successors and assigns.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” shall mean each Bahamian Security Agreement, each English Security Agreement, each U.S. Security Agreement and/or each security agreement for any Additional Covered Jurisdiction, as the context may require and each other security agreement executed and delivered pursuant to the Collateral and Guarantee Requirement to secure any of the Obligations.

“Security Document” shall mean and include each Security Agreement, the Pledge Agreement, each Mortgage, each Additional Security Document and each other security, pledge or collateral agreement executed and delivered pursuant to the Collateral and Guarantee Requirement to secure any of the Obligations.

“Similar Business” shall mean any business and any services, activities or businesses incidental, or reasonably related or similar to, or complementary to any line of business engaged in by Holdings and any Restricted Subsidiary on the Closing Date (after giving effect to the Transaction) or any business activity that is a reasonable extension, development or expansion thereof or ancillary thereto.

“Specified Credit Party” shall mean any Credit Party that is not an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 14.10 hereof).

“Specified Representations” shall mean each representation and warranty, with respect to Holdings and the Borrower, contained in any of Sections 8.01(i), 8.02, 8.03(iii), 8.05(b), 8.08(c), 8.08(d), 8.11 (other than, to the extent such representation and warranty relates to perfection of a security interest in any Collateral referred to therein, if the security interest in such Collateral may not be perfected by the filing of a financing statement under the UCC or by the taking of possession or control of the certificated Equity Interests of the Borrower and each of the Borrower’s and each other Credit Party’s material, direct Wholly-Owned Restricted Subsidiaries), Sections 8.15 and 8.16.

“Specified Transaction” means, with respect to any period, any Investment, sale, transfer or other disposition of assets, incurrence or repayment of Indebtedness, Dividend, subsidiary designation or other event that by the terms of the Credit Documents requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a Pro Forma Basis.

“Sponsor” shall mean Catterton Management Company, L.L.C.

“Sponsor Affiliate” shall mean the collective reference to any entities (other than a portfolio company) controlled directly or indirectly by the Sponsor.

“Sponsor Agreement” shall mean (i) that certain Management Services Agreement dated as of December 9, 2015 between Parent and the Sponsor, (ii) that certain Services Agreement dated as of December 9, 2015 between Parent and the Borrower and (iii) that certain Services Agreement dated as of December 9, 2015 between Parent and Nemo (UK) HoldoCo, Ltd, in each case, as in effect on the date hereof.

“Sponsor Associates” shall have the meaning set forth in the definition of “Permitted Transferees”.

“Spot Rate” means the exchange rate, as determined by the Administrative Agent, that is applicable to conversion of one currency into another currency, which is (a) the exchange rate reported by Bloomberg (or other commercially available source designated by the Administrative Agent) as of the end of the preceding business day in the financial market for the first currency; or (b) if such report is unavailable for any reason, the spot rate as determined by the Administrative Agent, calculated by averaging spot rates offered by major U.S. banks for the purchase of the first currency with the second currency as in effect during the preceding business day in such major U.S. bank’s principal foreign exchange trading office for the first currency.

“Stated Liabilities” shall mean the recorded liabilities (including contingent liabilities that would be recorded in accordance with U.S. GAAP) of Holdings and its Subsidiaries taken as a whole, as of the Closing Date after giving effect to the consummation of the Transaction, determined in accordance with U.S. GAAP consistently applied, together with the principal amount of all New Financing.

“Subsidiary” shall mean, as to any Person, (i) any corporation, more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), which is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, unlimited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% Equity Interest at the time.

“Swap Contract” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” shall mean any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Synthetic Lease” shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges, fees, assessments, liabilities or withholdings imposed by any Governmental Authority, including any interest, penalties and additions to tax with respect thereto.

“Term Loan Facility” shall have the meaning set forth in the recitals hereto.

“Test Period” means, at any date of determination, the period of four consecutive fiscal quarters of Holdings then last ended as of such time for which financial statements have been delivered pursuant to Section 9.01(a) or (b); provided that for any date of determination before the delivery of the first financial statements pursuant to Section 9.01(a) or (b), the Test Period shall be the period of four consecutive fiscal quarters of Holdings then last ended as of such time.

“Total Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Indebtedness as of the last day of such Test Period to (b) Consolidated EBITDA of Holdings and its Restricted Subsidiaries for such Test Period.

“Total Secured Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Indebtedness (other than any portion of Consolidated Indebtedness that is unsecured) as of the last day of such Test Period to (b) Consolidated EBITDA of Holdings and its Restricted Subsidiaries for such Test Period.

“Transaction” shall mean, collectively, (i) the consummation of the Acquisition and any repayment, repurchase, prepayment or defeasance of Indebtedness of Holdings or any of its Subsidiaries in connection therewith, (ii) the entering into of the Revolving Credit Facility and the Revolving Credit Agreement and the incurrence of the Revolving Loans thereunder on the Closing Date, if any, (iii) the consummation of the Equity Financing, (iv) the entering into of the other Credit Documents and the incurrence of Loans on the Closing Date, and (v) the payment of all Transaction Costs.

“Transaction Costs” shall mean the fees, premiums and expenses payable by Holdings and its Subsidiaries in connection with the transactions described in clauses (i) through (v) of the definition of “Transaction.”

“Type” shall mean the type of Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Loan or LIBOR Rate Loan.

“UCC” shall mean the Uniform Commercial Code in effect in the State of New York from time to time; provided, however, that, at any time, if by reason of mandatory provisions of law, the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York governs, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions relating to such perfection or priority and for purposes of definitions relating to such provisions.

“United States” and “U.S.” shall each mean the United States of America.

“Unrestricted Subsidiary” shall mean (i) each Subsidiary of Holdings listed on Schedule 1.01 and (ii) any Subsidiary of Holdings designated by the board of directors of the Borrower as an Unrestricted Subsidiary pursuant to Section 9.15 subsequent to the Closing Date; provided, however, that the Borrower shall not be designated as an Unrestricted Subsidiary.

“U.S. Collateral” (or equivalent term) as defined in each U.S. Security Agreement and all other property (whether real, personal or otherwise) with respect to which any security interests have been granted (or purported to be granted) pursuant to any U.S. Security Agreement, and all other property (whether real, personal or otherwise) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Security Document governed by the laws of the United States (or any state thereof), including, without limitation, all Pledge Agreement Collateral and all Mortgaged Properties.

“U.S. Dollars” or “Dollars” and the sign “$” shall each mean freely transferable lawful money (expressed in dollars) of the United States.

“U.S. GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time; provided that determinations made pursuant to this Agreement in accordance with U.S. GAAP are subject (to the extent provided therein) to Section 13.07(a).

“U.S. Security Agreement” means the U.S. Security Agreement among the Credit Parties party thereto and the Collateral Agent, substantially in the form of Exhibit E-1.

“U.S. Tax Compliance Certificate” shall have the meaning provided in Section 5.01(c).

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the then outstanding principal amount of such Indebtedness into (ii) the product obtained by multiplying (x) the amount of each then remaining installment or other required scheduled payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

“Wholly-Owned Domestic Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is a Domestic Subsidiary of such person.

“Wholly-Owned Foreign Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is a Foreign Subsidiary of such Person.

“Wholly-Owned Restricted Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is a Restricted Subsidiary of such Person.

“Wholly-Owned Subsidiary” shall mean, as to any Person, (i) any corporation 100% of whose capital stock is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person owns 100% of the Equity Interests at such time (other than, in the case of a Foreign Subsidiary with respect to preceding clauses (i) or (ii), director’s qualifying shares and/or other nominal amounts of shares required to be held by Persons other than the Borrower and any Restricted Subsidiary under applicable law).

“Will Be Able to Pay Their Stated Liabilities and Identified Contingent Liabilities as They Mature” shall mean for the period from the Closing Date through the stated maturity of all New Financing, Holdings and its Subsidiaries taken as a whole will have sufficient assets and cash flow to pay their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of contingent liabilities) otherwise become payable.

1.02. Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement unless the context shall otherwise require. All references herein to Articles, Sections, paragraphs, clauses, subclauses, Exhibits and Schedules shall be deemed references to Articles, Sections, paragraphs, clauses and subclauses of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Unless otherwise expressly provided herein, (a) all references to documents, instruments and other agreements (including the Credit Documents and organizational documents) shall be deemed to include all subsequent amendments, restatements, amendments and restatements, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendments and restatements, supplements and other modifications are not prohibited by any

Credit Document and (b) references to any law, statute, rule or regulation shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.03. Uniform Commercial Code. As used herein, the following terms are defined in accordance with the UCC in effect in the State of New York from time to time: “Chattel Paper”, “Commercial Tort Claim”, “Document”, “General Intangibles”, “Goods” and “Instrument.”

1.04. Exchange Rates; Currency Equivalent. All references in the Credit Documents to Loans and Obligations and other amounts shall be denominated in Dollars, unless expressly provided otherwise. The Dollar Equivalent of any amounts outstanding under a Credit Document in a currency other than Dollars shall be determined by the Administrative Agent on a daily basis, based on the current Spot Rate. The Borrower shall report value to the Administrative Agent in the currency invoiced by the Borrower or shown in the Borrower’s financial records, and unless expressly provided otherwise, shall deliver financial statements and calculate financial covenants in Dollars.

1.05. Reserved.

1.06. Limited Condition Acquisitions. Notwithstanding anything in this Agreement or any Credit Document to the contrary, when calculating any applicable ratio, the amount or availability of the Available Amount or any other basket based on Consolidated EBITDA or total assets, or determining other compliance with this Agreement (including the determination of compliance with any provision of this Agreement which requires that no Default or Event of Default has occurred, is continuing or would result therefrom) in connection with a Specified Transaction undertaken in connection with the consummation of a Limited Condition Acquisition, the date of determination of such ratio, the amount or availability of the Available Amount or any other basket based on Consolidated EBITDA or total assets, and determination of whether any default or event of default has occurred, is continuing, or would result therefrom or other applicable covenant shall, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into and become effective and calculated as if such acquisition and other pro forma events in connection therewith were consummated on such date (the “LCA Test Date”) and if, after such ratios and other provisions are measured on a Pro Forma Basis after giving effect to such Limited Condition Acquisition and the other Specified Transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they occurred at the beginning of the applicable Reference Period ending prior to the LCA Test Date, the Borrower could have taken such action on the relevant LCA Test Date in compliance with such ratios and provisions, such provisions shall be deemed to have been complied with. For the avoidance of doubt, (x) if any of such ratios are exceeded as a result of fluctuations in such ratio (including due to fluctuations in Consolidated EBITDA of Holdings and its Restricted Subsidiaries) at or prior to the consummation of the relevant Limited Condition Acquisition, such ratios and other provisions will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition

Acquisition is permitted hereunder and (y) such ratios and other provisions shall not be tested at the time of consummation of such Limited Condition Acquisition or related Specified Transactions. If the Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any ratio or basket availability with respect to any other Specified Transaction on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the date that the definitive agreement for such transaction is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or basket shall be calculated on a Pro Forma Basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated.

1.07. Permitted Liens. Any reference in any of the Credit Documents to a Permitted Lien is not intended to subordinate or postpone, and shall not be interpreted as subordinating or postponing, or as any agreement to subordinate or postpone, any Lien created by any of the Credit Documents to any Permitted Lien except to the extent otherwise expressly permitted or contemplated hereby or by another Credit Document.

Section 2. Amount and Terms of Credit.

2.01. [Reserved].

2.02. Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make its portion of the Loan to the Borrower in Dollars in an amount not to exceed such Lender’s Commitment. The Commitment of each Lender to fund such Loan shall terminate upon the funding by such Lender of its Loan. Once repaid, whether such repayment is voluntary or required, the Loans may not be reborrowed. Subject to and upon the terms and conditions herein set forth, each Lender shall, on the Closing Date, make its portion of the Loans to the Borrower in a principal amount equal to such Lender’s Commitment; provided, that, notwithstanding anything to the contrary contained herein (and without affecting any other provisions hereof), the Borrower and the Lenders hereby agree that original issue discount shall apply to the Loans such that the Lenders shall fund the Loans to Borrower in an amount equal to 98% of the principal amount of such Loans (it being agreed that the full principal amount of the Loans shall be deemed outstanding on the Closing Date, the Borrower shall be obligated to repay 100% of the principal amount of the Loans as provided hereunder and all calculations of interest and any fees calculated by reference to the principal amount thereof will be made on the basis of the full stated amount thereof). The Commitment of each Lender to fund such Loans shall terminate upon the funding by such Lender of its Loans (after giving effect to such original issue discount). Once repaid, whether such repayment is voluntary or required, the Loans may not be reborrowed.

2.03. Borrowing Procedure. The Borrower shall give the Administrative Agent written notice three Business Days prior to the Closing Date in the form of a Notice of Borrowing, which shall be irrevocable and shall specify (i) the aggregate principal amount of the Loan to be borrowed on such date, (ii) whether such borrowing is to be a borrowing of Base Rate Loans or a borrowing of LIBOR Rate Loans and (iii) in the case of a borrowing of LIBOR Rate Loans, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”. If no election as to the Type of borrowing is specified, then the requested borrowing shall be a borrowing of Base Rate Loans. If no Interest Period is specified with respect to any requested borrowing of LIBOR Rate Loans, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

2.04. Evidence of Debt; Repayment of Loans.

(a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of the Loan of such Lender on the Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement. The Borrower shall be entitled to review records of such accounts with prior reasonable notice during normal business hours.

(c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the currency thereof and the Interest Period applicable thereto; (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder; and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender. The Borrower shall be entitled to review records of such accounts with prior reasonable notice during normal business hours.

(d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded absent manifest error; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower, shall promptly prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) substantially in the form of Exhibit B.

2.05. Fees.

(a) Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, the fees set forth in the Agent Fee Letter or such other fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent (the “Administrative Agent Fees”). The Borrower agrees to pay the fees set forth in the Fee Letter to the parties entitled to the fees thereunder.

(b) All fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent and, except in the case of Administrative Agent Fees will be distributed, if and as appropriate, among the applicable Lenders. Once paid, none of the fees shall be refundable under any circumstances.

2.06. Interest on Loans.

(a) Subject to the provisions of Section 2.06(f), the Loans comprising each borrowing of Base Rate Loans shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin in effect from time to time.

(b) Subject to the provisions of Section 2.06(f), the Loans comprising each borrowing of LIBOR Rate Loans shall bear interest at a rate per annum equal to the LIBOR Rate for the Interest Period in effect for such Loans plus the Applicable Margin in effect from time to time.

(c) [reserved].

(d) [reserved].

(e) [reserved].

(f) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fees or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to, (i) in the case of overdue principal of, or interest on, any Loan, 2.00% plus the rate otherwise applicable to such Loan and (ii) in the case of any other amount, 2.00% plus the rate applicable to Base Rate Loans (the “Default Rate”) .

(g) Accrued interest on each Loan shall be payable in arrears on each Adjustment Date (and on the last day of each Interest Period for any LIBOR Rate Loan, and for Interest Periods of greater than three months, every three months), commencing with the first Adjustment Date after the Closing Date, for such Loan; provided that (i) interest accrued pursuant to paragraph (f) of this Section 2.06 shall be payable on demand and, absent demand, on each Adjustment Date, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any LIBOR Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(h) All interest hereunder shall be computed on the basis of a year of 360 days (or 365 days or 366 days, as the case may be, except that interest computed by reference to the LIBOR Rate (other than Base Rate Loans determined by reference to the LIBOR Rate) and all fees shall be computed on the basis of a year of 360 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

2.07. [Reserved.]

2.08. Interest Elections

(a) Each Loan initially shall be of the Type specified in the applicable Notice of Borrowing and, in the case of LIBOR Rate Loans, shall have an initial Interest Period as specified in such Notice of Borrowing. Thereafter, the Borrower may elect to convert such borrowing to a different Type or to continue such borrowing and, in the case of LIBOR Rate Loans, may elect Interest Periods therefor, all as provided in this Section 2.08.

(b) To make an election pursuant to this Section 2.08, the Borrower shall notify the Administrative Agent of such election by electronic transmission by the time that a Notice of Borrowing would be required under Section 2.02 if such Borrower was requesting a borrowing of the Type resulting from such election to be made on the effective date of such election, subject to Section 3.05. Each such Notice of Conversion/Continuation shall be substantially in the form of Exhibit A-2, unless otherwise agreed to by the Administrative Agent and the Borrower. Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be one month if not specified).

(c) Provided that no Default or Event of Default shall have occurred and be continuing, the Borrower may, on the last Business Day of the then current Interest Period applicable to any outstanding LIBOR Rate Loan, or on any Business Day with respect to Base Rate Loans, convert any such loan into a loan of another Type in the same aggregate principal amount provided that any conversion of a LIBOR Rate Loan shall be made only on the last Business Day of the then current Interest Period applicable to such LIBOR Rate Loan; provided that the Borrower shall not be entitled to request continuation or conversion that, if made, would result in more than ten borrowings of LIBOR Rate Loans outstanding hereunder at any one time. If the Borrower desires to convert a loan, the Borrower shall give the Administrative Agent a Notice of Conversion by no later than 1:00 p.m. (i) on the day which is three (3) Business Days prior to the date on which such conversion is to occur with respect to a conversion from a Base Rate Loan to a LIBOR Rate Loan, or (ii) on the day which is one (1) Business Day prior to the date on which such conversion is to occur (which date shall be the last Business Day of the Interest Period for the applicable LIBOR Rate Loan) with respect to a conversion from a LIBOR Rate Loan to a Base Rate Loan, specifying, in each case, the date of such conversion, the loans to be converted and if the conversion is to a LIBOR Rate Loan, the duration of the first Interest Period therefor.

2.09. Optional and Mandatory Prepayments of Loans.

(a) Optional Prepayments. The Borrower shall have the right, commencing on the day that is one year after the Closing Date to prepay the Loans in whole or in part, subject to the requirements of this Section 2.09; provided that each partial prepayment shall be in an amount that is an integral multiple of $1,000,000. Any prepayment pursuant to this Section 2.09 shall be accompanied by all accrued interest on the amount prepaid, together with the applicable Prepayment Premium, if any.

(b) Mandatory Prepayments. All prepayments under this Section 2.09(b) shall be accompanied by all accrued interest on the amount prepaid, together with in the case of clause (ii) below only, the applicable Prepayment Premium, if any.

(i) Dispositions and Involuntary Dispositions. The Borrower shall prepay the Loans as hereinafter provided in an aggregate amount equal to 100% of the Net Proceeds in excess of $2,500,000 of all Dispositions made pursuant to Sections 10.02(iii), 10.02(ix)(D), 10.02(xi), and 10.02(xiii) and Involuntary Dispositions to the extent such Net Proceeds are not reinvested or committed to be reinvested in Eligible Assets within 12 months of the date of such Disposition or Involuntary Disposition and if so committed to be reinvested, so long as such reinvestment is actually invested within 180 days thereafter; provided that all Net Proceeds in excess of $15,000,000 received in connection with Dispositions of a division or line of business will not be subject to such reinvestment right (or committed to be reinvested); provided further that no prepayment of the Loans shall be required pursuant to this clause (i) in connection with any Sale-Leaseback Transaction involving the real property for the Borrower’s headquarters location in Coral Gables, Florida up to the amount of Net Proceeds required to be paid on the Revolving Loans under the Revolving Credit Facility so as to remain in compliance with the Borrowing Base (as defined in the Revolving Credit Agreement as in effect on the date hereof) after giving effect to such Sale-Leaseback Transaction involving the real property for the Borrower’s headquarters location in Coral Gables, Florida.

(ii) Debt Issuances. Immediately upon receipt by any Credit Party or any Subsidiary thereof of the Net Proceeds of any Debt Issuance, the Borrower shall prepay the Loans in an aggregate principal amount equal to 100% of such Net Proceeds, together with the applicable Prepayment Premium, if any.

(iii) Excess Cash Flow. Following the end of each fiscal year of Holdings, commencing with the fiscal year ending December 31, 2016, the Borrower shall prepay the Loans in an aggregate amount equal to the ECF Percentage of Excess Cash Flow for such fiscal year; provided that such amount shall be reduced by the aggregate amount of prepayments and repurchases of (i) Loans made pursuant to Section 2.09(a) or (c) during such fiscal year or after such fiscal year and prior to the time such prepayment is due (without duplication to subsequent years) as provided below (provided that such reduction as a result of prepayments pursuant to clause (c) thereof shall be limited to the actual amount of such cash prepayment) and (ii) other Indebtedness that is secured on a pari passu basis or a senior basis with the Loans (provided that in the case of the prepayment of any revolving commitments, there is a corresponding reduction in commitments) (excluding all such prepayments funded with the proceeds of other long term Indebtedness). Each prepayment pursuant to this paragraph shall be made on or before the date that is ten (10) days after the date on which financial statements are required to be delivered pursuant to Section 5.01 with respect to the fiscal year for which Excess Cash Flow is being calculated.

(iv) Maturity Date. The Borrower shall repay the Loans on the Maturity Date.

(c) Auction Prepayment. Notwithstanding anything to the contrary contained in this Section 2.09 or any other provision of this Agreement, the Borrower may prepay any outstanding Loans (each, an “Auction Prepayment Offer”) at a discount to par pursuant to one or more auctions (each, an “Auction”) on the following basis (any such prepayment, an “Auction Prepayment”):

(i) All Lenders shall be permitted (but not required) to participate in each Auction. Any such Lender who elects to participate in an Auction may choose to offer all or part of such Lender’s Loans for prepayment. Each Lender shall notify the Administrative Agent at least five days prior to each Auction of its decision whether or not to participate in such Auction.

(ii) Each Auction Prepayment shall be subject to the conditions that (A) the Administrative Agent shall have received a certificate to the effect that immediately prior to and after giving effect to the Auction Prepayment, no Event of Default shall have occurred and be continuing, (B) each offer of prepayment made pursuant to this Section 2.09(c) must be in an amount not less than $1,000,000 in principal amount of Loans, calculated on the face amount thereof unless another amount is agreed to by the Administrative Agent, (C) any Auction Prepayment shall be offered to all Lenders with Loans on a pro rata basis and (D) all Loans so prepaid by the Borrower shall automatically be canceled and retired by the Borrower on the applicable settlement date (and for the avoidance of doubt, may not be reborrowed). Notwithstanding anything to the contrary contained herein, neither Holdings nor any of its Affiliates shall be required to make any representation that it is not in possession of material non-public information with respect to Holdings, its Subsidiaries or any of their respective security and all parties to the transaction shall render customary “big boy” disclaimer letters.

(iii) The Borrower must terminate any Auction Prepayment Offer if it fails to satisfy one or more of the conditions set forth above in Section 2.09(c)(ii) that are required to be met at the time at which the Loans would have been prepaid pursuant to such Auction Prepayment Offer. All Loans prepaid by the Borrower pursuant to this Section 2.09(c) shall be accompanied by all accrued interest on the par principal amount so prepaid to, but not including, the date of the Auction Prepayment. All Loan prepayments conducted pursuant to Auction Prepayment Offers shall not constitute voluntary or mandatory prepayments for purposes of Section 2.09 hereof. The par principal amount of Loans prepaid pursuant to this Section 2.09(c) shall be applied to reduce the remaining Loans on a pro rata basis.

(iv) Each Auction shall comply with the Auction Procedures and any such other procedures established by the Administrative Agent in its reasonable discretion and agreed to by the Borrower.

(v) This Section 2.09(c) shall neither (A) require the Borrower to undertake any Auction nor (B) require any Lender to participate in any Auction nor (C) limit or restrict the Borrower from making voluntary prepayments of Loans in accordance with Section 2.09(a).

(d) Notice of Prepayment. The Borrower shall notify the Administrative Agent by telecopy of any prepayment hereunder, not later than 1:00 p.m., New York City time, three Business Days before the date of prepayment in the case of LIBOR and one Business Day for Base Rate. Each such notice shall specify the prepayment date, the principal amount of the Loans or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Each notice of prepayment pursuant to this Section shall be irrevocable, except that the Borrower may, by subsequent notice to the Administrative Agent, revoke any such notice of prepayment if such notice of revocation is received not later than 10:00 a.m. (New York City time) on the day on which such prepayment is scheduled to occur and, provided that the Borrower reimburses each Lender pursuant to Section 3.02 for any funding losses within five Business Days after receiving written demand therefor. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Except as otherwise agreed by the Administrative Agent, the Lenders and the Borrower, each prepayment of the Loans shall be applied ratably to the Loans included in the prepaid Loans. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.06.

2.10. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) The Borrower shall make each payment required to be made by it hereunder or under any other Credit Document (whether of principal, interest or fees, or amounts payable under Sections 3.01, 3.02 and 5.01 or otherwise) at or before the time expressly required hereunder or under such other Credit Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff or counterclaim. Except as otherwise expressly provided herein, all payments by the Borrower hereunder with respect to principal and interest on Loans shall be made to the Administrative Agent at the Payment Office, for the ratable account of the respective Lenders to which such payment is owed, in Dollars and in immediately available funds; provided that any Lender may elect, by notice to the Administrative Agent by telephone (confirmed by facsimile) at least two (2) Business Days prior to the prepayment date, to decline all or any portion of any prepayment of its Loans pursuant to Section 2.09(b) (other than a mandatory prepayment pursuant to Sections 2.09(b)(ii) of 100% of the Loans, which may not be declined), in which case the aggregate amount of the prepayment that would have been applied to prepay Loans but was so declined (and not used pursuant to the immediately following sentence) shall be retained by the Borrower (such amounts, “Retained Declined Proceeds”). Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, any amount is payable hereunder in a currency other than Dollars, and the Borrower is prohibited by any law from making any required payment hereunder in such other currencies, the Borrower shall make such payment in Dollars in the Dollar Equivalent of the payment amount in such other currencies. Any amounts received after the required time on any date may, in the reasonable discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All payments shall be made in Dollars to the Administrative Agent at the Payment Office for the ratable accounts of the Lenders (except as otherwise agreed by the Administrative Agent, the Lenders and the Borrower), except that payments pursuant to Sections 3.01, 3.02, 5.01 and 13.01 shall be made to the Administrative Agent for the benefit of the Persons entitled thereto and payments pursuant to other Credit Documents shall be made to the Administrative Agent for the benefit of the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Credit Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied in the manner as provided in Section 11.02 hereof, as applicable, ratably (except as otherwise agreed by the Administrative Agent, the Lenders and the Borrower) among the parties entitled thereto.

(c) Except as otherwise agreed by the Administrative Agent, the Lenders and the Borrower, if any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other applicable Lenders to the extent necessary so that the benefit of all such payments shall be shared by the applicable Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or Affiliate thereof or any Subsidiary of Holdings (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Credit Parties rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of a Credit Party in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the applicable Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.10(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

2.11 Incremental Credit Extensions.

(a) At any time and from time to time, subject to the terms and conditions set forth herein, the Borrower may, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request to increase the amount of Loans or add one or more additional tranches of term loans (any such Loans or additional tranche of term loans, the “Incremental Loans”). Notwithstanding anything to contrary herein, the aggregate amount of all Incremental Facilities shall not exceed (i) $100,000,000, so long as on a Pro Forma Basis (but excluding the cash proceeds of any such Incremental Loans), the Total Secured Net Leverage Ratio shall not exceed 5.50:1.00, plus (ii) unlimited additional Incremental Facilities so long as, after giving Pro Forma Effect thereto and after giving effect to any Permitted Acquisition consummated in connection therewith and all other appropriate Pro Forma Adjustments (but excluding the cash proceeds of any such Incremental Loans), the Total Secured Net Leverage Ratio shall not exceed 5.00:1.00; provided, for the avoidance of doubt, Incremental Facilities may be incurred pursuant to this clause (ii) prior to utilization of the amount set forth in clause (i) above and in the case of any simultaneous usage of clauses (i) and (ii), amounts incurred under clause (i) shall not be included in the calculation under clause (ii). Each Incremental Facility shall be in an integral multiple of $1,000,000 and be in an aggregate principal amount that is not less than $5,000,000, provided that such amount may be less than the applicable minimum amount if such amount represents all the remaining availability hereunder as set forth above. Each Incremental Facility shall have the same guarantees as, and be secured on a pari passu basis by the same Collateral securing, all of the other Obligations under this Agreement.

(b) Any Incremental Loans (i) for purposes of prepayments, shall be treated substantially the same as (and in any event no more favorably than) the Loans, (ii) shall have interest rate margins and (subject to clauses (iii) and (iv)) an amortization schedule as determined by the Borrower and the lenders thereunder (provided that, if the Applicable Margin (which, for such purposes only, shall be deemed to include all upfront or similar fees or original issue discount (with original issue discount being equated to interest based on an assumed four-year life to maturity) payable to all lenders providing such Incremental Loans (but excluding customary arrangement or commitment fees payable to any arranger or bookrunner or their Affiliates in connection therewith)) relating to any Incremental Loan exceeds the Applicable Margin (which, for such purposes only, shall be deemed to include all upfront or similar fees or original issue discount (with original issue discount being equated to interest based on an assumed four-year life to maturity) payable to all Lenders providing the Loans (but excluding customary arrangement or commitment fees payable to any arranger, bookrunner or agent or their Affiliates in connection therewith)) relating to any Loans outstanding immediately prior to the effectiveness of the applicable Incremental Facility Amendment by more than 0.50%, the Applicable Margin relating to such outstanding Loans shall be adjusted to be equal to the Applicable Margin (which, for such purposes only, shall be deemed to include all upfront or similar fees or original issue discount (with original issue discount being equated to interest based on an assumed four-year life to maturity) payable to all lenders providing such Incremental Loans (but excluding customary arrangement or commitment fees payable to any arranger or bookrunner or their Affiliates in connection therewith)) relating to such Incremental Loans minus 0.50%; provided that, if the Incremental Loans include an interest rate floor greater than the applicable interest rate floor under such Loans, such differential between interest rate floors shall be equated to the Applicable Margin for purposes of determining whether an increase to the Applicable Margin under such Loans shall be required, but only to the extent an increase in the interest rate floor in such Loans would cause an increase in the interest rate then in effect thereunder, and in such case the interest rate floor (but not the Applicable Margin) applicable to such Loans shall be increased to the extent of such differential between interest rate floors), (iii) any Incremental Loan shall not have a final maturity date earlier than the Maturity Date applicable to the Loans, (iv) any Incremental Loan shall not have a Weighted Average Life to Maturity that is shorter than the Weighted Average Life to Maturity of the Loans and (v) shall have the same terms and conditions as the Loans or such terms as are reasonably satisfactory to the Administrative Agent, it being understood that no consent shall be required from the Administrative Agent for terms and conditions that are more restrictive than the Term Loans to the extent that they apply to periods after the then Latest Maturity Date and to the extent such Loans have been repaid in full or otherwise added for the benefit of the Lenders hereunder.

(c) Except for any Incremental Loans borrowed to finance a Limited Condition Acquisition in which case such requirements shall be a condition at the time the relevant documentation for such Limited Condition Acquisition is entered into, as a condition precedent to any Incremental Loans, (A) the representations and warranties contained in Section 8 and the other Loan Documents shall be true and correct in all material respects, on and as of the Incremental Facility Closing Date (provided that any representation or warranty which expressly relates to a given date or period shall be required only to be true and correct in all material respects as of such date or period, as the case may be), and (B) after giving effect to the Incremental Facility, no Event of Default would exist or would result therefrom.

(d) Each notice from the Borrower pursuant to this Section 2.11 shall set forth the requested amount and proposed terms of the relevant Incremental Loans. If any Incremental Loans are added in accordance with this Section 2.11, no Person who is not at the time a Lender will be selected to provide any Incremental Loan until each existing Lender has been provided with a reasonable opportunity to provide all or a portion of such Incremental Loan in an amount not less than its Pro Rata Share of its then outstanding Commitment and has either accepted, declined or failed to respond to such opportunity to provide such Incremental Loans within 5 Business Days of delivery of notice to the Administrative Agent pursuant to clause (a) above; provided that no existing Lender will be required to participate in any such Incremental Facility without its consent. Any additional bank, financial institution, existing Lender or other Person that elects to extend Incremental Loans shall be reasonably satisfactory to the Borrower and the Administrative Agent (any such bank, financial institution, existing Lender or other Person being called an “Additional Lender”) and, if not already a Lender, shall become a Lender under this Agreement pursuant to an amendment (an “Incremental Facility Amendment”) to this

Agreement and, as appropriate, the other Credit Documents, executed by Holdings, the Borrower, such Additional Lender and the Administrative Agent; provided that no Incremental Loans may be provided by a Sponsor Affiliated Lender unless, after giving effect to such Incremental Loans, the aggregate Outstanding Amount of all Loans that are held by Sponsor Affiliated Lenders (other than Affiliated Debt Funds) does not exceed 25% of the aggregate Outstanding Amount of the Loans then outstanding. No Lender shall be obligated to provide any Incremental Loans, unless it so agrees. Commitments in respect of any Incremental Loans may become Commitments under this Agreement. An Incremental Facility Amendment may, without the consent of any other Lenders, effect such amendments to any Credit Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.11.

2.12 Extended Loans.

(a) Notwithstanding anything to the contrary in this Agreement, subject to the terms of this Section 2.12, the Borrower may at any time and from time to time when no Event of Default then exists request that all or a portion of the Loans (the “Existing Loans”), together with any related outstandings, be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or any portion of the principal amount (and related outstandings) of such Loans (any such Loans which have been so converted, “Extended Loans”) and to provide for other terms consistent with this Section 2.12. In order to establish any Extended Loans, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders) (each, an “Extension Request”) setting forth the proposed terms of the Extended Loans to be established, which shall (x) be identical as offered to each Lender (including as to the proposed interest rates and fees payable) and (y) be identical to the Existing Loans, except that: (i) repayments of principal of the Extended Loans may be delayed to later dates than the Maturity Date; (ii) the Effective Yield with respect to the Extended Loans (whether in the form of interest rate margin, upfront fees, original issue discount or otherwise) may be different than the Effective Yield for the Existing Loans to the extent provided in the applicable Extension Amendment; and (iii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Loans); provided, however, that (A) in no event shall the final maturity date of any Extended Loans at the time of establishment thereof be earlier than the Maturity Date of any other Loans hereunder and (B) the Weighted Average Life to Maturity of any Extended Loans at the time of establishment thereof shall be no shorter than the remaining Weighted Average Life to Maturity of any other Loans then outstanding. Any Extended Loans converted pursuant to any Extension Request shall be designated a series (each, an “Extension Series”) of Extended Loans, as applicable, for all purposes of this Agreement; provided that any Extended Loans converted from Existing Loans may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Extension Series with respect to such Loans.

(b) [Reserved].

(c) The Borrower shall provide the applicable Extension Request at least ten (10) Business Days prior to the date on which Lenders under the Existing Loans are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.12. No Lender shall have any obligation to agree to have any of its Existing Loans converted into Extended Loans pursuant to any Extension Request. Any Lender (each, an “Extending Lender”) wishing to have all or a portion of its Existing Loans subject to such Extension Request converted into Extended Loans shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Existing Loans which it has elected to request be converted into Extended Loans (subject to any minimum denomination requirements imposed by the Administrative Agent). Any Lender that does not respond to the Extension Request on or prior to the date specified therein shall be deemed to have rejected such Extension Request. In the event that the aggregate principal amount of Existing Loans subject to Extension Elections relating to a particular Extension Request exceeds the amount of Extended Loans requested pursuant to such Extension Request, Loans subject to such Extension Elections shall be converted to Extended Loans, on a pro rata basis based on the aggregate principal amount of Loans included in each such Extension Elections or to the extent such option is expressly set forth in the respective Extension Request, the Borrower shall have the option to increase the amount of Extended Loans so that such excess does not exist.

(d) Extended Loans shall be established pursuant to an amendment (each, an “Extension Amendment”) to this Agreement among the Borrower, the Administrative Agent and each Extending Lender providing Extended Loans thereunder which shall be consistent with the provisions set forth in Section 2.12(a) above (but which shall not require the consent of any other Lender). The Administrative Agent shall promptly notify each relevant Lender as to the effectiveness of each Extension Amendment.

(e) With respect to any extension consummated by the Borrower pursuant to this Section 2.12, such extension shall not constitute voluntary or mandatory payments or prepayments for purposes of this Agreement. The Administrative Agent and the Lenders hereby consent to each extension and the other transactions contemplated by this Section 2.12 (including, for the avoidance of doubt, payment of any interest or fees in respect of any Extended Loans on such terms as may be set forth in the Extension Request) and hereby waive the requirements of any provision of this Credit Agreement or any other Credit Document that may otherwise prohibit any extension or any other transaction contemplated by this Section 2.12, provided that such consent shall not be deemed to be an acceptance of the Extension Request.

(f) Each of the parties hereto hereby agrees that this Agreement and the other Credit Documents may be amended pursuant to an Extension Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of any Extended Loans incurred pursuant thereto, (ii) establish new tranches or sub-tranches in respect of Loans so extended and such technical amendments as may be necessary in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section 2.12, and (iii) effect such other amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Extension Amendment. Notwithstanding the foregoing, the Administrative Agent shall have the right (but not the obligation) to seek the advice or concurrence of the Required Lenders with respect to any matter contemplated by this Section 2.12 and, if the Administrative Agent seeks such advice or concurrence, the Administrative Agent shall be permitted to enter into such amendments with the Borrower in accordance with any instructions actually received by such Required Lenders and shall also be entitled to refrain from entering into such amendments with the Borrower unless and until it shall have received such advice or concurrence; provided, however, that whether or not there has been a request by the Administrative Agent for any such advice or concurrence, all such amendments entered into with the Borrower by the Administrative Agent hereunder shall be binding and conclusive on the Lenders. Without limiting the foregoing, in connection with any extension, the respective Credit Parties shall (at their expense) amend (and the Administrative Agent is hereby directed to amend) any Mortgage that has a maturity date prior to the Latest Maturity Date so that such maturity date is extended to the Latest Maturity Date (or such later date as may be advised by local counsel to the Administrative Agent).

Section 3. Yield Protection, Illegality and Replacement of Lenders.

3.01. Increased Costs, Illegality, etc.

(a) In the event that any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (i) below, may be made only by the Administrative Agent):

(i) on any Interest Determination Date that, by reason of any changes arising after the date of this Agreement affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBOR Rate;

(ii) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any LIBOR Rate Loan because of any change since the Closing Date in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the official interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, official guideline or request, such as, but not limited to: (A) any additional Tax imposed on any Lender (except Indemnified Taxes or Other Taxes indemnified under Section 5.01, or any Excluded Tax) or (B) a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the LIBOR Rate; or

(iii) at any time, that the making or continuance of any LIBOR Rate Loan has been made (x) unlawful by any law or governmental rule, regulation or order, (y) impossible by compliance by any Lender in good faith with any governmental request (whether or not having force of law) or (z) impracticable as a result of a contingency occurring after the Closing Date which materially and adversely affects the interbank Eurodollar market;

then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall promptly give notice in writing to the Borrower and, except in the case of clause (i) above, to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clauses (i) and (iii) above, the Borrower shall, upon demand from such Lender, convert all LIBOR Rate Loans of such Lender to Loans accruing interest at the Federal Funds Rate plus the Applicable Margin plus 1.00% per annum, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Rate Loans, (y) in the case of clause (ii) above, the Borrower agrees to pay to such Lender, upon such Lender’s written request therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder (a written notice setting forth the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, shall be submitted to the Borrower by such Lender and shall, absent manifest error, be final and conclusive and binding on all the parties hereto), (z) in the case of clause (iii) above, the Borrower shall take the action specified in Section 3.01(b) as promptly as possible and, in any event, within the time period required by law.

(b) At any time that any LIBOR Rate Loan is affected by the circumstances described in Section 3.01(a)(ii), the Borrower may, and in the case of a LIBOR Rate Loan affected by the circumstances described in Section 3.01(a)(iii), the Borrower shall cancel such Loans by giving the Administrative Agent written notice on the same date that the Borrower was notified by the affected Lender or the Administrative Agent pursuant to Section 3.01(a)(ii); provided that if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 3.01(b).

(c) If any Lender determines that after the Closing Date the introduction of or any change in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy or liquidity, or any change in interpretation or administration thereof by any Governmental Authority, central bank or comparable agency, will have the effect of increasing the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender based on the existence of such Lender’s Commitments or Loans hereunder or its obligations hereunder, then the Borrower agrees to pay to such Lender, upon its written demand therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital. In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable, provided that such Lender’s determination of compensation owing under this Section 3.01(c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto. Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 3.01(c), will give prompt written notice thereof to the Borrower, which notice shall show in reasonable detail the basis for calculation of such additional amounts.

(d) Notwithstanding anything in this Agreement to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III ((x) and (y) collectively referred to as “Dodd-Frank and Basel III”), shall be deemed to be a change after the Closing Date in a Requirement of Law or government rule, regulation or order, regardless of the date enacted, adopted, issued or implemented (including for purposes of this Section 3.01).

(e) Each Lender shall use its reasonable commercial efforts to notify the Borrower if it reasonably believes that it may require compensation from the Borrower under Section 3.01; provided that failure or delay on the part of any Lender to demand compensation pursuant to Section 3.01 shall not constitute a waiver of such Lender’s right to demand such compensation; and provided further that the Borrower shall not be obligated to pay any such amount which arose more than 270 days prior to the date of such demand or is attributable to periods more than 270 days prior to the date of such demand except where the change after the Closing Date in a Requirement of Law in question had retroactive effect extending prior to such times.

3.02. Compensation. The Borrower agrees to compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation and the calculation of the amount of such compensation), for all losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its LIBOR Rate Loans but excluding loss of anticipated profits) which such Lender may sustain: (i) if any prepayment or repayment (including any prepayment or repayments made pursuant to Section 2.09 or as a result of an acceleration of the Loans pursuant to Section 11) occurs on a date which is not the last day of an Interest Period with respect thereto; or (ii) as a consequence of (x) any other default by the Borrower to repay its LIBOR Rate Loans when required by the terms of this Agreement or any Note held by such Lender or (y) any election made pursuant to Section 3.01(b).

3.03. Change of Lending Office. Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 3.01(a)(ii) or (iii), Section 3.01(c) or Section 5.01 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another Lending Office for any Loans affected by such event, provided that such designation is made on such terms that such Lender and its Lending Office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 3.03 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Sections 3.01 and 5.01.

3.04. Replacement of Lenders. (x) Upon the occurrence of an event giving rise to the operation of Section 3.01(a)(ii) or (iii), Section 3.01(c) or Section 5.01 with respect to such Lender or (y) in the case of a refusal by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b), the Borrower shall have the right, if no Event of Default then exists (or, in the case of preceding clause (z), will exist immediately after giving effect to such replacement), to replace such Lender (the “Replaced Lender”) with one or more other Eligible Transferees (collectively, the “Replacement Lender”) and each of whom shall be required to be reasonably acceptable to the Administrative Agent (to the extent the Administrative Agent’s consent would be required for an assignment to such Replacement Lender pursuant to Section 13.04); provided that (i) at the time of any replacement pursuant to this Section 3.04, the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to Section 13.04(b) and with all fees payable pursuant to said Section 13.04(b) to be paid by the Replacement Lender and/or the Replaced Lender (as may be agreed to at such time by and among the Borrower, the Replacement Lender and the Replaced Lender) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans of, the Replaced Lender and, in connection therewith, shall pay to (x) the Replaced Lender in respect thereof an amount equal to the sum of (I) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the respective Replaced Lender and (II) an amount equal to all accrued, but theretofore unpaid, fees owing to the Replaced Lender pursuant to Section 2.05 and (ii) all obligations of the Borrower due and owing to the Replaced Lender at such time (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Lender concurrently with such replacement. Upon receipt by the Replaced Lender of all amounts required to be paid to it pursuant to this Section 3.04, the Administrative Agent shall be entitled (but not obligated) and authorized to execute an Assignment and Assumption Agreement on behalf of such Replaced Lender, and any such Assignment and Assumption Agreement so executed by the Administrative Agent and the Replacement Lender shall be effective for purposes of this Section 3.04 and Section 13.04. Upon the execution of the respective Assignment and Assumption Agreement, the payment of amounts referred to in clauses (i) and (ii) above, recordation of the assignment on the Register pursuant to Section 13.15 and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the Borrower, (x) the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 3.01, 3.02, 5.01, 12.07 and 13.01), which shall survive as to such Replaced Lender. In connection with any replacement of Lenders pursuant to, and as contemplated by, this Section 3.04, the Borrower hereby irrevocably authorizes Holdings to take all necessary action, in the name of the Borrower, as described above in this Section 3.04 in order to effect the replacement of the respective Lender or Lenders in accordance with the preceding provisions of this Section 3.04.

3.05. Inability to Determine Rates. If the Administrative Agent determines in good faith that for any reason (a) Dollars deposits are not being offered to, as regards to LIBOR Rate, banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Loan, (b) adequate and reasonable means do not exist for determining the LIBOR Rate for any requested Interest Period, or (c) that the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify each Lender and the Borrower. Thereafter, (x) the obligation of the Lenders to make or maintain LIBOR Rate Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the LIBOR Rate component of the Base Rate, the utilization of the LIBOR Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of LIBOR Rate Loans or, failing that, will be deemed to have converted such request into a request for a borrowing of Base Rate Loans in the amount specified therein.

Section 4. [Reserved].

Section 5. Taxes.

5.01. Net Payments.

(a) All payments made by or on account of any Credit Party under any Credit Document shall be made free and clear of, and without deduction or withholding for, any Taxes, except as required by applicable law. If any Taxes are required to be withheld or deducted from such payments, then the Credit Parties jointly and severally agree that (i) to the extent such deduction or withholding is on account of an Indemnified Tax or Other Tax, the sum payable hereunder shall be increased as necessary so that after making all required deductions or withholding (including deduction or withholdings applicable to additional sums payable under this Section 5.01), the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable withholding agent will make such deductions or withholdings, and (iii) the applicable withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law. In addition, the Credit Parties shall timely pay any Other Taxes imposed on them to the relevant Governmental Authority in accordance with applicable law. The Credit Parties will furnish to the Administrative Agent within 45 days after the date the payment by any of them of any Indemnified Taxes or Other Taxes is due pursuant to applicable law certified copies of Tax receipts evidencing such payment by the applicable Credit Party. The Credit Parties jointly and severally agree to indemnify and hold harmless the Administrative Agent and each Lender, and reimburse the Administrative Agent and each Lender, within 10 days of written request therefor, for the amount of any Indemnified Taxes paid by the Administrative Agent or such Lender or required to be withheld or deducted in respect of any payment to the Administrative Agent or such Lender under any Credit Document, and any Other Taxes (including any Indemnified Taxes and Other Taxes imposed on or attributable to amounts payable under this Section 5.01), and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered by such Administrative Agent or Lender (or by the Administrative Agent on behalf of a Lender) shall be conclusive absent manifest error.

(b) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent, certifying as to any entitlement of such Lender to an exemption from, or a reduce rate of, withholding Tax. In addition, each Lender shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether such Lender is subject to backup withholding or information reporting requirements. Each Lender shall, whenever a lapse in time or change in circumstances renders such documentation (including any specific documents required below in Section 5.01(c)) expired, obsolete or inaccurate in any respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its inability to do so.

(c) Without limiting the generality of the foregoing, (x) each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall, to the extent legally entitled to do so, deliver to the Borrower and the Administrative Agent on or prior to the date on which it becomes a party to this Agreement, (i) two accurate and complete original signed copies of (A) Internal Revenue Service Form W-8BEN or Form W-8BEN-E (or successor form) claiming eligibility for benefits of an income tax treaty to which the United States is a party or (B) Internal Revenue Service Form W-8ECI (or successor form) or (ii) in the case of a Lender claiming exemption from U.S. federal withholding Tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” a certificate substantially in the form of Exhibit C (any such certificate, a “U.S. Tax Compliance Certificate”) and two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN or Form W-8BEN-E (or successor form); (iii) to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership or a participating Lender), two accurate and complete original signed copies of Internal Revenue Service Form W-8IMY (or successor form) of the Lender, accompanied by Form W-8ECI, Form W-8BEN, Form W-8BEN-E, U.S. Tax Compliance Certificate, Form W-9, Form W-8IMY, and/or any other required information (or successor or other applicable form) from each beneficial owner that would be required under this Section 5.01(c) if such beneficial owner were a Lender (provided that, if the Lender is a partnership for U.S. federal income Tax purposes and one or more direct or indirect partners are claiming the portfolio interest exemption, the U.S. Tax Compliance Certificate may be provided by such Lender on behalf of such direct or indirect partner(s)); or (iv) two accurate and complete original signed copies of any other form prescribed by applicable U.S. federal income tax laws (including the Treasury Regulations) as a basis for claiming a complete exemption from, or a reduction in, U.S. federal withholding Tax on any payments to such Lender under the Credit Documents; and (y) each Lender that is a United States person, as defined in Section 7701(a)(30) of the Code, shall, to the extent legally entitled to do so, deliver to the Borrower and the Administrative Agent, on or prior to the date on which it becomes a party to this Agreement, two accurate and complete original signed copies of Internal Revenue Service Form W-9, or any successor form, certifying that such Lender is exempt from United States back-up withholding. If any payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative

Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower or the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA and to determine, if necessary, the amount to deduct and withhold from such payment. Solely for purposes of this Section 5.01(c), “FATCA” shall include any amendment made to FATCA after the Closing Date. The Administrative Agent shall comply with this Section 5.01(c) as if it were a Lender.

(d) Notwithstanding any other provision of this Section 5.01, a Lender shall not be required to deliver any documentation or form (other than such documentation set forth in Section 5.01(c)(x)(i), 5.01(c)(x)(ii), 5.01(c)(x)(iii), 5.01(c)(y) or the penultimate sentence of Section 5.01(c) if such Lender reasonably believes delivery of such documentation or form would subject it to any material unreimbursed cost or expense or would materially prejudice its legal or commercial position.

(e) If the Administrative Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Credit Parties or with respect to which a Credit Party has paid additional amounts pursuant to Section 5.01(a), it shall pay to the relevant Credit Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Credit Party under Section 5.01(a) with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including any Taxes) of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the relevant Credit Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Credit Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 5.01(e), in no event will the Administrative Agent or any Lender be required to pay any amount to any Credit Party pursuant to this Section 5.01(e) to the extent that such payment would place the Administrative Agent or such Lender in a less favorable position (on a net after-Tax basis) than such party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. Nothing in this Section 5.01(e) shall be construed to obligate the Administrative Agent or any Lender to disclose its Tax returns or any other information regarding its Tax affairs or computations to any Person or otherwise to arrange its Tax affairs in any manner other than as it determines in its sole discretion.

Section 6. Conditions Precedent to Credit Events on the Closing Date. The Administrative Agent and the Lenders shall not be required to fund the Loans on the Closing Date, until the following conditions are satisfied or waived by the Lenders.

6.01. Closing Date; Credit Documents. On or prior to the Closing Date, each Credit Party, the Administrative Agent and each of the Lenders on the date hereof shall have signed a counterpart of this Agreement (whether the same or different counterparts) and shall have delivered (by electronic transmission or otherwise) the same to the Administrative Agent.

6.02. Officer’s Certificate. On the Closing Date, the Administrative Agent shall have received a certificate, dated the Closing Date and signed on behalf of the Borrower (and not in any individual capacity) by a Responsible Officer of the Borrower, certifying on behalf of the Borrower that all of the conditions in Sections 6.06, 6.07 and 6.14 have been satisfied on such date.

6.03. Opinions of Counsel. On the Closing Date, the Administrative Agent shall have received from each of (i) Kirkland & Ellis LLP, special counsel to the Credit Parties, (ii) Lennox Paton, special Bahamian counsel to the Credit Parties, (iii) Kirkland & Ellis International LLP, special English counsel to the Credit Parties, a customary enforceability opinion with respect to the English Security Agreements, (iv) Morgan, Lewis & Bockius LLP, special English counsel to the Administrative Agent, a customary capacity opinion, and (v) Akerman LLP, special Florida counsel to the Credit Parties, in each case addressed to the Administrative Agent and each of the Lenders and dated the Closing Date.

6.04. Corporate Documents; Proceedings, etc.

(a) On the Closing Date, the Administrative Agent shall have received a certificate from each Credit Party, dated the Closing Date, signed by the Secretary or any Assistant Secretary of such Credit Party (or, in the case of those Credit Parties domiciled in England, the directors), and attested to by a Responsible Officer of such Credit Party, in customary form, together with copies of the certificate or articles of incorporation and by-laws (or equivalent organizational documents), as applicable, of such Credit Party and the resolutions of such Credit Party referred to in such certificate.

(b) On the Closing Date, the Administrative Agent shall have received good standing certificates and bring down facsimiles, if any, for the Credit Parties (except for those parties domiciled in England) which the Administrative Agent reasonably may have requested, certified by proper governmental authorities from each jurisdiction in which such Credit Party is organized.

6.05. Reserved.

6.06. Equity Financing; Consummation of the Acquisition; Refinancing.

(a) On the Closing Date, Parent shall have received indirectly from the Sponsor (and/or its Affiliates) and other co-investors, a cash equity contribution (the “Equity Financing”) in an amount equal to at least 30% of the sum of (1) the aggregate amount of the Loans funded on the Closing Date plus (2) the equity capitalization of Holdings and its Subsidiaries on the Closing Date after giving effect to the Transaction.

(b) Substantially concurrently with the occurrence of the Closing Date, the Acquisition shall have been consummated in all material respects in accordance with the terms and conditions of the Acquisition Agreement, without giving effect to an amendments, consents or waivers thereto that are materially adverse to the Lenders without the consent of the Administrative Agent (not to be unreasonably withheld, delayed or conditioned).

(c) The Refinancing shall have been consummated or will occur substantially simultaneously with the funding of the Loans on the Closing Date.

6.07. Company Material Adverse Effect. Since August 20, 2015, there has not been any Company Material Adverse Effect.

6.08. Collateral and Guarantee Requirement. The Collateral and Guarantee Requirement (other than in accordance with Section 9.13) shall have been satisfied; provided that if, notwithstanding the use by Holdings and the Borrower of commercially reasonable efforts without undue burden or expense to cause the Collateral and Guarantee Requirement to be satisfied on the Closing Date, the requirements thereof (other than (a) the execution and delivery of the Security Agreement by the Credit Parties, (b) creation of and perfection of security interests in the Equity Interests of the Wholly Owned Restricted Subsidiaries of Holdings that are part of the Collateral (provided that (x) such Equity Interests are not Excluded Assets or owned or held by an Excluded Subsidiary and (y) such certificated Equity Interests, other than certificated Equity Interests will be required to be delivered on the Closing Date only to the extent received by Holdings after use of commercially reasonable efforts) and (c) delivery of Uniform Commercial Code financing statements or equivalent foreign registers, as applicable, with respect to perfection of security interests in the assets of the Credit Parties that may be perfected by the filing of a financing statement under the Uniform Commercial Code or the equivalent foreign registers, as applicable)) are not satisfied as of the Closing Date, the satisfaction of such requirements shall not be a condition to the availability of the Loans on the Closing Date (but shall be required to be satisfied as promptly as practicable on or after the Closing Date and in any event within the period specified therefor in Schedule 5.14 or such later date as the Administrative Agent may otherwise reasonably agree).

6.09. [Reserved].

6.10. [Reserved].

6.11. Financial Statements; Pro Forma Balance Sheets. On or prior to the Closing Date, the Administrative Agent shall have received (i) the unaudited consolidated balance sheet and the related consolidated statements of income and cash flows for Holdings and its Subsidiaries for each fiscal quarter ending at least 45 days prior to the Closing Date (so long as such fiscal quarter is not a fiscal year end), (ii) the audited consolidated balance sheets and the related consolidated statements of income and cash flows for Holdings and its Subsidiaries for the three most recently completed fiscal years ending at least 90 days prior to the Closing Date, and (iii) a pro forma consolidated balance sheet and related consolidated statements of income for Holdings and its Subsidiaries as of the last day of the most recently ended fiscal quarter for the four fiscal quarter period ending at least 45 days prior to the Closing Date (or 90 days in the case such four fiscal quarter period is the end of Holdings’ fiscal year), prepared after giving effect to the adjustments to Indebtedness and Equity Interests in connection with the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements).

6.12. Solvency Certificate. On the Closing Date, the Administrative Agent shall have received a solvency certificate from the chief financial officer of Holdings substantially in the form of Exhibit F.

6.13. Fees, etc. On the Closing Date, the Borrower shall have paid to the Administrative Agent and all other parties entitled thereto all fees required to be paid pursuant to the Agent Fee Letter and all reasonable and documented out-of-pocket expenses required to be reimbursed by the Borrower to the Administrative Agent and the Lenders in connection with the Transaction, in the case of such expenses to the extent invoiced at least one Business Day prior to the Closing Date.

6.14. Representation and Warranties. All Acquisition Agreement Representations shall be true and correct in all material respects on the Closing Date, and all Specified Representations shall be true and correct in all material respects on the Closing Date.

6.15. Patriot Act. The Borrower and each other Credit Party shall have provided to the Administrative Agent the documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, in each case, at least five Business Days prior to the Closing Date, to the extent reasonably requested in writing at least ten Business Days prior to the Closing Date.

6.16. Borrowing Notice. At least three Business Days prior to the making of the Loans, the Administrative Agent (or its counsel) shall have received a Notice of Borrowing meeting the requirements of Section 2.03.

6.17. Intercreditor Agreement. On the Closing Date, the Intercreditor Agreement shall have been duly executed by parties thereto.

Section 7. Reserved.

Section 8. Representations, Warranties and Agreements. In order to induce the Lenders to enter into this Agreement and to make the Loans, each of Holdings, the Borrower and each other Credit Party, as applicable, make the following representations, warranties and agreements, in each case after giving effect to the Transaction.

8.01. Organizational Status. Each of Holdings, the Borrower and each of their Restricted Subsidiaries (i) is duly organized, validly existing and (to the extent applicable) in good standing under the laws of the jurisdiction of its organization, (ii) has the requisite power and authority to own its property and assets and to transact the business in which it is engaged and (iii) is, to the extent such concepts are applicable under the laws of the relevant jurisdiction, duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications except for failures to be so qualified which, individually and in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.

8.02. Power and Authority; Enforceability. Each Credit Party has the requisite power and authority to execute, deliver and perform the terms and provisions of each of the Credit Documents to which it is party and has taken all necessary action to authorize the execution, delivery and performance by it of each of such Credit Documents. Each Credit Party has duly executed and delivered each of the Credit Documents to which it is party, and each of such Credit Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

8.03. No Violation. Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (i) will contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the property or assets of any Credit Party or any of its respective Restricted Subsidiaries pursuant to the terms of, any indenture, credit agreement or loan agreement, in each case to which any Credit Party or any of its Restricted Subsidiaries is a party or by which it or any of its property or assets is bound or to which it may be subject (except, in the case of preceding clauses (i) and (ii), other than in the case of any contravention, breach, default and/or conflict, that would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect) or (iii) will violate any provision of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent organizational documents), as applicable, of any Credit Party or any of its respective Restricted Subsidiaries.

8.04. Approvals. Except to the extent the failure to obtain or make the same would not reasonably be expected to have a Material Adverse Effect, no order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for (x) those that have otherwise been obtained or made on or prior to the Closing Date and which remain in full force and effect on the Closing Date and (y) filings which are necessary to perfect the security interests and Liens created under the Security Documents), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to be obtained or made by, or on behalf of, any Credit Party to authorize, or is required to be obtained or made by, or on behalf of, any Credit Party in connection with, the execution, delivery and performance of any Credit Document.

8.05. Financial Statements; Financial Condition; Projections.

(a) (i) The consolidated balance sheets of Holdings and its Subsidiaries for the fiscal years ended December 31, 2014, December 31, 2013 and December 31, 2012 and the related consolidated statements of income and retained earnings and cash flows of Holdings and its Subsidiaries for each such fiscal year present fairly in all material respects the combined financial position of Holdings and its Subsidiaries at the dates of such balance sheets and the combined results of the operations of Holdings and its Subsidiaries for the periods covered thereby. All of the foregoing historical financial statements have been prepared in accordance with U.S. GAAP consistently applied.

(ii) All unaudited financial statements of Holdings and its Subsidiaries furnished to the Lenders on or prior to the Closing Date pursuant to clause (i) of Section 6.10, have been prepared in accordance with U.S. GAAP consistently applied by Holdings and its Subsidiaries, except as otherwise noted therein, subject to normal year-end audit adjustments (all of which are of a recurring nature and none of which, individually or in the aggregate, would be material) and the absence of footnotes.

(iii) The pro forma consolidated balance sheet and the related consolidated statements of income and cash flows for Holdings and its Subsidiaries furnished to the Lenders pursuant to clause (iii) of Section 6.11 present a good faith estimate of the pro forma consolidated financial position of Holdings and its Subsidiaries as of and for the four fiscal quarter period ended September 30, 2015, prepared after giving effect to the adjustments to Indebtedness and Equity Interests in connection with the Transactions as if the Transactions had occurred on the last day of such four-quarter period (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements).

(b) On and as of the Closing Date, after giving effect to the consummation of the Transaction (i) the sum of the Indebtedness (including contingent liabilities) of Holdings and its Subsidiaries, on a consolidated basis, does not exceed the present fair value of the assets of Holdings and its Subsidiaries, on a consolidated basis, (ii) the capital of Holdings and its Subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as contemplated on the Closing Date, (iii) Holdings and its Subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, Indebtedness including current obligations, beyond their ability to pay such Indebtedness as they become due (whether at maturity or otherwise) and (iv) Holdings and its Subsidiaries, on a consolidated basis, are “solvent” within the meaning given to that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.

(c) Since the Closing Date there has been no Material Adverse Effect, and there has been no change, event or occurrence that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

8.06. Litigation. There are no actions, suits or proceedings pending or, to the knowledge of any Credit Party, threatened (i) with respect to the Transaction or any Credit Document or (ii) that either individually or in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect. There does not exist any judgment, order or injunction prohibiting or imposing material adverse conditions upon the consummation of the Transaction.

8.07. True and Complete Disclosure.

(a) All information (taken as a whole) furnished by or on behalf of any Credit Party in writing to the Administrative Agent or any Lender (including, without limitation, all such written information contained in the Credit Documents) for purposes of or in connection with this Agreement, the other Credit Documents or any transaction contemplated herein or therein does not, and all other such written information (taken as a whole) hereafter furnished by or on behalf of any Credit Party in writing to the Administrative Agent or any Lender will not, on the date as of which such written information is dated or certified, contain any material misstatement of fact or omit to state any material fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such written information was provided.

(b) Notwithstanding anything to the contrary in the foregoing clause (a) of this Section 8.07, none of the Credit Parties makes any representation, warranty or covenant with respect to any information consisting of statements, estimates, forecasts and projections regarding the future performance of the Borrower or any of Holdings’ Subsidiaries, or regarding the future condition of the industries in which they operate other than that such information has been (and in the case of such information furnished after the Closing Date, will be) prepared in good faith based upon assumptions believed to be reasonable at the time of preparation thereof.

8.08. Use of Proceeds; Margin Regulations.

(a) All proceeds of the Loans incurred on the Closing Date will be used by the Borrower to finance, in part, the Transaction and to pay the Transaction Costs.

(b) All proceeds of the Loans incurred after the Closing Date will be used by the Borrower for working capital needs and general corporate purposes, including the financing of capital expenditures, Permitted Acquisitions, other permitted Investments, Dividends and any other purpose not prohibited hereunder.

(c) No part of any Credit Event (or the proceeds thereof) will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan hereunder nor the use of the proceeds thereof nor the occurrence of any other Credit Event will violate the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

(d) No part of any proceeds of the Loan will be used, directly or indirectly, nor lent, contributed or otherwise made available to any Subsidiary, joint venture partner or other Person, (i) to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such Loan, is the subject of any Sanction; or (ii) in any manner that would result in a violation of a Sanction by any Person (including any Secured Creditor or other individual or entity participating in a transaction).

8.09. Tax Returns and Payments. Except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, (i) each Credit Party and each of Holdings’ Subsidiaries has timely filed or caused to be timely filed with the appropriate taxing authority all Tax returns, statements, forms and reports for taxes (the “Returns”) required to be filed by, or with respect to the income, properties or operations of, any Credit Party and/or any of Holdings’ Subsidiaries, (ii) the Returns accurately reflect liability for Taxes of each Credit Party and each of Holdings’ Subsidiaries for the periods covered thereby, (iii) each Credit Party and each of Holdings’ Subsidiaries have paid all Taxes payable by them, other than those that are being contested in good faith by appropriate proceedings and fully provided for as a reserve on the financial statements of each Credit Party and each of Holdings’ Subsidiaries in accordance with U.S. GAAP and (iv) there is no material action, suit, proceeding, investigation, audit or claim now pending or, to the best knowledge of each Credit Party and each of Holdings’ Subsidiaries, threatened in writing by any authority regarding any Taxes relating to any Credit Party or any of Holdings’ Subsidiaries. As of the Closing Date, neither any Credit Party nor any of Holdings’ Subsidiaries has entered into an agreement or waiver that is still in effect or been requested in writing to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of material Taxes by any Credit Party or any of Holdings’ Subsidiaries.

8.10. ERISA.

(a) Except as would not reasonably be expected to have a Material Adverse Effect, no ERISA Event has occurred or is reasonably expected to occur. Except as would not have a Material Adverse Effect, each Plan is in material compliance in form and operation with its terms and with the applicable provisions of ERISA, the Code and other applicable law. Except as would not reasonably be expected to have a Material Adverse Effect, each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is in the form of a prototype document that is the subject of a favorable opinion letter. Except as would not have a Material Adverse Effect: (i) no Credit Party or ERISA Affiliate has engaged in a transaction that would be subject to Section 4069 or 4212(c) of ERISA; and (ii) no Plan subject to Title IV of ERISA has been terminated by its plan administrator or the PBGC, and no fact or circumstance exists that could reasonably be expected to cause the PBGC to institute proceedings to terminate a Plan.

(b) Except as would not have a Material Adverse Effect, with respect to any Foreign Plan: (i) all employer and employee contributions required by law or by the terms of the Foreign Plan to have been made by a Credit Party have been made, or, if applicable, accrued, in accordance with normal accounting practices; and (ii) it has been registered if required to have been registered by a Credit Party and has been maintained in good standing with applicable regulatory authorities.

(c) The Credit Parties and each ERISA Affiliate have made all contributions to each Plan and Multiemployer Plan required by law to be made by them within the applicable time limits, except where any failure to make such contributions would not reasonably be expected to have a Material Adverse Effect.

8.11. The Security Documents.

(a) The provisions of the Security Agreements and each other Security Document are effective to create in favor of the Collateral Agent for the benefit of the Secured Creditors legal, valid and enforceable security interests and Liens (except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law)) in and on all right, title and interest of the Credit Parties in the Collateral specified therein in which a security interest or Lien can be created under applicable law, and (x) in the case of the U.S. Security Agreement and the U.S. Collateral described therein, upon (i) the timely and proper filing of financing statements listing each applicable Credit Party, as a debtor, and the Collateral Agent, as secured party, in the secretary of state’s office (or other similar governmental entity) of the jurisdiction of organization of such Credit Party, (ii) the recordation of the grant of security interest in U.S. Patents, if applicable, and the grant of security interest in U.S. Trademarks, if applicable, in the respective form attached to the U.S. Security Agreement, in each case in the United States Patent and Trademark Office and (iii) the recordation of the grant of security interest in U.S. Copyrights, if applicable, in the form attached to the U.S. Security Agreement with the United States Copyright Office, the Collateral Agent, for the benefit of the Secured Creditors, has (to the extent provided in the U.S. Security Agreement) a fully perfected security interest in and Lien on all right, title and interest in all of the U.S. Collateral (as described in the U.S. Security Agreement), subject to no other Liens other than Permitted Liens, in each case, to the extent perfection can be accomplished under applicable law through these actions, (y) in the case of each Bahamian Security Agreement and Bahamian Collateral described therein, upon the execution and delivery of the Bahamian Security Agreements and the Bahamian Collateral and (z) in the case of each English Security Agreement and the English Collateral described therein, (i) registration of the particulars of each English Security Agreement other than the English Share Charge at Companies House in England and Wales in accordance with and to the extent required by the Companies Act 2006 (as amended from time to time) or any regulations relating to the registration of charges made under, or applying the provisions of, the Companies Act 2006 (as such regulations and the Companies Act 2006 may be amended from time to time), and (ii) delivery of notices as required under each English Security Agreement to perfect any security interest therein, has been made (to the extent provided in the relevant English Security Agreement) to create a fully perfected security interest in and Lien on all right, title and interest in all of the English Collateral (as described in the relevant English Security Agreement), subject to no other Liens other than Permitted Liens, in each case, to the extent perfection can be accomplished under applicable law through these actions.

(b) The provisions of the Pledge Agreement are effective to create in favor of the Collateral Agent for the benefit of the Secured Creditors a legal, valid and enforceable security interest except to the extent that the enforceability thereof may be limited to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditor’s rights and by equitable principles (regardless of whether enforcement is sought in equity or at law) in all right, title and interest of the Credit Parties in the Pledge Agreement Collateral (as described in the Pledge Agreement) and, upon the timely and proper filing of financing statements or other similar filings in the relevant jurisdictions listing each applicable Credit Party, as a debtor, and Collateral Agent, as secured party, in the secretary of state’s office (or other similar governmental entity) of the jurisdiction of organization of such Credit Party, the security interests created under the Pledge Agreement in favor of the Collateral Agent, as Pledgee for the benefit of the Secured Creditors, constitute perfected (to the extent provided in the Pledge Agreement) security interests in the Pledge Agreement Collateral (as described in the Pledge Agreement) (other than Pledge Agreement Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction or by the taking of the foregoing actions), subject to no other Liens other than Permitted Liens, in each case, to the extent perfection can be accomplished under applicable laws through these actions.

(c) Upon delivery in accordance with Section 9.12 or 9.13 as applicable, each Mortgage will create, as security for the obligations purported to be secured thereby, a valid and enforceable (except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law)), and, upon recordation in the appropriate recording office, perfected security interest in and mortgage Lien on the respective Mortgaged Property in favor of the Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Creditors, superior and prior to the rights of all third Persons (except as may exist pursuant to the Permitted Encumbrances related thereto) and subject to no other Liens (other than Permitted Liens related thereto).

8.12. Properties. All Real Property owned by any Credit Party as of the Closing Date, and the nature of the interest therein, is correctly set forth in Schedule 8.12, which Schedule 8.12 also indicates each property that constitutes a Material Real Property as of the Closing Date, if any. Each Credit Party and each of Holdings’ Subsidiaries has good and marketable title or valid leasehold interest in the case of Real Property (unless the failure to have such good and marketable title or valid leasehold interest could not reasonably be expected to result in a Material Adverse Effect), and good and valid title in the case of tangible personal property, to all material tangible properties owned by it, including all material property reflected in the most recent historical balance sheets referred to in Section 8.05(a) (except as sold or otherwise disposed of since the date of such balance sheet in the ordinary course of business or as permitted by the terms of this Agreement), free and clear of all Liens, other than Permitted Liens.

8.13. Capitalization. All outstanding shares of capital stock of the Credit Parties have been duly and validly issued and are fully paid and non-assessable (except as such rights may arise under mandatory provisions of applicable statutory law that may not be waived) and are owned directly or indirectly by, in the case of the Borrower, Holdings, or, in the case of any other Credit Party, another Credit Party. Neither the Borrower nor any Restricted Subsidiary that is a Credit Party has outstanding any capital stock or other securities convertible into or exchangeable for their capital stock or any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, their capital stock.

8.14. Subsidiaries. On and as of the Closing Date and after giving effect to the consummation of the Transaction, Holdings has no Subsidiaries other than those Subsidiaries listed on Schedule 8.14. Schedule 8.14 correctly sets forth, as of the Closing Date and after giving effect to the Transaction, the percentage ownership (direct and indirect) of Holdings in each class of capital stock of each of its Subsidiaries and also identifies the direct owner thereof.

8.15. Compliance with Statutes, OFAC Rules and Regulations; Patriot Act; FCPA.

(a) Each of the Credit Parties and their Subsidiaries is in compliance with all applicable statutes, regulations and orders of (including any laws relating to embargoed persons, Anti-Terrorism Laws or Education Laws), and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except such noncompliance as individually and in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect. None of the Credit Parties nor their Subsidiaries or, to the knowledge of any Credit Party or any of their Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is or is owned or controlled by any individual or entity that is currently the subject or target of any Sanction or is located organized or resident in a Designated Jurisdiction.

(b) None of the Credit Parties nor their Subsidiaries is in violation of any of the foreign assets control regulations of the Office of Foreign Assets Control (“OFAC”) of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, and none of the Credit Parties or any Subsidiary or any Affiliate thereof is in violation of and shall not violate any of the country or list based economic and trade sanctions administered and enforced by OFAC.

(c) The Credit Parties and their Subsidiaries are in compliance in all material respects with the Foreign Corrupt Practices Act, 15 U.S.C.§§ 78dd-1, et seq. (“FCPA”), and any foreign counterpart thereto applicable to such Credit Party or such Subsidiary. To the knowledge of the Credit Parties, no Credit Party or any Subsidiary has made a payment, offering, or promise to pay, or authorized the payment of, money or anything of value (a) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (b) to a foreign official, foreign political party or party official or any candidate for foreign political office, and (c) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to any Credit Party or any Subsidiary or to any other Person, in violation of FCPA.

8.16. Investment Company Act. No Credit Party is an “investment company” or is required to be registered as an “investment company”, in each case, within the meaning of the Investment Company Act of 1940, as amended.

8.17. Reserved.

8.18. Environmental Matters. Except as set forth in Schedule 8.18 or as has not, individually or in the aggregate, had and would not reasonably be expected to have a Material Adverse Effect:

(a) Each Credit Party and each Restricted Subsidiary is in compliance with all applicable Environmental Laws and the requirements of any permits required under such Environmental Laws for their current operations. There are no pending or, to the knowledge of any Credit Party, threatened Environmental Claims against any Credit Party or any Restricted Subsidiary or with respect to their operations at any Real Property currently owned, leased or operated by any Credit Party or any Restricted Subsidiary;

(b) Hazardous Materials have not been generated, used, treated or stored on, or transported to or from, or Released on or from, or at any Real Property owned, leased or operated by any Credit Party or any Restricted Subsidiary where such generation, use, treatment, storage, transportation or Release (i) has violated or would be reasonably expected to violate any applicable Environmental Law, (ii) would reasonably be expected to give rise to an Environmental Claim against any Credit Party or any Restricted Subsidiary or (iii) would reasonably be expected to give rise to liability under any applicable Environmental Law; and

(c) No Credit Party nor any Restricted Subsidiary has, with respect to its operations or Real Property, any liability with respect to any Release, environmental contamination by hazardous materials or otherwise arising under Environmental Laws, and there are no facts, circumstances or conditions that are reasonably likely to result in any such liability in the future.

8.19. Labor Relations. Except as set forth in Schedule 8.19 and except to the extent the same has not, either individually or in the aggregate, had and would not reasonably be expected to have a Material Adverse Effect, (a) there are no strikes, lockouts, slowdowns or other labor disputes pending against any Credit Party or any Restricted Subsidiaries or, to the knowledge of each Credit Party, threatened against any Credit Party or any Restricted Subsidiaries, (b) to the knowledge of each Credit Party, there are no questions concerning union representation with respect to any Credit Party or any Restricted Subsidiaries, (c) the hours worked by and payments made to employees of any Credit Party or any Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, provincial, municipal, local, or foreign law dealing with such matters and (d) to the knowledge of each Credit Party, no wage and hour department investigation has been made of any Credit Party or any Restricted Subsidiaries.

8.20. Intellectual Property. Each Credit Party and each other Restricted Subsidiary owns or has the right to use all the patents, trademarks, domain names, service marks, trade names, copyrights, inventions, trade secrets, formulas, proprietary information and know-how of any type, whether or not written (including, but not limited to, rights in computer programs and databases) (collectively, “Intellectual Property”), necessary for the present conduct of its respective business, without any known conflict with the Intellectual Property rights of others, except for such failures to own or have the right to use and/or conflicts as have not had, and would not reasonably be expected to have, a Material Adverse Effect.

8.21. Legal Names; Type of Organization (and Whether a Registered Organization); Jurisdiction of Organization; etc. Schedule 8.21 contains for each Credit Party, as of the Closing Date, (i) the exact legal name of such Credit Party, (ii) the type of organization of such Credit Party, (iii) whether or not such Credit Party is a registered organization, (iv) the jurisdiction of organization or incorporation of such Credit Party, (v) such Credit Party’s Location, (vi) the organizational identification or company registration number (if any) of such Credit Party and (vii) each trade name used (or previously used) by each Credit Party. To the extent that such Credit Party does not have an organizational identification number on the Closing Date and later obtains one, such Credit Party shall promptly thereafter notify the Collateral Agent of such organizational identification number and shall take all actions reasonably satisfactory to the Collateral Agent to the extent necessary to maintain the security interest of the Collateral Agent in the Collateral intended to be granted pursuant to the Security Documents fully perfected and in full force and effect.

8.22. Senior Debt. The Obligations are “Senior Debt”, “Senior Indebtedness,” (or any comparable term) under, and as defined in, any indenture or document governing any Permitted Junior Debt.

Section 9. Affirmative Covenants. The Credit Parties hereby covenant and agree that on and after the Closing Date and so long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than any indemnification obligations arising hereunder which are not then due and payable), shall remain outstanding:

9.01. Information Covenants. The Borrower will furnish to the Administrative Agent for distribution to each Lender:

(a) Quarterly Financial Statements.

(i) [Reserved].

(ii) Within 45 days after the close of each quarterly accounting period in each fiscal year of Holdings (60 days in the case of Holdings’ fiscal quarters ending December 31, 2015, March 31, 2016 and June 30, 2016) beginning with the quarterly accounting period ending December 31, 2015, (i) the consolidated balance sheet of Holdings and its Subsidiaries as at the end of such quarterly accounting period and the related consolidated statements of income and cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, in each case setting forth comparative figures for the corresponding quarterly accounting period in the prior fiscal year and comparable forecasted figures for such quarterly accounting period based on the corresponding forecasts delivered pursuant to Section 9.01(d), all of which shall be certified by the chief financial officer of Holdings that they fairly present in all material respects in accordance with U.S. GAAP the financial condition of Holdings and its Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes, and (ii) management’s discussion and analysis of the important operational and financial developments during such quarterly accounting period. If Holdings has filed (within the time period required above) a Form 10 Q with the SEC for any fiscal quarter described above, then to the extent that such quarterly report on Form 10 Q contains any of the foregoing items, the Lenders shall accept such Form 10 Q in lieu of such items.

(b) Annual Financial Statements. Within 90 days after the close of each fiscal year of Holdings (on or before May 15, 2016, in the case of Holdings’ fiscal year ending December 31, 2015) beginning with the fiscal year ending December 31, 2015, (i) the consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and cash flows for such fiscal year setting forth (commencing with Holdings’ fiscal year ending December 31, 2015) comparative figures for the preceding fiscal year and comparable forecasted figures for such fiscal year based on the corresponding forecasts delivered pursuant to Section 9.01(d) and certified, in the case of consolidated financial statements, by Ernst & Young LLP or another “Big Four” accounting firm

(or other independent certified public accountants of recognized national standing), together with an opinion of such accounting firm (which opinion shall be without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit other than any exception or explanatory paragraph solely with respect to, or resulting solely from, (A) an upcoming maturity date of the Revolving Credit Facility occurring within one year from the time such opinion is delivered or (B) any actual failure to satisfy a financial maintenance covenant or potential inability to satisfy a financial maintenance covenant on a future date or in a future period under the Revolving Credit Facility) which demonstrates that such statements fairly present in all material respects in accordance with U.S. GAAP the financial condition of Holdings and its Subsidiaries as of the date indicated and the results of their operations and changes in their cash flows for the periods indicated, and (ii) management’s discussion and analysis of the important operational and financial developments during such fiscal year. If Holdings has filed (within the time period required above) a Form 10 K with the SEC for any fiscal year described above, then to the extent that such annual report on Form 10 K contains any of the foregoing items, the Lenders shall accept such Form 10 K in lieu of such items.

In addition, notwithstanding the foregoing, the financial statements, information and other information and documents required to be provided as described in Sections 9.01(a), (b) and (d), may be those of any direct or indirect parent of Holdings; provided that, if the financial information so furnished relates such direct or indirect parent of Holdings, the same is accompanied by a reasonably detailed description of the quantitative differences between the information relating such parent, on the one hand, and the information relating to Holdings and its Restricted Subsidiaries on a stand-alone basis, on the other hand.

(c) Lender Calls. Once per fiscal quarter at a date and time mutually agreeable to Borrower and the Lenders, Borrower shall make available its senior management for telephone conference calls with all Lenders for a discussion of the financial results of the previous fiscal quarter and the operations, results and material developments in the business of Holdings and its Subsidiaries.

(d) Forecasts. No later than 90 days following the first day of each fiscal year of Holdings (or in the case of the 2016 fiscal year of Holdings, with the date of such delivery first occurring no later than May 15, 2016), a forecast (including projected statements of income, sources and uses of cash and balance sheets for Holdings and its Subsidiaries on a consolidated basis) for each of the twelve months of such fiscal year prepared in detail, with appropriate discussion of the principal assumptions upon which such forecast is based.

(e) Officer’s Certificates. At the time of the delivery of the Section 9.01 Financials, a Compliance Certificate from a Responsible Officer of the Borrower substantially in the form of Exhibit G, certifying on behalf of the Borrower that, to such Responsible Officer’s knowledge after due inquiry, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate shall (i) set forth the reasonably detailed calculations with respect to the Total Net Leverage Ratio and Total Secured Net Leverage Ratio of Holdings and its Restricted Subsidiaries for such period and (ii) certify there have been no changes to the Annexes of the U.S. Security Agreement and the Pledge Agreement

since the Closing Date or, if later, since the date of the most recent certificate delivered pursuant to this Section 9.01(e), or if there have been any such changes, a list in reasonable detail of such changes (but, in each case with respect to this clause (ii), only to the extent that such changes are required to be reported to the Collateral Agent pursuant to the terms of such Security Documents) and whether the Borrower and the other Credit Parties have otherwise taken all actions required to be taken by them pursuant to such Security Documents in connection with any such changes.

(f) Notice of Default, Litigation and Material Adverse Effect. Promptly after any Responsible Officer of Holdings or any of its Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default or any default or event of default under the Revolving Credit Agreement or any Permitted Junior Debt or other debt instrument in excess of $20,000,000, (ii) any litigation or governmental investigation or proceeding pending against Holdings or any of its Subsidiaries (x) which, either individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect or (y) with respect to any Credit Document, or (iii) any other event, change or circumstance that has had, or would reasonably be expected to have, a Material Adverse Effect.

(g) Other Reports and Filings. Promptly after the filing or delivery thereof, copies of all financial information, proxy materials and reports, if any, which Holdings or any of its Subsidiaries shall publicly file with the Securities and Exchange Commission or any successor thereto (the “SEC”) or deliver to the holders of any publicly issued debt of Holdings, any Borrower and/or any of the other Restricted Subsidiaries, in their capacity as such holders, lenders or agents (in each case to the extent not therefore delivered to the Administrative Agent pursuant to this Agreement) and, with reasonable promptness, such other information (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of any Lender (acting through the Administrative Agent) may reasonably request in writing from time to time; provided, that none of Holdings, any Borrower nor any other Restricted Subsidiary will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective contractors) is prohibited by law, or any binding agreement or (iii) that is subject to attorney client or similar privilege or constitutes attorney-work product.

(h) Environmental Matters. Promptly after any officer of any Credit Party or any Subsidiary of Holdings obtains actual knowledge thereof, notice of one or more of the following environmental matters to the extent that such environmental matters, either individually or when aggregated with all other such environmental matters, would reasonably be expected to have a Material Adverse Effect:

(i) any pending or threatened Environmental Claim against any Credit Party or any Subsidiary of Holdings or any Real Property owned, leased or operated by any Credit Party or any Subsidiary of Holdings;

(ii) any environmental condition or contamination by Hazardous Materials on any Real Property owned, leased or operated by any Credit Party or any Subsidiary of Holdings;

(iii) the taking of any removal or remedial action in response to the actual or alleged contamination by any Hazardous Material on any Real Property owned, leased or operated by any Credit Party or any of Holdings’ Subsidiaries as required by any Environmental Law or any governmental or other administrative agency pursuant thereto; and

(iv) the receipt of written notice by any Credit Party or any Subsidiary of Holdings from any government or governmental agency under, or pursuant to, CERCLA or other Environmental Law which identifies any Credit Party or any Subsidiary of Holdings as potentially responsible parties for remediation costs, or which otherwise notify any Credit Party or any Subsidiary of Holdings of potential liability under CERCLA or other Environmental Law, due to contamination by any Hazardous Material on any Real Property owned, leased or operated by any Credit Party or any of Holdings’ Subsidiaries.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and such Credit Party’s or such Subsidiary’s response thereto. Notwithstanding anything to the contrary contained above, notice shall not be required to be given of the matters disclosed in the Acquisition Documents, except that if there are any adverse developments with respect to the matters so disclosed that would rise to the standards set forth above, then a subsequent notice shall be required.

(i) Notices to Holders of Revolving Loan and Permitted Junior Debt. Contemporaneously with the sending or filing thereof, the Borrower will provide to the Administrative Agent for distribution to each of the Lenders, any material notices (including notices of default and copies of amendments, waivers or other modifications of material documents) provided to, or received from, holders of (I) Indebtedness pursuant to the Revolving Credit Documents or (II) Permitted Junior Debt or other Indebtedness, in each case of this clause (II), with a principal amount in excess of $20,000,000 in each case excluding notices that are otherwise required to be delivered hereunder.

(j) Financial Statements of Unrestricted Subsidiaries. Simultaneously with the delivery of each set of Section 9.01 Financials, the related consolidating financial statements reflecting adjustments necessary to eliminate the effect of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

(k) Other Information. From time to time, such other information or documents (financial or otherwise) with respect to Holdings or any of its Subsidiaries as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.

9.02. Books, Records and Inspections.

(a) Each Credit Party and each Restricted Subsidiary will keep proper books of record and accounts in which full, true and correct entries in conformity with U.S. GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities.

(b) The Credit Parties will permit the Administrative Agent, GSO or any Persons designated by the Administrative Agent, subject to reasonable advance notice to, and reasonable coordination with, the Borrower and normal business hours, to visit and inspect the properties of any Credit Party, at the Borrower’s expense as provided in clause (c) below, inspect, audit and make extracts from any Credit Party’s corporate, financial or operating records, and discuss with its officers, employees, agents, advisors and independent accountants (subject to such accountants’ customary policies and procedures) such Credit Party’s business, financial condition, assets and results of operations (it being understood that a representative of the Borrower is allowed to be present in any discussions with officers, employees, agent, advisors and independent accountants) provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent under this Section 9.02, and the Administrative Agent shall not exercise such rights more often than one time during any calendar year absent the existence of a continuing Default or an Event of Default. No such inspection or visit shall unduly interfere with the business or operations of any Credit Party, nor result in any damage to the property or other Collateral, and each such inspection shall (absent a continuing Default or Event of Default) be subject to reasonable advance notice to, and reasonable coordination with, the Credit Party. No inspection shall involve invasive testing without the prior written consent of the Borrower. Neither the Administrative Agent nor any Lender shall have any duty to any Credit Party to make any inspection, nor to share any results of any inspection, appraisal or report with any Credit Party. The Credit Parties acknowledge that all inspections and Reports are prepared by the Administrative Agent and Lenders for their purposes, and the Credit Parties shall not be entitled to rely upon them.

(c) Reimburse the Administrative Agent and/or GSO for all reasonable out-of-pocket costs and expenses (other than any legal fees or costs and expenses covered under Section 13.01) of the Administrative Agent or GSO in connection with one examination per fiscal year of any Credit Party’s books and records or any other financial or Collateral matters as the Administrative Agent or GSO deems appropriate.

9.03. Maintenance of Property; Insurance.

(a) Each Credit Party and each Restricted Subsidiary will (i) keep all tangible property necessary to the business of such Credit Party and such Restricted Subsidiary in good working order and condition, ordinary wear and tear, casualty and condemnation excepted, (ii) maintain with financially sound and reputable insurance companies insurance on all such property and against all such risks as is consistent and in accordance with industry practice for companies similarly situated owning similar properties and engaged in similar businesses as such Credit Party and such Restricted Subsidiary, and (iii) furnish to the Administrative Agent, upon its request therefor, full information as to the insurance carried. The provisions of this Section 9.03 shall be deemed supplemental to, but not duplicative of, the provisions of any Security Documents that require the maintenance of insurance.

(b) If at any time (A) the Mortgaged Property is located in the United States, if requested by the Collateral Agent, then the Borrower shall, or shall cause the applicable Credit Party to deliver a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination as soon as commercially reasonable or (B) the improvements on a Mortgaged Property are located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then with respect to clause (B) the Borrower shall, or shall cause the applicable Credit Party to (i) maintain, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence of such insurance in form and substance reasonably acceptable to the Administrative Agent, including, without limitation, evidence of annual renewals of such insurance.

(c) Each Credit Party and each Restricted Subsidiary will at all times keep its property insured in favor of the Collateral Agent, and all policies or certificates (or certified copies thereof) with respect to such insurance (and any other insurance maintained by the Borrower and/or such Restricted Subsidiaries) (i) shall be endorsed to the Collateral Agent’s reasonable satisfaction for the benefit of the Collateral Agent (including, without limitation, containing a loss payable clause or endorsement that names the Collateral Agent, on behalf of the Secured Creditors, as lender loss payee), (ii) if agreed by the insurer (which agreement the applicable Credit Parties shall use commercially reasonable efforts to obtain), shall state that such insurance policies shall not be canceled without at least 30 days’ prior written notice thereof (or, with respect to non-payment of premiums, 10 days’ prior written notice) by the respective insurer to the Collateral Agent; provided that the requirements of this Section 9.03(c) shall not apply to (x) insurance policies covering (1) directors and officers, fiduciary or other professional liability, (2) employment practices liability, (3) workers compensation liability, (4) automobile and aviation liability, (5) health, medical, dental and life insurance, and (6) such other insurance policies and programs as the Collateral Agent may approve; and (y) self-insurance programs and (iii) shall be deposited with the Collateral Agent.

(d) If any Credit Party or any Restricted Subsidiary shall fail to maintain insurance in accordance with this Section 9.03, or any Credit Party or any Restricted Subsidiary shall fail to so endorse and deposit all policies or certificates with respect thereto, after any applicable grace period, the Administrative Agent shall have the right (but shall be under no obligation) to procure such insurance and the Credit Parties jointly and severally agree to reimburse the Administrative Agent for all reasonable costs and expenses of procuring such insurance.

9.04. Existence; Franchises. Each Credit Party and any Restricted Subsidiary will do all things necessary to preserve and keep in full force and effect its existence and, in the case of each Credit Party and such Restricted Subsidiaries, its and their rights, franchises, licenses, permits, and Intellectual Property, in each case to the extent material; provided, however, that nothing in this Section 9.04 shall prevent (i) sales of assets and other transactions by such Credit Parties or such Restricted Subsidiaries in accordance with Section 10.02, (ii) the abandonment by the Credit Parties or such Restricted Subsidiaries of any rights, franchises, licenses, permits, or Intellectual Property that the Borrower reasonably determines are no longer material to or used in the operations of the Borrower and such Restricted Subsidiaries taken as a whole or, with respect to Intellectual Property, no longer commercially practicable to maintain or (iii) the withdrawal by the Borrower or such Restricted Subsidiaries of its qualification as a foreign corporation, partnership, limited liability company or unlimited liability company, as the case may be, in any jurisdiction if such withdrawal would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.05. Compliance with Statutes, etc. Each Credit Party and any Subsidiary will comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to ERISA, OFAC, FCPA, embargoed persons, Anti-Terrorism Laws and Education Laws), except such noncompliance as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.06. Compliance with Environmental Laws.

(a) Each Credit Party and any Restricted Subsidiary will comply with all Environmental Laws and permits applicable to, or required by, the ownership, lease or use of Real Property now or hereafter owned, leased or operated by an Credit Party or any Restricted Subsidiary, except such noncompliance as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, no Credit Party nor any Restricted Subsidiary will generate, use, treat, store, Release or permit the generation, use, treatment, storage, or Release of Hazardous Materials on any Real Property now or hereafter owned, leased or operated by any Credit Party or any Restricted Subsidiary, or transport or permit the transportation of Hazardous Materials to or from any such Real Property.

(b) (i) After the receipt by the Administrative Agent or any Lender of any notice of the type described in Section 9.01(h) with respect to any matter that would reasonably be expected to have a Material Adverse Effect, (ii) at any time that any Credit Party or any Restricted Subsidiary is not in compliance with Section 9.06(a) (subject to the applicable cure period in Section 11.01(c))) or (iii) at any time when an Event of Default is in existence and continuing, the Credit Parties will (in each case) jointly and severally provide, at the written request of the Administrative Agent, an environmental site assessment report concerning any Mortgaged Property owned, leased or operated by any Credit Party or any of their Restricted Subsidiaries that is the subject of or could reasonably be expected to be the subject of such notice, noncompliance or Event of Default, prepared by an environmental consulting firm reasonably approved by the Administrative Agent, to assess with a reasonable degree of certainty the presence or absence of Hazardous Materials and the reasonable costs of any removal or remedial action in connection with such Hazardous Materials on such Mortgaged Property. If the Credit Parties fail to provide the same within 30 days after such request was made, the Administrative Agent may order the same, the reasonable cost of which shall be borne (jointly and severally) by the Borrower, and the Credit Parties shall grant and hereby grant to the Administrative Agent and the Lenders and their respective agents access to such Mortgaged Property during reasonable business hours to undertake such an assessment at any reasonable time upon reasonable notice to the Borrower, all at the sole expense of the Credit Parties (who shall be jointly and severally liable therefor).

9.07. ERISA. As soon as reasonably practicable and, in any event, within ten (10) Business Days after a Responsible Officer of the Borrower knows of the occurrence of an ERISA Event that would or could reasonably be expected to result in a Material Adverse Effect, the Borrower will deliver to the Administrative Agent a certificate setting forth a reasonable level of detail as to such occurrence and the action, if any, that the Borrower, a Credit Party or an ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given or filed by the Borrower or such Credit Party to or with the PBGC or any other Governmental Authority, and any notices received by the Borrower or such Credit Party from the PBGC or any other Governmental Authority with respect thereto.

9.08. Reserved.

9.09. Additional Subsidiaries.

(a) If (i) any additional Restricted Subsidiary, organized in a Covered Jurisdiction, is formed or acquired after the Closing Date, (ii) any Restricted Subsidiary ceases to be an Excluded Subsidiary or (iii) Holdings or the Borrower, with the Administrative Agent’s consent, elect to cause a Subsidiary organized outside of a Covered Jurisdiction, or to the extent reasonably acceptable to the Administrative Agent, a Subsidiary that is not a Wholly Owned Subsidiary (including any consolidated Affiliate in which Holdings, the Borrower and their respective subsidiaries own no Equity Interest or that is organized in a non-Covered Jurisdiction) to become a Subsidiary Credit Party, then Holdings or the Borrower will, within 30 days (or such longer period as may be agreed to by the Administrative Agent in its reasonable discretion) after such newly formed or acquired Restricted Subsidiary is formed or acquired or such Restricted Subsidiary ceases to be an Excluded Subsidiary or Holdings or the Borrower have made such election, notify the Administrative Agent thereof, and will cause such Restricted Subsidiary (unless such Restricted Subsidiary is an Excluded Subsidiary) to satisfy the Collateral and Guarantee Requirement with respect to such Restricted Subsidiary and with respect to any Equity Interest in or Indebtedness of such Restricted Subsidiary owned by or on behalf of any Credit Party.

(b) Notwithstanding the foregoing, in the event any Material Real Property would be required to be mortgaged pursuant to this Section 9.09, Holdings and the Borrower shall be required to comply with the “Collateral and Guarantee Requirement” as it relates to such Material Real Property within 90 days, following the formation or acquisition of such real property or such Restricted Subsidiary or the identification of such new Material Subsidiary, or such longer time period as agreed by the Administrative Agent in its reasonable discretion.

9.10. Payment of Taxes. Except as such non-performance as individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect, each Credit Party and each Restricted Subsidiary will pay and discharge all Taxes imposed upon it or upon its income or profits or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all material lawful claims which, if unpaid, might become a Lien or charge upon any properties of any Credit Party or any Restricted Subsidiary not otherwise permitted under Section 10.01(i); provided that no Credit Party nor any Restricted Subsidiary shall be required to pay any such Tax which is being contested in good faith and by appropriate proceedings if it has maintained adequate reserves with respect thereto in accordance with U.S. GAAP; provided, further, that to the extent the Borrower is a pass-through entity or otherwise is a member of a consolidated, combined, unitary or similar group for Tax purposes, the relevant Taxes may be paid by a Parent Company of the Borrower rather than by the Borrower and/or a Restricted Subsidiary.

9.11. Use of Proceeds. The Borrower will use the proceeds of the Loans only as provided in Section 8.08.

9.12. Additional Security; Further Assurances; etc.

(a) Each of Holdings and the Borrower will, and will cause each Credit Party to, execute any and all further documents, financing statements, agreements and instruments (collectively, as may be amended, modified or supplemented from time to time, the “Additional Security Documents”), and take all such further actions (including the filing and recording of financing statements, precautionary filings, fixture filings, mortgages, charges, deeds of trust and other documents), that may be required under any applicable law and that the Administrative Agent or the Required Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Credit Parties.

(b) If, after the Closing Date, any assets (other than Excluded Assets), including any owned (but not leased or ground-leased) Material Real Property or improvements thereto or any interest therein, are acquired by the Borrower or any other Credit Party or are held by any Subsidiary thereof on or after the time it becomes a Credit Party pursuant to Section 9.09 (other than assets constituting Collateral under a Security Document that become subject to the Lien created by such Security Document upon acquisition thereof or constituting Excluded Assets), the Borrower will within 30 days of the acquisition thereof (or such longer time period as agreed by the Administrative Agent in its reasonable discretion) cause such assets to be subjected to a Lien securing the Obligations and will take and cause the other Credit Parties to take, such actions as shall be necessary and reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section and as required pursuant to the “Collateral and Guarantee Requirement,” all at the expense of the Credit Parties and subject to the last paragraph of the definition of the term “Collateral and Guarantee Requirement.” In the event any Material Real Property is mortgaged pursuant to this Section 9.12(b), the Borrower or such other Credit Party, as applicable, shall be required to comply with the “Collateral and Guarantee Requirement” and paragraph (a) of this Section 9.12 within 90 days following the acquisition of such Material Real Property or such longer time period as agreed by the Administrative Agent in its reasonable discretion.

9.13. Post-Closing Actions. Each Credit Party and each Restricted Subsidiary will complete each of the actions described on Schedule 9.13 as soon as commercially reasonable and by no later than the date set forth in Schedule 9.13 with respect to such action or such later date as GSO may reasonably agree.

9.14. Permitted Acquisitions.

(a) Subject to the provisions of this Section 9.14 and the requirements contained in the definition of Permitted Acquisition, the Borrower and any Restricted Subsidiary may from time to time after the Closing Date effect Permitted Acquisitions, so long as (in each case except to the extent the Required Lenders otherwise specifically agree in writing in the case of a specific Permitted Acquisition): (i) the Permitted Acquisition Conditions shall be satisfied on a Pro Forma Basis for such Permitted Acquisition and the acquisition is consensual (not hostile); provided that the aggregate consideration paid by the Borrower and the Restricted Subsidiaries in connection with Permitted Acquisitions consummated from and after the Closing Date where the Acquired Entity or Business does not become a Credit Party (in the case of an Acquired Entity) or owned by a Credit Party (in the case of a Business) shall not exceed the greater of $25,000,000 and 25% of Consolidated EBITDA and (ii) the Borrower shall have delivered to the Administrative Agent and each Lender a certificate executed by its chief financial officer or treasurer, certifying to the best of such officer’s knowledge, compliance with the requirements of the preceding clause (i), and containing the calculations (in reasonable detail) required by the preceding clause (i).

(b) The Borrower shall cause each Restricted Subsidiary located in a Covered Jurisdiction (other than an Excluded Subsidiary) which is formed to effect, or is acquired pursuant to, a Permitted Acquisition to comply with, and to execute and deliver all of the documentation as and to the extent required by, Section 9.12, to the reasonable satisfaction of the Administrative Agent.

(c) The consummation of each Permitted Acquisition shall be deemed to be a representation and warranty by the Borrower that the certifications pursuant to this Section 9.14 are true and correct in all material respects and that all conditions thereto have been satisfied and that the same is permitted in accordance with the terms of this Agreement, which representation and warranty shall be deemed to be a representation and warranty for all purposes hereunder, including, without limitation, Sections 8 and 11.

9.15. Designation of Subsidiaries. The Borrower may at any time after the Closing Date designate any Restricted Subsidiary (other than the Borrower) as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary by written notice to the Administrative Agent; provided that (i) immediately before and after such designation, no Event of Default shall have occurred and be continuing, (ii) in the case of the designation of any Subsidiary as an Unrestricted Subsidiary, such designation shall constitute an Investment in such Unrestricted Subsidiary (calculated as an amount equal to the sum of (x) the net worth of the Subsidiary designated immediately prior to such designation (such net worth to be calculated without regard to any Obligations of such Subsidiary under the Credit Party Guaranty) and (y) the aggregate principal amount of any Indebtedness owed by the Subsidiary to the Borrower or any Restricted Subsidiary immediately prior to such designation, all calculated, except as set forth in the parenthetical to clause (x) above, on a consolidated basis in accordance with U.S. GAAP), and such Investment shall be permitted under Section 10.05, (iii) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of (I) the Revolving Credit Documents, or (II) any Permitted Junior Debt Document or (III) other debt instrument, in each case of this clause (III), with a principal amount in excess of $20,000,000,

(iv) immediately after giving effect to the designation of an Unrestricted Subsidiary as a Restricted Subsidiary, the Borrower shall comply with the provisions of Section 9.12 with respect to such designated Restricted Subsidiary, (v) no Restricted Subsidiary may be a Subsidiary of an Unrestricted Subsidiary, (vi) in the case of the designation of any Subsidiary as an Unrestricted Subsidiary, no recourse whatsoever (whether by contract or by operation of law or otherwise) may be had to the Borrower or any Restricted Subsidiary or any of their respective properties or assets for any obligations of such Unrestricted Subsidiary and (vii) the Borrower shall have delivered to the Administrative Agent and each Lender a certificate executed by its chief financial officer or treasurer, certifying to the best of such officer’s knowledge, compliance with the requirements of the preceding clauses (i) through (vi). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (A) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (B) a return on any Investment by the Borrower in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of the Borrower’s Investment in such Subsidiary.

Section 10. Negative Covenants. The Credit Parties hereby covenant and agree that on and after the Closing Date and so long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (other than any indemnification obligations arising hereunder which are not then due and payable and shall remain unpaid or unsatisfied):

10.01. Liens. Each of Holdings and any Restricted Subsidiary will not create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of Holdings or any Restricted Subsidiary, whether now owned or hereafter acquired, or sell accounts receivable with recourse to Holdings or any Restricted Subsidiary); provided that the provisions of this Section 10.01 shall not prevent the creation, incurrence, assumption or existence of, or any filing in respect of, the following (Liens described below are herein referred to as “Permitted Liens”):

(i) Liens for Taxes, assessments or governmental charges or levies not overdue or Liens for Taxes being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with U.S. GAAP (or, for Foreign Subsidiaries, in conformity with generally accepted accounting principles that are applicable in their respective jurisdiction of organization);

(ii) Liens in respect of property or assets of Holdings or any Restricted Subsidiary imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, contractors’, materialmen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business, or which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets, subject to any such Lien for which adequate reserves have been established in accordance with U.S. GAAP;

(iii) Liens in existence on the Closing Date which are listed, and the property subject thereto described, in Schedule 10.01(iii) (or to the extent not listed on such Schedule 10.01(iii)), where the fair market value of all property to which such Liens under this clause (iii) attach is less than $2,500,000 in the aggregate), plus modifications, renewals, replacements, refinancings and extensions of such Liens, provided that (x) the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase from that amount outstanding at the time of any such renewal, replacement or extension, plus accrued and unpaid interest and cash fees and expenses (including premium) incurred in connection with such renewal, replacement or extension and (y) any such renewal, replacement or extension does not encumber any additional assets or properties of Holdings or any Restricted Subsidiary (other than after-acquired property that is affixed or incorporated into the property encumbered by such Lien on the Closing Date and the proceeds and products thereof) unless such Lien is permitted under the other provisions of this Section 10.01;

(iv) (x) Liens created pursuant to the Credit Documents and (y) Liens securing Indebtedness and obligations in respect of the Revolving Credit Agreement in an amount not to exceed the Maximum Revolving Amount (as defined in the Intercreditor Agreement) incurred pursuant to Section 10.04(i)(y) (or otherwise in respect of Secured Bank Product Obligations, as defined in the Revolving Credit Agreement), to the extent such Liens are subject to the Intercreditor Agreement;

(v) Leases, subleases, licenses or sublicenses (including licenses or sublicenses of Intellectual Property) granted to other Persons not materially interfering with the conduct of the business of Holdings or any Restricted Subsidiary;

(vi) Liens upon assets of Holdings or any Restricted Subsidiary subject to Capitalized Lease Obligations to the extent such Capitalized Lease Obligations are permitted by Section 10.04(iii) or 10.04(vii); provided that (x) such Liens serve only to secure the payment of Indebtedness and/or other monetary obligations arising under such Capitalized Lease Obligation and (y) the Lien encumbering the asset or assets giving rise to such Capitalized Lease Obligation does not encumber any asset of Holdings or any Restricted Subsidiary other than the proceeds of the assets giving rise to such Capitalized Lease Obligations;

(vii) Liens placed upon equipment, machinery or other fixed assets acquired or constructed after the Closing Date and used in the ordinary course of business of Holdings or any Restricted Subsidiary and placed at the time of the acquisition or construction thereof by Holdings or such Restricted Subsidiary or within 270 days thereafter to secure Indebtedness incurred to pay all or a portion of the purchase or construction price thereof or to secure Indebtedness incurred solely for the purpose of financing the acquisition or construction of any such equipment, machinery or other fixed assets or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided that (x) the Indebtedness secured by such Liens is permitted by Section 10.04(iii) and (y) in all events, the Lien encumbering the equipment, machinery or other fixed assets so acquired or constructed does not encumber any other asset of Holdings or such Restricted Subsidiary; provided further that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender on customary terms;

(viii) survey exceptions, ground leases, easements, rights-of-way, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines, and other similar purposes, or restrictions (including zoning restrictions and building codes), encroachments, protrusions and other similar charges or encumbrances and title deficiencies, which do not materially interfere with the conduct of the business of Holdings or any Restricted Subsidiary or the value, use and occupancy thereof;

(ix) Liens arising from precautionary UCC or other similar financing statement filings regarding operating leases or consignments entered into in the ordinary course of business;

(x) attachment and judgment Liens, to the extent and for so long as the underlying judgments and decrees do not constitute an Event of Default pursuant to Section 11.01(i);

(xi) statutory and common law landlords’ liens under leases of real property to which Holdings or any Restricted Subsidiary is a party;

(xii) Liens (other than Liens imposed under ERISA) incurred in the ordinary course of business in connection with workers’ compensation claims, unemployment insurance and social security benefits and Liens securing the performance of bids, tenders, leases and contracts in the ordinary course of business, statutory obligations, surety, stay, customs or appeal bonds, performance bonds and other obligations of a like nature (including (i) those to secure health, safety and environmental obligations and (ii) those required or requested by any Governmental Authority other than letters of credit) incurred in the ordinary course of business;

(xiii) Permitted Encumbrances;

(xiv) Liens on property or assets acquired pursuant to a Permitted Acquisition, or on property or assets of any Restricted Subsidiary in existence at the time such Restricted Subsidiary is acquired pursuant to a Permitted Acquisition, provided that (x) any Indebtedness that is secured by such Liens is permitted to exist under Section 10.04(v), and (y) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition and do not attach to any other asset of Holdings or any Restricted Subsidiary; and any extensions, renewals and replacements thereof so long as the aggregate principal amount of the Indebtedness secured by such Liens does not increase from that amount outstanding at the time of any such extension, renewal or replacement, plus accrued and unpaid interest and cash fees and expenses (including premium) incurred in connection with such renewal, replacement or extension, and such extension, renewal or replacement does not encumber any asset or properties of Holdings or any Restricted Subsidiary (other than the proceeds or products thereof);

(xv) deposits or pledges to secure bids, tenders, contracts (other than contracts for the repayment of borrowed money), leases, statutory obligations, surety, stay, customs and appeal bonds and other obligations of like nature (including (x) those to secure health, safety and environmental obligations and (y) those required or requested by any Governmental Authority other than letters of credit), and as security for the payment of rent, in each case arising in the ordinary course of business;

(xvi) Liens on assets of Foreign Subsidiaries that are not Credit Parties securing Indebtedness of Foreign Subsidiaries that are not Credit Parties permitted pursuant to Section 10.04;

(xvii) any interest or title of a lessor, sublessor, licensee, sublicensee, licensor or sublicensor under any lease, sublease, license or sublicense agreement (including software and other technology licenses) in the ordinary course of business;

(xviii) Liens on property subject to Sale-Leaseback Transactions to the extent such Sale-Leaseback Transactions are permitted by Section 10.02(xiii);

(xix) any encumbrances or restrictions (including, without limitation, put and call agreements) with respect to the Equity Interests of any Joint Venture expressly permitted by the terms of this Agreement arising pursuant to the agreement evidencing such Joint Venture;

(xx) Liens on Collateral in favor of any Credit Party securing intercompany Indebtedness permitted by Section 10.04(vi); provided that any Liens securing Indebtedness that is required to be subordinated pursuant to Section 10.04 and Section 10.05(vi) shall be subordinated to the Liens created pursuant to the Security Documents;

(xxi) Liens on specific items of inventory or other goods (and proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods, and pledges or deposits in the ordinary course of business;

(xxii) Liens on insurance policies and the proceeds thereof (whether accrued or not) and rights or claims against an insurer, in each case securing insurance premium financings permitted under Section 10.04(x);

(xxiii) Liens that may arise on inventory or equipment of Holdings or any Restricted Subsidiary in the ordinary course of business as a result of such inventory or equipment being located on premises owned by Persons other than Holdings and any Restricted Subsidiary;

(xxiv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(xxv) Liens (x) of a collection bank arising under Section 4-210 of the UCC or under similar provision of other applicable law on items in the course of collection, (y) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and (z) in favor of a banking or other financial institution arising as a matter of law or under customary general terms and conditions encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(xxvi) [reserved];

(xxvii) Liens that are contractual rights of set-off (x) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the incurrence or issuance of Indebtedness, (y) relating to pooled deposit or sweep accounts of Holdings or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings or any Restricted Subsidiary or (z) relating to purchase orders and other agreements entered into with customers of Holdings or any Restricted Subsidiary in the ordinary course of business;

(xxviii) Liens attaching solely to cash earnest money deposits in connection with any letter of intent or purchase agreement in connection with a Permitted Acquisition or other Investment permitted hereunder;

(xxix) Liens not otherwise permitted under this Section (and on a junior basis to the Obligations), to the extent attaching to properties and assets with an aggregate fair market value not in excess of, and securing liabilities not in excess of, the greater of (a) $15,000,000 and (b) 15% of Consolidated EBITDA in the aggregate at any time outstanding;

(xxx) Liens on Collateral (as defined in the Security Documents) securing obligations of Credit Parties under Permitted Junior Debt that are secured as provided in the definitions thereof, or Liens on assets of non-Credit Parties securing obligations of non-Credit Parties under Permitted Junior Debt to the extent permitted by Section 10.04(xxix);

(xxxi) cash deposits with respect to the Revolving Credit Agreement or any Permitted Junior Debt or any other Indebtedness, in each case to the extent permitted by Section 10.07;

(xxxii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by Holdings or any Restricted Subsidiary in the ordinary course of business;

(xxxiii) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(xxxiv) (x) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business of Holdings and the Restricted Subsidiaries complies, and (y) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of Holdings or any Restricted Subsidiary;

(xxxv) deposits made in the ordinary course of business to secure liability to insurance carriers;

(xxxvi) receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof;

(xxxvii) so long as no Default has occurred and is continuing at the time of granting such Liens, Liens on cash deposits in an aggregate amount not to exceed $3,000,000 securing any Swap Contracts permitted under the Revolving Credit Agreement;

(xxxviii) [reserved]; and

(xxxix) pledges and deposits given to a public utility or to any municipalities or Governmental Authorities or other public authority when required by the utility, municipality or Governmental Authorities or other public authority in connection with the supply of services or utilities to the Credit Parties.

In connection with the granting of Liens of the type described in this Section 10.01 by Holdings and any Restricted Subsidiary, the Administrative Agent and the Collateral Agent shall, and shall be authorized to, take any actions deemed appropriate by it in connection therewith (including, without limitation, by executing appropriate lien releases or lien subordination agreements in favor of the holder or holders of such Liens, in either case solely with respect to the item or items of equipment or other assets subject to such Liens).

10.02. Consolidation, Merger, or Sale of Assets, etc. Each of the Credit Parties and any Restricted Subsidiary will not wind up, liquidate or dissolve its affairs or enter into any partnership, joint venture, or transaction of merger, amalgamation or consolidation, or convey, sell, lease or otherwise dispose of all or any part of its property or assets, or enter into any sale-leaseback transactions of any Person, except that:

(i) the Credit Parties and their Restricted Subsidiaries may dispose of cash and Cash Equivalents in the ordinary course of business;

(ii) any Investment permitted by Section 10.05 may be structured as a merger, consolidation or amalgamation and the Credit Parties and their Restricted Subsidiaries may make Investments permitted by Section 10.05 and grant Permitted Liens;

(iii) Holdings and any Restricted Subsidiary may sell assets so long as (x) each such sale is on terms and conditions not less favorable to Holdings or such Restricted Subsidiary as would reasonably be obtained by Holdings or such Restricted Subsidiary at that time in a comparable arm’s-length transaction with a Person other than an Affiliate and Holdings or the respective Restricted Subsidiary receives at least fair market value (as determined in good faith by the Borrower), (y) in the case of any single transaction or series of related transactions that involves assets or Equity Interests having a fair market value of more than $10,000,000, at least 75% of the consideration received by the Borrower or such Restricted Subsidiary shall be in the form of cash, Cash Equivalents or, subject to the proviso below, Designated Non-Cash Consideration (taking into account the amount of cash and Cash Equivalents, the principal amount of any promissory notes and the fair market value, as determined by the Borrower, in good faith, of any other consideration (including Designated Non-Cash Consideration)) and is paid at the time of the closing of such sale; provided, however, that for purposes of this clause (y), the following shall be deemed to be cash: (A) any liabilities (as shown on Holdings most recent balance sheet provided hereunder or in the footnotes thereto) of Holdings or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Obligations) that are assumed by the transferee with respect to the applicable disposition and for which Holdings and the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by Holdings or such Restricted Subsidiary from such transferee that are converted by Holdings or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received in the conversion) within 180 days following the closing of the applicable asset sale, and (C) any Designated Non-Cash Consideration received by the Borrower or any Restricted Subsidiary in such asset sale having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (y), not to exceed the greater of (1) $30,000,000 and (2) 30% of Consolidated EBITDA at the time of the receipt of such Designated Non-Cash Consideration (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value) and (z) no Event of Default under Sections 11.01(a) or 11.01(e) shall have occurred and be continuing or would result therefrom;

(iv) each of Holdings and any Restricted Subsidiary may lease (as lessee) or license (as licensee) real or personal property (so long as any such lease or license does not create a Capitalized Lease Obligation except to the extent permitted by Section 10.04(iii));

(v) each of Holdings and any Restricted Subsidiary may sell, discount or forgive, in each case in the ordinary course of business, accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not as part of any financing transaction;

(vi) each of Holdings and any Restricted Subsidiary may grant licenses, sublicenses, leases or subleases to other Persons not materially interfering with the conduct of the business of Holdings or any Restricted Subsidiary, including of Intellectual Property;

(vii) in each case upon prompt prior written notice to the Administrative Agent (a) any Restricted Subsidiary may merge, amalgamate or consolidate with (x) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (y) any one or more other Restricted Subsidiaries (other than the Borrower); provided that when any Subsidiary Credit Party is merging, amalgamating or consolidating with another Restricted Subsidiary (1) the continuing or surviving Person shall be a Subsidiary Credit Party or (2) if the continuing or surviving Person is not a Subsidiary Credit Party, the acquisition of such Subsidiary Credit Party by such surviving Restricted Subsidiary is otherwise permitted under Section 10.05; (b) (x) any Restricted Subsidiary that is not a Credit Party may merge, amalgamate or consolidate with or into any other Restricted Subsidiary that is not a Credit Party and (y) any Restricted Subsidiary (other than the Borrower) may liquidate or dissolve or change its legal form if Holdings determines in good faith that such action is in the best interests of Holdings and the Restricted Subsidiaries and is not materially disadvantageous to the Lenders; (c) any Restricted Subsidiary may make a Disposition of all or substantially all of its assets (upon voluntary liquidation or otherwise) to another Restricted Subsidiary; provided that if the transferor in such a transaction is a Credit Party, then (x) the transferee must be a Credit Party, (y) to the extent constituting an Investment, such Investment must be a permitted Investment in a Restricted Subsidiary that is not a Credit Party in accordance with Section 10.05 or (z) to the extent constituting a Disposition to a Restricted Subsidiary that is not a Credit Party, such Disposition is for fair market value (as determined in good faith by the Borrowers) and any promissory note or other non-cash consideration received in respect thereof is a permitted Investment in a Restricted Subsidiary that is not a Credit Party in accordance with Section 10.05;

(viii) [reserved];

(ix) each of Holdings and any Restricted Subsidiary may make sales or leases of (A) inventory in the ordinary course of business, (B) goods held for sale, (C) rental fleet assets and (D) immaterial assets with a fair market value, in the case of this clause (D), of less than $2,000,000, in each case in the ordinary course of business;

(x) each of Holdings and any Restricted Subsidiary may sell or otherwise dispose of (x) outdated, obsolete, surplus or worn out property, in each case, in the ordinary course of business and (y) property no longer used or useful in the conduct of the business of Holdings and any Restricted Subsidiary;

(xi) each of Holdings and any Restricted Subsidiary may sell or otherwise dispose of assets acquired pursuant to a Permitted Acquisition which assets (w) are not used or useful to the core or principal business of Holdings and any Restricted Subsidiary, (x) have a fair market value not in excess of $12,000,000, (y) the aggregate proceeds (determined in a manner consistent with clause (x) above) received by the Borrower or such Restricted Subsidiary from all such sales, transfers or dispositions relating to a given Permitted Acquisition shall not exceed 25% of the aggregate consideration paid for such Permitted Acquisition, and (z) are sold, transferred or disposed of on or prior to the first anniversary of the relevant Permitted Acquisition;

(xii) in order to effect a sale, transfer or disposition otherwise permitted by this Section 10.02, any Restricted Subsidiary may be merged, amalgamated or consolidated with or into another Person, or may be dissolved or liquidated;

(xiii) each of Holdings and any Restricted Subsidiary may effect Sale-Leaseback Transactions involving real property acquired after the Closing Date and not more than 180 days prior to such Sale-Leaseback Transaction for cash in an amount at least equal to the cost of such property; provided that the aggregate fair market value as reasonably determined by the Borrowers of such transactions, shall not exceed $12,000,000 during the term of this Agreement;

(xiv) each Credit Party and any Subsidiary may consummate the Transaction;

(xv) each of Holdings and any Restricted Subsidiary may issue or sell Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(xvi) each of Holdings and any Restricted Subsidiary may make transfers of property subject to casualty or condemnation proceedings upon the occurrence of the related Recovery Event;

(xvii) each of Holdings and any Restricted Subsidiary may abandon Intellectual Property rights in the ordinary course of business, which in the reasonable good faith determination of Holdings or a Restricted Subsidiary are not material to or used in the conduct of the business of Holdings and any Restricted Subsidiary taken as a whole, or which are no longer commercially practicable to maintain;

(xviii) each of Holdings and any Restricted Subsidiary may make voluntary terminations of or unwind Swap Contracts;

(xix) subject to Section 2.09(b)(i), each of Holdings and any Restricted Subsidiary may make dispositions resulting from foreclosures by third parties on properties of Holdings or any Restricted Subsidiary and acquisitions by Holdings or any Restricted Subsidiary resulting from foreclosures by such Person or properties of third parties;

(xx) each of Holdings and any Restricted Subsidiary may terminate leases and subleases;

(xxi) each of Holdings and any Restricted Subsidiary may make payments that are otherwise permitted under Sections 10.03 and 10.07;

(xxii) each of Holdings or any Restricted Subsidiary may sell or otherwise dispose of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such sale or disposition are promptly applied to the purchase price of such replacement property;

(xxiii) [reserved];

(xxiv) dispositions of Investments (including Equity Interests) in Joint Ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(xxv) transfers of condemned property as a result of the exercise of “eminent domain” or other similar powers to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of property that have been subject to a casualty to the respective insurer of such real property as part of an insurance settlement;

(xxvi) any disposition of any asset between or among the Restricted Subsidiaries as a substantially concurrent interim disposition in connection with a disposition otherwise permitted pursuant to this Section 10.02; and

(xxvii) dispositions permitted by Section 10.03.

To the extent the Required Lenders waive the provisions of this Section 10.02 with respect to the sale of any Collateral, or any Collateral is sold or otherwise transferred as permitted by this Section 10.02 (other than to the Borrower or any other Credit Party), such Collateral shall be sold free and clear of the Liens created by the Security Documents, and the Administrative Agent and the Collateral Agent shall, and shall be authorized to, take any actions deemed appropriate in order to effect the foregoing.

10.03. Dividends. Each of Holdings and any Restricted Subsidiary will not pay any Dividends with respect to Holdings or any Restricted Subsidiary, except that:

(i) any Restricted Subsidiary may pay Dividends or return capital or make distributions and other similar payments with regard to its Equity Interests to Holdings or to any Restricted Subsidiaries which directly or indirectly own equity therein;

(ii) any non-Wholly-Owned Subsidiary of Holdings may pay cash Dividends to its shareholders generally so long as Holdings or any Restricted Subsidiary which owns the Equity Interests in the Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holding of the Equity Interests in the Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of Equity Interests of such Subsidiary);

(iii) so long as no Default or Event of Default exists at the time of the applicable Dividend, redemption or repurchase or would exist immediately after giving effect thereto, Holdings or any Restricted Subsidiary may pay cash Dividends to Holdings to allow Holdings to redeem or repurchase or to pay cash dividends to any other Parent Company to redeem or repurchase, contemporaneously with such Dividend, Equity Interests of Holdings or such Parent Company from management, employees, officers and directors (and their successors and assigns) of Holdings and any Restricted Subsidiary; provided that (A) the aggregate amount of Dividends made by the Borrower or any Restricted Subsidiary to Holdings pursuant to this clause (iii), and the aggregate amount paid by Holdings in respect of all such Equity Interests so redeemed or repurchased shall not (net of any cash proceeds received by Holdings or such Restricted Subsidiary, as applicable, (but in no event from any Initial Public Offering) from issuances of its Equity Interests and contributed to the Borrower or such Restricted Subsidiary, as applicable, in connection with such redemption or repurchase), in either case, exceed $15,000,000 in any calendar year (with unused amounts in any calendar year being permitted to be carried over for the next two succeeding calendar years only); (B) such amount in any calendar year may be increased by an amount not to exceed: (I) the cash proceeds of key man life insurance policies received by Holdings or any Restricted Subsidiary after the Closing Date; plus (II) the net proceeds from the sale of Equity Interests of Holdings or any Parent Company, in each case to members of management, managers, directors or consultants of any Parent Company or any of its Subsidiaries that occurs after the Closing Date, where the net proceeds of such sale are received by or contributed to Holdings; less (III) the amount of any Dividends previously made with the cash proceeds described in the preceding clause (I); and (C) cancellation of Indebtedness owing to a Restricted Subsidiary from members of management, officers, directors, employees of Holdings or any Restricted Subsidiary in connection with a repurchase of Equity Interests of Holdings or any Parent Company will not be deemed to constitute a Dividend for purposes of this Agreement;

(iv) Holdings or any Restricted Subsidiary may pay cash Dividends to Holdings or a Parent Company so long as the proceeds thereof are promptly used by Holdings (or subsequently paid to any other Parent Company) to pay expenses incurred by Holdings or any other Parent Company in connection with offerings, registrations, or exchange listings of equity or debt securities and maintenance of same (A) where the net proceeds of such offering are to be received by or contributed to Holdings, (B) in a prorated amount of such expenses in proportion to the amount of such net proceeds intended to be so received or contributed or loaned, or (C) otherwise on an interim basis prior to completion of such offering so long as Holdings and any other Parent Company shall cause the amount of such expenses to be repaid to Holdings or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if such offering is completed;

(v) Holdings or any Restricted Subsidiary may pay cash Dividends to Holdings so long as the proceeds thereof are promptly used by Holdings (or subsequently paid to any other Parent Company) to pay costs (including all professional fees and expenses) incurred by Holdings or any other Parent Company in connection with reporting obligations under or otherwise incurred in connection with compliance with applicable laws, applicable rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, including in respect of any reports filed with respect to the Securities Act, the Securities Exchange Act or the respective rules and regulations promulgated thereunder;

(vi) Holdings or any Restricted Subsidiary may pay cash dividends or other payments to, or make loans or advances to, Holdings, any Parent Company or the equity interest holders thereof in amounts required for any Parent Company or the equity interest holders thereof to pay, in each case without duplication:

(a) franchise and similar Taxes (and other fees and expenses) required to maintain their corporate existence to the extent such Taxes, fees and expenses are directly attributable to the ownership or operations of Holdings and any Restricted Subsidiary;

(b) for any taxable period for which Holdings or such Restricted Subsidiary is treated as a partnership or disregarded entity for U.S. federal and/or applicable state, local or foreign income tax purposes, amounts so that Holdings or any Parent Company (i) may, without duplication, pay any income, franchise or other Taxes payable by it in respect of its ownership of Holdings, the Borrower, or such Restricted Subsidiary, as applicable, and (ii) without duplication, may make the Tax distributions required by its operating agreement, excluding in each case, any Tax or required Tax distribution determined by reference to the income or activities of any Person other than the Subsidiaries of Holdings, provided that, the amount of such payments for any taxable period in respect of an Unrestricted Subsidiary shall be permitted only to the extent that cash distributions were made by such Unrestricted Subsidiary to Holdings or any Restricted Subsidiary;

(c) general corporate operating and overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties) of any Parent Company to the extent such costs and expenses are directly attributable to the ownership or operations of Holdings and any Restricted Subsidiary;

(d) cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of Holdings or any Parent Company;

(e) the purchase or other acquisition by any Parent Company of Holdings of all or substantially all of the property and assets or business of any Person, or of assets constituting a business unit, a line of business or division of such Person, or of all of the Equity Interests in a Person; provided that, if such purchase or other acquisition had been made by Holdings, it would have constituted a Permitted Acquisition permitted to be made pursuant to Section 9.14; provided further that (A) such dividend, distribution, loan or advance shall be made concurrently with the closing of such purchase or other acquisition and (B) such Parent Company shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) and any liabilities assumed to be contributed to Holdings or any Restricted Subsidiary or (2) the merger or amalgamation (to the extent permitted in Section 10.02) into Holdings or any Restricted Subsidiary of the Person formed or acquired in order to consummate such purchaser or other acquisition, and in each case to comply with and execute and deliver all of the documentation as and to the extent required by Section 9.12 to the reasonable satisfaction of the Administrative Agent; and

(f) any customary fees and expenses related to any unsuccessful equity offering by any Parent Company directly attributable to the operations of Holdings and any Restricted Subsidiary;

(vii) reasonable and customary indemnities to directors, officers and employees of any Parent Company in the ordinary course of business, to the extent directly attributable to the ownership or operation of Holdings and any Restricted Subsidiary;

(viii) Holdings may pay cash Dividends to any Parent Company so long as the proceeds thereof are promptly used by such Parent Company for payment of (x) obligations under or in respect of director and officer insurance policies to the extent directly attributable to the ownership or operation of Holdings and any Restricted Subsidiary or (y) so long as no Event of Default under Section 11.01(a) or 11.01(e) shall have occurred and be continuing at such time, indemnification obligations owing to the Sponsor and Sponsor Affiliates under the Sponsor Agreement (as in effect on the Closing Date);

(ix) any Dividend used to fund the Transaction, including Transaction Costs;

(x) Holdings may pay cash Dividends to any Parent Company so long as the proceeds thereof are used to pay the Sponsor or Sponsor Affiliate fees, expenses and indemnification payments that are then permitted to be paid pursuant to Sections 10.06(v) and 10.06(viii);

(xi) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants or similar equity incentive awards;

(xii) [reserved];

(xiii) Holdings may pay Dividends in an aggregate amount not to exceed the Available Amount as of the applicable date of such Dividend so long as the Distribution Conditions are satisfied on a Pro Forma Basis immediately prior to and after giving effect to such Dividend;

(xiv) purchases of minority interests in non-Wholly-Owned Subsidiaries by Holdings and the Guarantors; provided that the aggregate amount of such purchases, when added to the aggregate amount of Investments pursuant to Section 10.05(xvii), shall not exceed $2,000,000;

(xv) [reserved];

(xvi) Holdings and each Restricted Subsidiary may make Dividend payments or other distributions payable solely in the Equity Interests of such Person so long as in the case of dividend or other distribution by a Restricted Subsidiary, the Borrower or a Restricted Subsidiary receives at least its pro rata share of such Dividend or distribution;

(xvii) Holdings may make payments with the cash proceeds contributed to its common equity from the net cash proceeds of any equity issuance by any Parent Company, so long as such payments are made substantially concurrently with such contribution and, with respect to any such payments, no Event of Default shall have occurred and be continuing or would result therefrom;

(xviii) Holdings and any Restricted Subsidiary may pay Dividends and distributions within 60 days after the date of declaration thereof, if at the date of declaration of such payment, such payment would have complied with another provision of this Section 10.03; and

(xix) other Dividends and distributions so long as (i) at the time of making such Dividend or distribution, no Default or Event of Default has occurred and is continuing or shall result therefrom and (ii) prior to and after giving effect, the Total Net Leverage Ratio on a Pro Forma Basis for the most recently ended Test Period shall not exceed 4.50:1.00.

10.04. Indebtedness. Holdings will not, and will not permit any Restricted Subsidiary to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

(i) Indebtedness incurred pursuant to (x) this Agreement and the other Credit Documents and (y) the Revolving Credit Agreement in an amount not to exceed the Maximum Revolving Amount (as defined in the Intercreditor Agreement);

(ii) Indebtedness under Swap Contracts entered into with respect to other Indebtedness permitted under this Section 10.04 so long as the entering into of such Swap Contracts are bona fide hedging activities and are not for speculative purposes;

(iii) Indebtedness of Holdings and any Restricted Subsidiary evidenced by Capitalized Lease Obligations and purchase money Indebtedness (including obligations in respect of mortgages, industrial revenue bonds, industrial development bonds and similar financings) described in Sections 10.01(vi) and 10.01(vii); provided that in no event shall the aggregate principal amount of Capitalized Lease Obligations and the principal amount of all such Indebtedness incurred or assumed in each case after the Closing Date permitted by this clause (iii) exceed the greater of $30,000,000 and 30% of Consolidated EBITDA at any one time outstanding;

(iv) [reserved];

(v) Indebtedness of any Restricted Subsidiary acquired pursuant to a Permitted Acquisition (or Indebtedness assumed at the time of a Permitted Acquisition of an asset securing such Indebtedness); provided that (x) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition and (y) in no event shall the aggregate principal amount of Indebtedness incurred or assumed in each case after the Closing Date permitted by this clause (v) exceed the greater of $25,000,000 and 25% of Consolidated EBITDA;

(vi) intercompany Indebtedness among Holdings and any Restricted Subsidiary to the extent permitted by Section 10.05(vi);

(vii) Indebtedness outstanding on the Closing Date and listed on Schedule 10.04(vii) (“Existing Indebtedness”) and any subsequent extension, renewal or refinancing thereof; provided that the aggregate principal amount of the Indebtedness to be extended, renewed or refinanced does not increase from that amount outstanding at the time of any such extension, renewal or refinancing, plus accrued and unpaid interest and cash fees and expenses (including premium) incurred in connection with such renewal, replacement or extension; provided, however, that such refinancing Indebtedness: (x) has a Weighted Average Life to Maturity at the time such refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness being extended, renewed or refinanced; (y) to the extent such refinancing Indebtedness extends, renews or refinances Indebtedness subordinated or pari passu to the Loans, such refinancing Indebtedness is subordinated or pari passu to the Loans at least to the same extent as the Indebtedness being extended, renewed or refinanced; and (z) shall not include Indebtedness of a Restricted Subsidiary that is not a Credit Party that refunds, refinances, replaces, renews, extends or defeases Indebtedness of a Credit Party to the extent permitted to be incurred under clause (viii) below;

(viii) Indebtedness of Restricted Subsidiaries that are not Credit Parties; provided that (i) the aggregate principal amount of Indebtedness outstanding pursuant to this clause (viii) shall not at any time exceed the greater of $10,000,000 and 10% of Consolidated EBITDA and (ii) such Indebtedness shall not be guaranteed by any Credit Party;

(ix) [reserved];

(x) Indebtedness incurred in the ordinary course of business to finance insurance premiums or take-or-pay obligations contained in supply arrangements;

(xi) Indebtedness incurred in the ordinary course of business in respect of netting services, overdraft protections, employee credit card programs, automatic clearinghouse arrangements and other similar services in connection with cash management and deposit accounts and Indebtedness in connection with the honoring of a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, including, in each case, Bank Product Debt;

(xii) [reserved];

(xiii) [reserved];

(xiv) refinancings, renewals or extensions of any Indebtedness incurred pursuant to clause (v) above; provided that the aggregate principal amount of the Indebtedness to be refinanced, renewed or extended does not increase from that amount outstanding at the time of any such refinancing, renewal or extension, plus accrued and unpaid interest and cash fees and expenses (including premium) incurred in connection with such renewal, replacement or extension, and is on terms not less favorable in any material respect to the Lenders;

(xv) Indebtedness of the Borrower and any Restricted Subsidiary; provided that (A) no Default or Event of Default then exists or would result therefrom, (B) such Indebtedness shall not exceed $25,000,000 and (C) to the extent such Indebtedness is incurred by a Credit Party, such Indebtedness shall not be an asset-based loan facility;

(xvi) Contingent Obligations for customs, stay, performance, bid, appeal, judgment, replevin and similar bonds and suretyship arrangements, and completion guarantees and other obligations of a like nature, all in the ordinary course of business;

(xvii) Contingent Obligations to insurers required in connection with worker’s compensation and other insurance coverage incurred in the ordinary course of business;

(xviii) guarantees made by Holdings or any Restricted Subsidiary of Indebtedness of Holdings or any Restricted Subsidiary permitted to be outstanding under this Section 10.04; provided that such guarantees are permitted by Section 10.05;

(xix) guarantees made by any Foreign Subsidiary that is not a Credit Party of Indebtedness of any other Foreign Subsidiary that is not a Credit Party permitted to be outstanding under this Section 10.04;

(xx) guarantees made by Restricted Subsidiaries acquired pursuant to a Permitted Acquisition of Indebtedness acquired or assumed pursuant thereto in accordance with Section 10.04(v), or any refinancing thereof pursuant to Section 10.04(xiv); provided that such guarantees may only be made by Restricted Subsidiaries who were required to be guarantors of the Indebtedness originally acquired or assumed pursuant to this Section 10.04 at the time of the consummation of the Permitted Acquisition to which such Indebtedness relates;

(xxi) customary Contingent Obligations in connection with sales, other dispositions and leases permitted under Section 10.02 (but not in respect of Indebtedness for borrowed money or Capitalized Lease Obligations) including indemnification obligations with respect to leases, and guarantees of collectability in respect of accounts receivable or notes receivable for up to face value;

(xxii) guarantees of Indebtedness of directors, officers and employees of Holdings or any Restricted Subsidiary in respect of expenses of such Persons in connection with relocations and other ordinary course of business purposes;

(xxiii) [reserved];

(xxiv) [reserved];

(xxv) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds, provided that such Indebtedness is extinguished within two (2) Business Days of its incurrence;

(xxvi) (x) severance, pension and health and welfare retirement benefits or the equivalent thereof to current and former employees of Holdings or any Restricted Subsidiary incurred in the ordinary course of business, (y) Indebtedness representing deferred compensation or stock-based compensation to employees of Holdings and the Restricted Subsidiaries and (z) Indebtedness consisting of promissory notes issued by any Credit Party to current or former consultants, officers, directors and employees, their respective spouses, former spouses, successors, estates, executors, administrators, heirs, legatees or distributees to finance the purchase or redemption of Equity Interests of Holdings or of any Parent Company permitted by Section 10.03(iii);

(xxvii) [reserved];

(xxviii) (x) guarantees made by Holdings or any Restricted Subsidiary of obligations (not constituting debt for borrowed money) of Holdings or any Restricted Subsidiary owing to vendors, suppliers and other third parties incurred in the ordinary course of business and (y) Indebtedness of any Credit Party as an account party in respect of trade letters of credit issued in the ordinary course of business; provided that such guarantees are permitted by Section 10.05;

(xxix) Permitted Junior Debt of Holdings and any Restricted Subsidiary incurred under Permitted Junior Debt Documents so long as (i) all such Indebtedness is incurred in accordance with the requirements of the definition of Permitted Junior Debt, (ii) no Default or Event of Default then exists or would result therefrom, (iii) the aggregate principal amount of Permitted Junior Debt issued or incurred after the Closing Date shall not exceed the greater of (x) $20,000,000 and (y) an amount such that immediately after giving effect to the incurrence of such additional Indebtedness and the receipt and application of the proceeds therefrom, (a) if secured (which must be on a junior basis to the Obligations), the Total Secured Net Leverage Ratio of Holdings and its Restricted Subsidiaries would not be greater than 6.00:1.00 or (b) if unsecured, the Total Net Leverage Ratio of Holdings and its Restricted Subsidiaries would not be greater than 6.00:1.00, and (iv) the Borrower shall have furnished to the

Administrative Agent a certificate from a responsible Officer certifying as to compliance with the requirements of preceding clauses (i), (ii) and (iii) and (iv) and containing the calculations required by preceding clause (iv); provided that the amount of Permitted Junior Debt which may be incurred pursuant to this clause (xxix) by non-Credit Parties shall not exceed $10,000,000;

(xxx) Indebtedness arising out of Sale-Leaseback Transactions permitted by Section 10.01(xviii);

(xxxi) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (i) through (xxx) above.

None of Holdings and any Restricted Subsidiary shall create or incur any Indebtedness that is (i) secured by a Lien on any Collateral junior to any Liens securing the Revolving Loan obligations and senior to any Liens securing the Obligations, or (ii) senior in right of payment to the Obligations but junior in right of payment to the Revolving Loan obligations.

10.05. Advances, Investments and Loans. Each of Holdings and any Restricted Subsidiary will not, directly or indirectly, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other Person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or hold any cash or Cash Equivalents or designate a Subsidiary as an Unrestricted Subsidiary (each of the foregoing, an “Investment” and, collectively, “Investments” and with the value of each Investment being measured at the time made and without giving effect to subsequent changes in value or any write-ups, write-downs or write-offs thereof but giving effect to any cash return or cash distributions received by Holdings and any Restricted Subsidiary with respect thereto), except that the following shall be permitted:

(i) Holdings and any Restricted Subsidiary may acquire and hold accounts receivable owing to any of them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms of Holdings or such Restricted Subsidiary;

(ii) Holdings and any Restricted Subsidiary may acquire and hold cash and Cash Equivalents;

(iii) Holdings and any Restricted Subsidiary may hold the Investments held by them on the Closing Date and described on Schedule 10.05(iii), and any modification, replacement, renewal or extension thereof that does not increase the principal amount thereof unless any additional Investments made with respect thereto are permitted under the other provisions of this Section 10.05;

(iv) Holdings and any Restricted Subsidiary may acquire and hold Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers, and Investments received in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(v) Holdings and any Restricted Subsidiary may enter into Swap Contracts to the extent permitted by Section 10.04(ii);

(vi) (a) Holdings and any Restricted Subsidiary may make intercompany loans to and other investments in Credit Parties (other than Holdings, unless otherwise permitted by Section 10.03), (b) any Restricted Subsidiary that is not a Credit Party may make intercompany loans to and other investments in Holdings or any Restricted Subsidiary so long as in the case of such intercompany loans to Credit Parties (other than Holdings), all payment obligations of the respective Credit Parties are subordinated to their obligations under the Credit Documents on terms reasonably satisfactory to the Administrative Agent, (c) the Credit Parties may make intercompany loans to, guarantees on behalf of, and other investments in, Subsidiaries that are not Credit Parties so long as the aggregate amount of outstanding loans, guarantees and other Indebtedness made pursuant to this subclause (c) does not exceed the greater of $5,000,000 and 5% of Consolidated EBITDA, (d) any Restricted Subsidiary that is not a Credit Party may make intercompany loans to, and other investments in, any other Restricted Subsidiary that is also not a Credit Party and (e) Credit Parties may make intercompany loans and other investments in any Restricted Subsidiary that is not a Credit Party so long as such Investment is part of a series of simultaneous Investments by Restricted Subsidiaries in other Restricted Subsidiaries that results in the proceeds of the initial Investment being invested in one or more Credit Parties (other than Holdings, unless otherwise permitted by Section 10.03);

(vii) Permitted Acquisitions in accordance with Section 9.14;

(viii) loans and advances by Holdings and any Restricted Subsidiary to officers, directors and employees of Holdings and any Restricted Subsidiary in connection with (i) relocations and other ordinary course of business purposes (including travel and entertainment expenses) shall be permitted and (ii) any such Person’s purchase of Equity Interests of Holdings or any Parent Company; provided that no cash is actually advanced pursuant to this clause (ii) unless immediately repaid;

(ix) advances of payroll payments to employees of Holdings and any Restricted Subsidiary in the ordinary course of business;

(x) non-cash consideration may be received in connection with any sale of assets permitted pursuant to Section 10.02(iii) or (xi);

(xi) additional Restricted Subsidiaries may be established or created if Holdings and such Subsidiary comply with the requirements of Section 9.12, if applicable; provided that to the extent any such new Subsidiary is created solely for the purpose of consummating a transaction pursuant to an acquisition permitted by this Section 10.05, and such new Subsidiary at no time holds any assets or liabilities other than any merger or amalgamation consideration contributed to it contemporaneously with the closing of such transaction, such new Subsidiary shall not be required to take the actions set forth in Section 9.12, as applicable, until the respective acquisition is consummated (at which time the surviving, continuing or transferee entity of the respective transaction and its Subsidiaries shall be required to so comply in accordance with the provisions thereof);

(xii) extensions of trade credit may be made in the ordinary course of business (including advances made to distributors consistent with past practice), Investments received in satisfaction or partial satisfaction of previously extended trade credit from financially troubled account debtors, Investments consisting of prepayments to suppliers made in the ordinary course of business and loans or advances made to distributors in the ordinary course of business;

(xiii) earnest money deposits may be made to the extent required in connection with Permitted Acquisitions and other Investments to the extent permitted under Section 10.01(xxviii);

(xiv) Investments in deposit accounts or securities accounts opened in the ordinary course of business;

(xv) Investments in the nature of pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business;

(xvi) Investments in the ordinary course of business consisting of UCC Article 3 or similar endorsements for collection or deposit;

(xvii) purchases of minority interests in non-Wholly Owned Subsidiaries of Holdings by the Credit Parties; provided that the aggregate amount of such purchases, when added to the aggregate amount of Dividends pursuant to Section 10.03(xiv) shall not exceed $2,000,000;

(xviii) other Investments so long as (i) at the time of making such Investment, no Default or Event of Default has occurred and is continuing or shall result therefrom and (ii) before and after giving effect to such Investment, the Total Net Leverage Ratio on a Pro Forma Basis for the most recently ended Test Period shall not exceed 4.50:1.00;

(xix) in addition to Investments permitted by this Section 10.05, Holdings and any Restricted Subsidiary may make additional loans, advances, acquisitions and other Investments to or in a Person (including a Joint Venture), in an aggregate amount for all loans, advances and other Investments made pursuant to this clause (xix), not to exceed (1) the greater of $10,000,000 and 10% of Consolidated EBITDA, plus, (2) so long as no Event of Default has then occurred and is continuing or would result from any action, the Available Amount;

(xx) the licensing, sublicensing or contribution of intellectual property rights pursuant to arrangements with Persons other than Holdings and the Restricted Subsidiaries in the ordinary course of business for fair market value, as determined by Holdings or such Restricted Subsidiary, as the case may be, in good faith;

(xxi) loans and advances to any Parent Company in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Dividends made to any Parent Company), cash Dividends permitted to be made to any Parent Company in accordance with Section 10.03; provided that any such loan or advance shall reduce the amount of such applicable cash Dividend thereafter permitted under Section 10.03 by a corresponding amount (if such applicable subsection of Section 10.03 contains a maximum amount);

(xxii) Investments to the extent that payment for such Investments is made solely by the issuance of Equity Interests constituting common stock or Qualified Preferred Stock of Holdings (or any Equity Interests of any other Parent Company) to the seller of such Investments;

(xxiii) Investments of a Person that is acquired and becomes a Restricted Subsidiary or of a company merged or amalgamated or consolidated into any Restricted Subsidiary, in each case after the Closing Date and in accordance with this Section 10.05 and/or Section 10.02, as applicable, to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation, do not constitute a material portion of the aggregate assets acquired in such transaction and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(xxiv) Investments in a Restricted Subsidiary that is not a Credit Party or in a Joint Venture, in each case, to the extent such Investment is substantially contemporaneously repaid in full with a dividend or other distribution from such Restricted Subsidiary or Joint Venture to a Credit Party;

(xxv) Investments made on or prior to the Closing Date to consummate the Transaction; and

(xxvi) to the extent that they constitute Investments, purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case, in the ordinary course of business.

10.06. Transactions with Affiliates. Each of Holdings and any Restricted Subsidiary will not enter into any transaction or series of related transactions with any Affiliate of Holdings or any of Holdings’ Subsidiaries, other than on terms and conditions not less favorable to Holdings or such Restricted Subsidiary as would reasonably be obtained by Holdings or such Restricted Subsidiary at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except:

(i) Dividends may be paid to the extent provided in Section 10.03;

(ii) loans and other transactions among Holdings, the Borrower and any Restricted Subsidiary (and any Parent Company) may be made to the extent otherwise expressly permitted under Sections 10.04 and 10.05;

(iii) customary fees and indemnification (including the reimbursement of out-of-pocket expenses) may be paid to directors of Holdings, the Borrower and any Restricted Subsidiary (and, to the extent directly attributable to the operations of Holdings and the other Restricted Subsidiaries, to any other Parent Company);

(iv) Holdings and any Restricted Subsidiary may enter into, and may make payments under, employment agreements, employee benefits plans, stock option plans, indemnification provisions, stay bonuses, severance and other similar compensatory arrangements with officers, employees and directors of Holdings, the Borrower and any Restricted Subsidiary in the ordinary course of business;

(v) so long as no Event of Default shall exist (both before and immediately after giving effect thereto) under Sections 11.01(a) or 11.01(e), the Borrower may pay fees to the Sponsor or the Sponsor Affiliates (or dividend such funds to Holdings or any Parent Company to be paid to the Sponsor or the Sponsor Affiliates) in an amount that does not exceed $1,000,000 in any fiscal year and perform its other obligations pursuant to the terms of the Sponsor Agreement as in effect on the Closing Date;

(vi) the Transaction (including Transaction Costs) shall be permitted;

(vii) to the extent not otherwise prohibited by this Agreement, transactions between or among Holdings and any Restricted Subsidiary shall be permitted (including equity issuances);

(viii) Holdings may make payments (or make dividends to a Parent Company to make payments) to reimburse the Sponsor or the Sponsor Affiliates for its reasonable out-of-pocket expenses, and to indemnify it, pursuant to the terms of the Sponsor Agreement entered into in connection with the Transaction, in each case as in effect on the Closing Date, subject to amendments not materially adverse to the Lenders;

(ix) transactions and agreements described on Schedule 10.06(ix) or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect;

(x) Investments in Holdings’ Subsidiaries and Joint Ventures (to the extent any such Subsidiary that is not a Restricted Subsidiary or any such Joint Venture is only an Affiliate as a result of Investments by Holdings and the Restricted Subsidiaries in such Subsidiary or Joint Venture) to the extent otherwise permitted under Section 10.05;

(xi) Holdings or any Restricted Subsidiary may pay Vault Co., a Sponsor associated business consulting firm (the “Consulting Firm”) to provide services as directed by Holdings or such Restricted Subsidiary separate from and in addition to the service to be provided under the Sponsor Management Agreement which may include pricing, procurement, lean manufacturing, e-commerce or similar consulting services intended to grow revenues, decrease costs or improve EBITDA or other performance metrics and shall be provided pursuant to a separate agreement between the Consulting Firm and Holdings and/or a Restricted Subsidiary that will set out the scope, terms and fees (which will be at or, generally, better than prevailing market rates) associated with any such services;

(xii) transactions between Holdings, a Restricted Subsidiary and any Person that is an Affiliate solely due to the fact that a director of such Person is also a director of Holdings, a Restricted Subsidiary or any Parent Company; provided, however, that such director abstains from voting as a director of Holdings, a Restricted Subsidiary or such Parent Company, as the case may be, on any matter involving such other Person;

(xiii) the issuance of Equity Interests in the form of common stock or Qualified Preferred Stock to the Sponsor or any Parent Company, or to any director, officer, employee or consultant thereof;

(xiv) [reserved]; and

(xv) modifications to Indebtedness expressly permitted by Sections 10.07(b) and (d).

Notwithstanding anything to the contrary contained above in this Section 10.06, in no event shall Holdings or any Restricted Subsidiary pay any management, consulting or similar fee to the Sponsor or any Affiliate of the Sponsor (excluding transaction with portfolio companies of the Sponsor and its Affiliates in the ordinary course of business) except as specifically provided in clauses (v), (viii) and (xi) of this Section 10.06.

10.07. Limitations on Payments of Permitted Junior Debt; Modifications of Revolving Credit Documents, Certificate of Incorporation, By-Laws and Certain Other Agreements, etc. Each of the Borrower and any Restricted Subsidiary will not:

(a) make (or give any notice (other than any such notice that is expressly contingent upon the repayment in full in cash of all Obligations other than any indemnification obligations arising hereunder which are not due and payable) in respect of) any voluntary or optional payment or prepayment on or redemption or acquisition for value of, or any prepayment or redemption as a result of any asset sale, Change of Control or similar event of (including, in each case without limitation, by way of depositing with the trustee with respect thereto or any other Person money or securities before due for the purpose of paying when due), on account of any Permitted Junior Debt, except that so long as no Default under Section 11.01(a) or Section 11.01(e) and no Event of Default then exists or would exist immediately after giving effect to the respective repayment, redemption or repurchase, such Permitted Junior Debt may be repaid, redeemed, repurchased or defeased (so long as then retired or the required deposit under the applicable indenture or other document is then made) or the applicable indenture or other document is discharged (so long as the Permitted Junior Debt will be paid in full within the time period set forth in the applicable indenture or other document) as follows: (x) so long as the Distribution Conditions are satisfied, in an aggregate amount not to exceed the Available Amount and (y) so long as the Total Net Leverage Ratio on a Pro Forma Basis for the most recently ended Test Period shall not exceed 4.50:1.00 in unlimited amounts; provided that nothing herein shall otherwise prevent the Borrower and Holdings’ Restricted Subsidiaries from (i) refinancing the Permitted Junior Debt; so long as (1) the aggregate principal amount of the Permitted Junior Debt to be refinanced does not increase from that amount outstanding at the time of such refinancing, (2) any new terms of such refinanced Permitted Junior Debt shall be of the type otherwise permitted by the other clauses of this Section 10.07, as applicable, and (3) such refinanced Permitted Junior Debt shall satisfy the conditions set forth in the definitions of “Permitted Junior Debt” and Section 10.04(xxix) or (ii) so long as no Event of Default has occurred and is continuing, making any regularly scheduled interest and/or amortization payments on the Permitted Junior Debt.

(b) amend or modify, or permit the amendment or modification of any provision of the Revolving Credit Documents, except to the extent permitted by the Intercreditor Agreement;

(c) [Reserved];

(d) amend or modify any Permitted Junior Debt Documents (after the entering into thereof) other than any amendment or modification that is not adverse to the interests of the Lenders in any material respect; provided that such modification will not be deemed to be materially adverse if such Indebtedness could be otherwise incurred under this Agreement with such terms as so modified at the time of such modification;

(e) amend, modify or change its certificate or articles of incorporation (including, without limitation, by the filing or modification of any certificate or articles of designation), certificate of formation, limited liability company agreement or by-laws (or the equivalent organizational documents), as applicable, or any agreement entered into by it with respect to its Equity Interests, or enter into any new agreement with respect to its Equity Interests, unless such amendment, modification, change or other action contemplated by this clause (e) could not reasonably be expected to be materially adverse to the interests of the Lenders; or

(f) make any payment in respect of earn outs or other contingent payments in respect of the Acquisition Agreement, or amend, modify or change any payment date or amount thereof from the provisions set forth in the Acquisition Agreement as in effect on the Closing Date.

10.08. Limitation on Certain Restrictions on Subsidiaries. Each of Holdings and any Restricted Subsidiary will not, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any such Restricted Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by Holdings or any Restricted Subsidiary, or pay any Indebtedness owed to Holdings or any Restricted Subsidiary, (b) make loans or advances to Holdings or any Restricted Subsidiary or (c) transfer any of its properties or assets to Holdings or any Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of:

(i) applicable law;

(ii) this Agreement and the other Credit Documents;

(iii) the Revolving Credit Documents and other Indebtedness permitted by Section 10.04 so long as such restrictions are not materially more onerous on Holdings or any Restricted Subsidiary than those set forth in the Revolving Credit Documents;

(iv) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of Holdings or any Restricted Subsidiary;

(v) customary provisions restricting assignment of any licensing agreement (in which Holdings or any Restricted Subsidiary is the licensee) or other contract, lease or sublease entered into by Holdings or any Restricted Subsidiary in the ordinary course of business;

(vi) restrictions on the transfer of any asset permitted hereunder pending the close of the sale of such asset;

(vii) any agreement or instrument governing Indebtedness assumed in connection with a Permitted Acquisition, to the extent the relevant encumbrance or restriction was not agreed to or adopted in connection with, or in anticipation of, the respective Permitted Acquisition and does not apply to Holdings or any Restricted Subsidiary, or the properties of any such Person, other than the Persons or the properties acquired in such Permitted Acquisition;

(viii) encumbrances or restrictions on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business;

(ix) any agreement or instrument relating to Indebtedness or Qualified Preferred Stock of a Foreign Subsidiary incurred pursuant to Section 10.04 to the extent such encumbrance or restriction only applies to such Foreign Subsidiary;

(x) an agreement effecting a refinancing, replacement or substitution of Indebtedness issued, assumed or incurred pursuant to an agreement or instrument referred to in clause (vii) above; provided that the provisions relating to such encumbrance or restriction contained in any such refinancing, replacement or substitution agreement are no less favorable to Holdings and its Restricted Subsidiaries or the Lenders in any material respect than the provisions relating to such encumbrance or restriction contained in the agreements or instruments referred to in such clause (vii);

(xi) restrictions on the transfer of any asset subject to a Lien permitted by Section 10.01;

(xii) restrictions and conditions imposed by the terms of the documentation governing any Indebtedness of a Restricted Subsidiary of Holdings that is not a Credit Party, which Indebtedness is permitted by Section 10.04;

(xiii) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 10.05 and applicable solely to such joint venture;

(xiv) on or after the execution and delivery thereof, the Permitted Junior Debt Documents; and

(xv) negative pledges and restrictions on Liens in favor of any holder of Indebtedness for borrowed money permitted under Section 10.04 but only if such negative pledge or restriction expressly permits Liens for the benefit of the Administrative Agent and/or the Collateral Agent and the secured parties with respect to the credit facilities established hereunder and the Obligations under the Credit Documents on a senior basis and without a requirement that such holders of such Indebtedness be secured by such Liens securing the Obligations under the Credit Documents equally and ratably or on a junior basis.

10.09. Business.

(a) Holdings will not permit at any time the business activities taken as a whole conducted by Holdings and any Restricted Subsidiary to be materially different from the business activities taken as a whole conducted by Holdings and any Restricted Subsidiary on the Closing Date (after giving effect to the Transaction) and Similar Businesses.

(b) Holdings will not engage in any business other than its ownership of the capital stock of, and the management of, the Borrower and Holdings’ other Subsidiaries and activities incidental thereto; provided that Holdings may engage in those activities that are incidental to (i) the maintenance of its corporate existence in compliance with applicable law, (ii) legal, tax and accounting matters in connection with any of the foregoing or following activities, (iii) the entering into, and performing its obligations under, this Agreement, the Credit Documents, the Revolving Credit Documents, and the Sponsor Agreement (as in effect on the Closing Date), (iv) the issuance, sale or repurchase of its Equity Interests and the receipt of capital contributions, (v) the making of dividends or distributions on its Equity Interests, (vi) the filing of registration statements, and compliance with applicable reporting and other obligations, under federal, state or other securities laws, (vii) the listing of its equity securities and compliance with applicable reporting and other obligations in connection therewith, (viii) the retention of (and the entry into, and exercise of rights and performance of obligations in respect of, contracts and agreements with) transfer agents, private placement agents, underwriters, counsel, accountants and other advisors and consultants, (ix) the performance of obligations under and compliance with its certificate of incorporation and by-laws, or any applicable law, ordinance, regulation, rule, order, judgment, decree or permit, including, without limitation, as a result of or in connection with the activities of Holdings’ Subsidiaries, (x) the incurrence and payment of its operating and business expenses and any taxes for which it may be liable (including reimbursement to Affiliates for such expenses paid on its behalf), (xi) the consummation of the Transaction, (xii) the making of loans to or other Investments in (as an intermediary) the Borrower as and to the extent expressly permitted by this Agreement, (xiii) any other activity expressly permitted hereunder and (xiv) any business or service incidental or reasonably related to or in furtherance of any of the foregoing.

(c) The Credit Parties will not change their (i) accounting policies or reporting practices, except as permitted or required by U.S. GAAP or (ii) fiscal year.

10.10. Negative Pledges. Each of Holdings and any Restricted Subsidiary shall not agree or covenant with any Person to restrict in any way its ability to grant any Lien on its assets in favor of the Lenders, other than pursuant to the Intercreditor Agreement or any other intercreditor agreement contemplated by this agreement, and except that this Section 10.10 shall not apply to:

(i) any covenants contained in this Agreement or any other Credit Documents or that exist on the Closing Date;

(ii) covenants contained in the Revolving Credit Documents as in effect on the Closing Date or as amended in accordance with Section 10.07(b);

(iii) any Permitted Junior Debt (in each case so long as same do not restrict the granting of Liens to secure Indebtedness pursuant to this Agreement);

(iv) covenants and agreements made in connection with any agreement relating to secured Indebtedness permitted by this Agreement but only if such covenant or agreement applies solely to the specific asset or assets to which such Lien relates;

(v) customary provisions in leases, subleases, licenses or sublicenses and other contracts restricting the right of assignment thereof;

(vi) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures;

(vii) restrictions imposed by law;

(viii) customary restrictions and conditions contained in agreements relating to any sale of assets or Equity Interests pending such sale, provided such restrictions and conditions apply only to the Person or property that is to be sold;

(ix) contractual obligations binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such contractual obligations were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary;

(x) negative pledges and restrictions on Liens in favor of any holder of Indebtedness for borrowed money entered into after the Closing Date and otherwise permitted under Section 10.04 but only if such negative pledge or restriction expressly permits Liens for the benefit of the Administrative Agent and/or the Collateral Agent and the secured parties with respect to the credit facilities established hereunder and the Obligations under the Credit Documents on a senior basis and without a requirement that such holders of such Indebtedness be secured by such Liens securing the Obligations under the Credit Documents equally and ratably or on a junior basis;

(xi) restrictions on any Foreign Subsidiary that is not a Credit Party pursuant to the terms of any Indebtedness of such Foreign Subsidiary that is not a Credit Party permitted to be incurred hereunder;

(xii) licenses or contracts which, by the terms of such licenses and contracts, prohibit the granting of Liens on the rights contained therein;

(xiii) restrictions on cash (or Permitted Investments) or other deposits imposed by customers under contracts entered into in the ordinary course of business (or other restrictions on cash or deposits constituting Permitted Encumbrances);

(xiv) customary net worth provisions contained in real property leases entered into by the Credit Parties, so long as the Borrower has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of the Credit Parties to meet their ongoing obligations; and

(xv) any restrictions on Liens imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i), (ii), (iii) (ix), (x) and (xi) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, no more restrictive with respect to such encumbrance and other restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 11. Events of Default.

11.01. Events of Default. Upon the occurrence of any of the following specified events (each, an “Event of Default”):

(a) Payments. The Borrower shall (i) default in the payment when due of any principal of any Loan or any Note or (ii) default, and such default shall continue unremedied for five or more Business Days, in the payment when due of any interest on any Loan or any Note, or any Fees or any other amounts owing hereunder or under any other Credit Document; or

(b) Representations, etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or in any certificate delivered to the Administrative Agent or any Lender pursuant hereto or thereto shall prove to be untrue in any material respect (without duplication of any materiality qualifiers contained therein) on the date as of which made or deemed made; or

(c) Covenants. Holdings, the Borrower or any Restricted Subsidiary shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Sections 9.01(f)(i), 9.02(b), 9.04 (as to the Borrower), 9.11, 9.13 (other than any such default which is not directly caused by the action or inaction of Holdings, the Borrower or any Restricted Subsidiary, which such default shall be subject to clause (ii) below), or Section 10, or (ii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement or in any other Credit Document (other than those set forth in Sections 11.01(a) and 11.01(b)), and such default shall continue unremedied for a period of 30 days after written notice thereof to the defaulting party by the Administrative Agent or the Required Lenders; or

(d) Default Under Other Agreements. Holdings, the Borrower or any Restricted Subsidiary (i) shall default in the payment of principal, interest and other amounts payable in respect of any Indebtedness (other than the Obligations), or (ii) is in breach or default under any Indebtedness (other than the Obligations) if the effect of such breach or default is to cause, or to permit the holder or holders of such Indebtedness to cause such Indebtedness to be declared due and payable prior to the stated maturity thereof, provided that (A) it shall not be a Default or an Event of Default under this Section 11.01(d) unless the aggregate principal amount of all Indebtedness as described in the preceding clauses (i) or (ii) is at least equal to $30,000,000, (B) the preceding clause (ii) shall not apply to the Revolving Credit Facility (solely to the extent arising from a breach of a financial covenant, ABL-specific reporting requirement or other ABL-specific provision (that is not otherwise included in this Agreement)) and (C) in the case of clause (i) above, such default is unremedied and is not waived by the required holders of such Indebtedness; or

(e) Bankruptcy, etc. Holdings, the Borrower, any Credit Party or any of their Restricted Subsidiaries (other than any Immaterial Subsidiary) shall, to the extent applicable, commence a voluntary case or proceeding concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”) or commence analogous case, proceeding, step or procedure in any jurisdiction; or an involuntary case or proceeding is commenced against Holdings, the Borrower, any Credit Party or any of their Restricted Subsidiaries (other than any Immaterial Subsidiary) in any jurisdiction, and the petition or proceeding is not controverted within 21 days, or is not dismissed within 60 days, after commencement of the case or proceeding; or a custodian (as defined in the Bankruptcy Code), receiver, interim receiver, receiver-manager, trustee, liquidator, administrator, monitor or similar officer is appointed for, or takes charge of, all or substantially all of the property of Holdings, the Borrower, any Credit Party or any of their Restricted Subsidiaries (other than any Immaterial Subsidiary), or Holdings, the Borrower, any Credit Party or any of their Restricted Subsidiaries (other than any Immaterial Subsidiary) commences any other proceeding under any reorganization, bankruptcy, insolvency, arrangement, winding-up, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Holdings, the Borrower, any Credit Party or any of their Restricted Subsidiaries (other than any Immaterial Subsidiary), or there is commenced against Holdings, the Borrower, any Credit Party or any of their Restricted

Subsidiaries (other than any Immaterial Subsidiary) any such proceeding which remains undismissed for a period of 60 days, or Holdings, the Borrower, any Credit Party or any of their Restricted Subsidiaries (other than any Immaterial Subsidiary) is adjudicated, or is deemed for the purposes of any applicable law to be, insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or Holdings, the Borrower, any Credit Party or any of their Restricted Subsidiaries (other than any Immaterial Subsidiary) suffers any appointment of any custodian, receiver, interim receiver, receiver-manager, trustee, liquidator, administrator, monitor or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or Holdings, the Borrower, any Credit Party or any of their Restricted Subsidiaries (other than any Immaterial Subsidiary) makes a general assignment for the benefit of creditors; or any corporate, limited liability company or similar action is taken by Holdings, the Borrower, any Credit Party or any of their Restricted Subsidiaries (other than any Immaterial Subsidiary) (other than any Immaterial Subsidiary) for the purpose of effecting any of the foregoing; or

(f) ERISA. (a) An ERISA Event has occurred with respect to a Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in a Material Adverse Effect or (b) a Credit Party or any ERISA Affiliate fails to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan and a Material Adverse Effect would result; or

(g) Credit Documents. (i) Any Credit Document shall for any reason cease to be, or shall be asserted in writing by Holdings, the Borrower or any Restricted Subsidiary not to be, a legal, valid and binding obligation of any party thereto or (ii) any of the Security Documents shall for any reason cease to be in full force and effect, or shall cease to give the Collateral Agent for the benefit of the Secured Creditors the Liens, rights, powers and privileges purported to be created thereby (including, without limitation (to the extent provided therein), a perfected (or the equivalent under applicable law with respect to the Collateral located outside of the United States) security interest in, and Lien on, all of the Collateral (other than Collateral with an aggregate fair market value not in excess of $15,000,000), in favor of the Collateral Agent, superior to and prior to the rights of all third Persons (except as permitted by Section 10.01), and subject to no other Liens (except as permitted by Section 10.01)); or

(h) Guaranties. Any Credit Party Guaranty or any provision thereof shall cease to be in full force or effect as to any Credit Party, or any Guarantor or any Person acting for or on behalf of such Credit Party shall deny or disaffirm such Credit Party’s obligations under the Credit Party Guaranty to which it is a party or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Credit Party Guaranty to which it is a party; or

(i) Judgments. One or more judgments or decrees shall be entered against Holdings, the Borrower or any Restricted Subsidiary involving in the aggregate for Holdings, the Borrower and any Restricted Subsidiary a liability or liabilities (not paid or fully covered by a reputable and solvent insurance company with respect to judgments for the payment of money) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 60 consecutive days, and (i) the aggregate amount of all such judgments and decrees (to the extent not paid or fully covered by such insurance company) equals or exceeds $30,000,000 or (ii) such judgments, individually and in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect; or

(j) Change of Control. A Change of Control shall occur;

then and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent, upon the written request of the Required Lenders, shall by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any Lender or the holder of any Note to enforce its claims against any Credit Party (provided that, if an Event of Default specified in Section 11.01(e) shall occur with respect to any Credit Party, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clause (i) below, such Event of Default shall occur automatically without the giving of any such notice): (i) declare the principal of and any accrued interest in respect of all Loans and the Notes and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; (ii) enforce, as Collateral Agent, all of the Liens and security interests created pursuant to the Security Documents, and (iii) enforce each Credit Party Guaranty.

11.02. Application of Funds. Except as otherwise agreed by the Administrative Agent, the Lenders and the Borrowers, after the exercise of remedies provided for above (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations and any proceeds of Collateral received by the Agents shall be applied in the following order:

First, (i) to the payment of all reasonable costs and out-of-pocket expenses, fees, commissions and taxes of such sale, collection or other realization including, without limitation, compensation to the Administrative Agent, the Collateral Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Administrative Agent or Collateral Agent in connection therewith and (ii) to the payment of all other fees, expenses, liabilities, indemnities or other amounts due and payable to the Agents and GSO pursuant to this Agreement (including, without limitation, Sections 12.07 and 13.01 hereof) or any other Credit Document;

Second, to the payment of all other reasonable costs and out-of-pocket expenses of such sale, collection or other realization including, without limitation, costs and expenses and all costs, liabilities and advances made or incurred by the other Secured Creditors in connection therewith;

Third, to interest then due and payable on the Loans and other amounts due pursuant to Sections 3.01, 3.02 and 5.01;

Fourth, to the principal balance of the Loans then outstanding;

Fifth, to all other Obligations pro rata; and

Sixth, the balance, if any, as required by the Intercreditor Agreement or any Additional Intercreditor Agreement or, in the absence of any such requirement, to the Person lawfully entitled thereto (including the applicable Credit Party or its successors or assigns).

In the event that any such proceeds are insufficient to pay in full the items described in clauses First through Fifth of this Section 11.02, the Credit Parties shall remain liable for any deficiency. Notwithstanding the foregoing provisions, this Section 11.02 is subject to the provisions of the Intercreditor Agreement and any Additional Intercreditor Agreement.

Section 12. The Administrative Agent.

12.01. Appointment and Authorization.

(a) Each Lender hereby irrevocably designates and appoints NewStar Financial, Inc., as Administrative Agent and Collateral Agent for such Lender each to act as specified herein and in the other Credit Documents. Each Lender hereby irrevocably authorizes the Administrative Agent and the Collateral Agent to take such action on its behalf under the provisions of this Agreement and each other Credit Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Credit Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Credit Document, the Administrative Agent and the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein. None of the Agents (other than the Administrative Agent and the Collateral Agent) shall have any rights, powers, obligations, liabilities, responsibilities or duties under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as a Lender. Notwithstanding anything to the contrary set forth in any Credit Document and notwithstanding that any Agent may be named as the “security trustee’ under any document, the Agents shall not have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Agents. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Credit Documents with reference to the Agents is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) Each of the Lenders hereby further authorizes the Administrative Agent to enter into the Intercreditor Agreement on behalf of such Lender. Without limiting the generality of the foregoing, each of the Lenders hereby authorizes and directs the Administrative Agent to bind each Lender to the actions required by such Lender under the terms of the Intercreditor Agreement. The Administrative Agent shall take such actions with respect to the amendments to the Intercreditor Agreement, Additional Intercreditor Agreement or any amendments thereto as instructed in writing by the Required Lenders.

(c) The provisions of this Article (other than Sections 12.09 and 12.11) are solely for the benefit of the Agents and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

12.02. Delegation of Duties. The Administrative Agent and the Collateral Agent may execute any of their duties under this Agreement or any other Credit Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent and the Collateral Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects, except to the extent a court of competent jurisdiction determines in a final nonappealable judgment that the Administrative Agent or the Collateral Agent acted with gross negligence or willful misconduct in the selection of such agent or attorney. Each party to this Agreement acknowledges and agrees that the Administrative Agent may use an outside service provider for the tracking of all UCC financing statements required to be filed pursuant to the Credit Documents and notification to the Administrative Agent of, among other things, the upcoming lapse or expiration thereof. The limitation of liability provision set forth in the foregoing sentence shall be applicable to any such service provider retained by Administrative Agent.

12.03. Liability of Agents.

(a) No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by it under or in connection with this Agreement or any other Credit Document or the transactions contemplated hereby (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent-Related Person shall believe in good faith shall be necessary, under the circumstances as provided in Section 11) or (ii) in the absence of its own gross negligence or willful misconduct as determined in a final nonappealable judgment by a court of competent jurisdiction in connection with its duties expressly set forth herein, (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Credit Party or any officer thereof, contained herein or in any other Credit Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Credit Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document, or for any failure of any Credit Party or any other party to any Credit Document to perform its obligations hereunder or thereunder, (c) have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that such Agent-Related Person is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that each of the Administrative Agent and the Collateral Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose such Administrative Agent or Collateral Agent to liability or that is contrary to any Credit Document or applicable law, or (d) except as expressly set forth in the Credit Documents, have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to any Credit Party that is communicated to or obtained by any Agent-Related Person in any capacity. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions (including the conditions set forth in Article VI) of, this Agreement or any other Credit Document other than to confirm receipt of items expressly required to be delivered to such Agent, or to inspect the properties, books or records of any Credit Party or any Affiliate thereof.

(b) If the Administrative Agent shall request instructions from the Lenders with respect to any act or action (including failure to act), consent, designation, specification, requirement or approval, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Administrative Agent or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Administrative Agent in connection with this Agreement or any Credit Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received written instructions, advice or concurrence from the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in any other Credit Document); and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, the Lenders shall not have any right of action whatsoever against the Administrative Agent as a result of its acting or refraining from acting hereunder in either case in accordance with the instructions of the Required Lenders. This provision is intended solely for the benefit of the Administrative Agent and its successors and permitted assigns and is not intended and will not entitle the other parties hereto to any defense, claim or counterclaim, or confer any rights or benefits on any party hereto.

(c) Neither the Administrative Agent nor the Collateral Agent shall be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services.

(d) Neither the Administrative Agent nor the Collateral Agent shall be under any obligation to effect or maintain insurance or to renew any policies of insurance or to inquire as to the sufficiency of any policies of insurance carried by the Credit Parties, or to report, or make or file claims or proof of loss for, any loss or damage insured against or that may occur, or to keep itself informed or advised as to the payment of any taxes or assessments, or to require any such payment to be made.

12.04. Reliance by the Agents.

(a) Each of the Administrative Agent and the Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons. Each of the Administrative Agent and the Collateral Agent shall be entitled to rely upon advice and statements of legal counsel (including counsel to any Credit Party), independent accountants and other experts selected by such Administrative Agent or Collateral Agent and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Each of the Administrative Agent and the Collateral Agent shall be fully justified in failing or refusing to take any action under any Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each of the Administrative Agent and the Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Credit Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b) For purposes of determining compliance with the conditions specified in Section 6, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the Closing Date specifying its objection thereto.

12.05. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default or Event of Default as may be directed by the Required Lenders in accordance with Section 11; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the interest of the Lenders.

12.06. Credit Decision; Disclosure of Information by the Agents. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Credit Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Credit Parties and their respective Subsidiaries, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the other Credit Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Credit Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Credit Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

12.07. Indemnification of the Agents. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent (and its officers, directors, employees, agents and attorneys in fact which are acting on behalf of such Agent) (to the extent not reimbursed by or on behalf of any Credit Party and without limiting the obligation of any Credit Party to do so), pro rata, and hold harmless each Agent (and its officers, directors, employees, agents and attorneys in fact which are acting on behalf of such Agent) from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent (and its officers, directors, employees, agents and attorneys in fact which are acting on behalf of such Agent) of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent’s (and its officers, directors, employees, agents and attorneys in fact which are acting on behalf such Agent) own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse each Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including, without limitation, the reasonable fees and disbursements of counsel) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Credit Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section shall survive termination of the Loans, the payment of all other Obligations and the resignation of the Agents.

12.08. Administrative Agent in Its Individual Capacity. NewStar Financial, Inc. (“NewStar”) and its Affiliates may make loans to, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Credit Parties and their respective Affiliates as though NewStar was not the Administrative Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, NewStar or its Affiliates may receive information regarding any Credit Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Credit Party or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, NewStar shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not an Administrative Agent, and the terms “Lender” and “Lenders” include NewStar in its individual capacity.

12.09. Successor Administrative Agent.

(a) The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders. Resignation or replacement of Administrative Agent as the administrative agent shall automatically operate as the resignation or replacement of such administrative agent as the collateral agent or security trustee. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders, which successor administrative agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default under Sections 11.01(a) or 11.01(e) (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and with the consent of the Borrower at all times other than during the existence of an Event of Default under Sections 11.01(a) or 11.01(e), a successor administrative agent from among the Lenders; provided that any such successor administrative agent shall be either a domestic office of a commercial bank organized under the laws of the United States or any State thereof, or a United States branch of a bank that is organized under the laws of another jurisdiction, in either case which has a combined capital and surplus of at least $500,000,000. Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor administrative agent and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 12 and Section 13.01 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

(b) The Required Lenders may at any time by written notice thereof to the Administrative Agent and the Borrower remove the Administrative Agent. The Required Lenders shall have the right, with the consent of the Borrower so long as no Event of Default has occurred and is continuing (such consent not to be unreasonably withheld, delayed or conditioned), to appoint a successor. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents. After the removal hereunder and under the other Credit Documents by the retiring Administrative Agent, the provisions of this Section 12 and Section 13.01 inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

(c) Notwithstanding the foregoing, a retiring Administrative Agent shall continue in its obligations to hold collateral security on behalf of the Secured Parties until such time as a successor Administrative Agent is appointed. Upon the appointment of such successor Administrative Agent, the retiring Administrative Agent shall deliver all Collateral then in its possession to such successor Agent, and assist such successor Agent in transferring, amending or otherwise updating any public filings made to perfect or otherwise make public the security interests and Liens of the Agents and the other holders of the Obligations.

12.10. Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Agents and their respective agents and counsel and all other amounts due the Lenders and the Agents under Sections 2.05 and 13.01 or any other provision of the Credit Documents) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Agents any amounts due for the reasonable compensation, expenses, disbursements and advances of such Agent and its agents and counsel, and any other amounts due the Agents under Sections 2.05 and 13.01 or any other provision of the Credit Documents.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

12.11. Collateral and Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent and the Collateral Agent, as applicable,

(i) to release any Lien on any property granted to or held by the Collateral Agent under any Credit Document (A) upon payment in full of all Obligations (other than contingent indemnification obligations and expense reimbursement obligations not yet due and payable), and (B) that is sold or to be sold to a Person that is not a Credit Party as part of or in connection with any sale permitted hereunder or (C) subject to Section 13.12, if approved, authorized or ratified in writing by the Required Lenders;

(ii) at the request of the Borrower, to subordinate any Lien on any property granted to or held by the Collateral Agent or Administrative Agent under any Credit Document to the holder of any Lien on such property that is permitted by Section 10.01(vi), (vii) and (xiv); and

(iii) to release any Guarantor from its obligations under the Credit Party Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s or the Collateral Agent’s, as applicable, authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Credit Party Guaranty pursuant to this Section 12.11.

12.12. [Reserved].

12.13. Administrative Agent and the Collateral Agent. The Administrative Agent shall also act as the “collateral agent” under the Credit Documents, and each of the Lenders (in its capacity as a Lender) hereby irrevocably appoint and authorize the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Credit Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this capacity, the Administrative Agent, as “collateral agent” and any agent, employee or attorney-in-fact appointed by the “collateral agent” pursuant to Section 12.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the “collateral agent”, shall be entitled to the benefits of all provisions of this Section 12 and Section 13 as though such agent, employee or attorney-in-fact were the “collateral agent” under the Credit Documents, as if set forth in full herein with respect thereto. The Administrative Agent shall have no obligation whatsoever to any of the Lenders (i) to verify what assets and properties constitute the Collateral, (ii) to verify or assure that the Collateral exists or is owned by a Credit Party or any of its Subsidiaries or is cared for, protected, or insured or has been encumbered, or (iii) to verify or assure that the Administrative Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority. In respect of the Collateral, or any act, omission, or event related thereto, the Administrative Agent shall have no duty to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Administrative Agent pursuant to any of the Credit Documents, except as otherwise expressly provided herein.

12.14. Withholding Taxes. To the extent required by any applicable laws (as determined in good faith by the Administrative Agent), the Administrative Agent may withhold from any payment to any Lender under any Credit Document an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 5.01, each Lender shall severally indemnify and hold harmless the Administrative Agent against, and shall make payable in respect thereof within 10 days after demand therefor, any and all (a) Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so) (b) any Taxes attributable to such Lender’s failure to maintain a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Credit Document against any amount due the Administrative Agent under this Section 12.14. The agreements in this Section 12.14 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations. For the avoidance of doubt, for purposes of this Section 12.14, the term “Lender” shall include any Lender.

12.15. Collateral Agent as Security Trustee.

(a) The Collateral Agent declares that it holds (i) the benefit of each English law governed Security Agreement; (ii) the benefit of the covenants contained in each English law governed Security Agreement; and (iii) all the rights and claims thereunder, on trust for those entities which are from time to time Secured Creditors.

(b) The Collateral Agent may rely on, exercise and be protected by the discretions, protections, powers and rights conferred on trustees, mortgagees or receivers under the Act, the Trustee Acts 1925 and 2000 (the Trustee Acts), the Trustee Investment Act 1962 and the Insolvency Act 1986.

(c) Section 1 of the Trustee Act 2000 shall not apply to the duties of the Collateral Agent in relation to the trusts constituted by this Agreement. Where there are any inconsistencies between the Trustee Acts and the provisions of this Agreement and/or any relevant English law governed Security Agreement, the provisions of this Agreement (and/or the relevant English law governed Security Agreement) shall, to the extent allowed by law, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of this Agreement and/or any relevant English law governed Security Agreement shall constitute a restriction or exclusion for the purposes of that Act.

(d) If the Liens held by the UK Security Trustee are released in full in accordance with Section 12.11 of this Agreement, the trusts set out in this Agreement shall be wound up.

(e) The perpetuity period for the trusts established under this Agreement is 125 years from the date of this Agreement.

12.16. Reserved

Section 13. Miscellaneous.

13.01. Payment of Expenses, etc.

(a) The Credit Parties hereby jointly and severally agree to: (i) pay all reasonable and documented out-of-pocket costs and expenses of the Agents, GSO and the members of the GSO Lender Group (including the reasonable fees and disbursements of Morgan, Lewis & Bockius LLP, Ritzert & Leyton, P.C., as education counsel, McKinney, Bancroft & Hughes, as Bahamas counsel, Paul Hastings LLP, as counsel to the Administrative Agent, and, if reasonably necessary, one local counsel in any relevant jurisdiction (or other reasonably necessary local or specialty counsel retained with the consent of the Borrower (not to be unreasonably withheld or delayed)) in connection with the preparation, execution and delivery of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein, the administration hereof and thereof and any amendment, waiver or consent relating hereto or thereto (whether or not effective), of the Agents, GSO and the members of the GSO Lender Group in connection with their syndication efforts with respect to this Agreement and of the Agents, GSO and each Lender in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings; (ii) pay and hold each Agent, each Lender harmless from and against any and all Other Taxes with respect to the foregoing matters and save each Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Agent or such Lender) to pay such Other Taxes; and (iii) indemnify each Agent, GSO, each Lender, and their respective Affiliates and branches, and the officers, directors, employees, agents, and investment advisors of each of the foregoing (each, an “Indemnified Person”) from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements of (w) a single form of counsel for all Indemnified Persons, taken as a whole, (x) if necessary, a single firm of counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all Indemnified Persons, taken as a whole, (y) solely in the case of an actual or reasonably perceived conflict of interest, of one additional counsel in each applicable material jurisdiction to the affected Indemnified Persons and (z) one firm of regulatory counsel for all Indemnified Persons, taken as a whole) (but excluding Taxes other than Taxes that represent liabilities, obligations, losses, damages, penalties, actions, costs, expenses and disbursements arising from a non-Tax claim) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not any Agent, GSO or any Lender is a party thereto and whether or not such investigation, litigation or other proceeding is brought by or on behalf of any Credit Party) related to the entering into and/or performance of this Agreement or any other Credit Document or the proceeds of any Loans hereunder or the consummation of the Transaction or any other transactions contemplated herein or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents, or (b) the actual or alleged presence of Hazardous Materials in the environment relating in any way to any Real Property owned, leased or operated, at any time, by the Borrower or any Restricted Subsidiary; the generation, storage, transportation, handling, Release or threat of Release of Hazardous Materials by the Borrower or any Subsidiaries at any location, whether or not owned, leased or operated by the Borrower or any of Holdings’ Subsidiaries; the non-compliance by the Borrower or any Subsidiaries with any Environmental Law (including applicable permits thereunder) applicable to any Real Property; or any Environmental Claim asserted against the Borrower, any Subsidiaries or relating in any way to any Real Property at any time owned, leased or operated by the Borrower or any Subsidiaries, including, in each case, without limitation, the reasonable and documented out-of-pocket fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding but excluding in each case any losses, liabilities, claims, damages or expenses (i) to the extent incurred by reason of the gross negligence, bad faith or willful misconduct of the applicable Indemnified Person, any Affiliate or branch of such Indemnified Person or any of their respective directors, officers, employees, representatives, agents, Affiliates, trustees or investment advisors, (ii) to the extent incurred by reason of any material breach of the obligations of such Indemnified Person under this Agreement or the other Credit Documents (in the case of each preceding clauses (i) and (ii), as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) that do not involve or arise from an act or omission by the Borrower or Guarantors or any of their respective affiliates and is brought by an Indemnified Person (other than claims against any Agent or any arranger in its capacity as such or in its fulfilling such role unless such claims arise from the gross negligence, bad faith or willful misconduct of such Indemnified Person) (collectively, the “Indemnified Liabilities”). To the extent that the undertaking to indemnify, pay or hold harmless any Agent, GSO or any Lender or other Indemnified Person set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Credit Parties shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.

(b) No Agent or any Indemnified Person shall be responsible or liable to any Credit Party or any other Person for (x) any determination made by it pursuant to this Agreement or any other Credit Document in the absence of gross negligence, bad faith or willful misconduct on the part of such Indemnified Person (in each case, as determined by a court of competent jurisdiction in a final and non-appealable judgment), (y) any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems or (z) any indirect, special, exemplary, incidental, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) which may be alleged as a result of this Agreement or any other Credit Document or the financing contemplated hereby.

13.02. Right of Setoff.

(a) In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent and each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special, in whatever currency) (other than accounts used exclusively for payroll, payroll taxes, fiduciary and trust purposes, and employee benefits) and any other Indebtedness (in whatever currency) at any time held or owing by the Administrative Agent or such Lender (including, without limitation, by branches and agencies of the Administrative Agent or such Lender wherever located) to or for the credit or the account of the Borrower or any Subsidiaries against and on account of the Obligations and liabilities of the Credit Parties to the Administrative Agent or such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Lender pursuant to Section 13.04(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not the Administrative Agent or such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

(b) NOTWITHSTANDING THE FOREGOING SUBSECTION (a), AT ANY TIME THAT THE LOANS OR ANY OTHER OBLIGATION SHALL BE SECURED BY REAL PROPERTY LOCATED IN CALIFORNIA, NO LENDER SHALL EXERCISE A RIGHT OF SETOFF, LIEN OR COUNTERCLAIM OR TAKE ANY COURT OR ADMINISTRATIVE ACTION OR INSTITUTE ANY PROCEEDING TO ENFORCE ANY PROVISION OF THIS AGREEMENT OR ANY NOTE UNLESS IT IS TAKEN WITH THE CONSENT OF THE REQUIRED LENDERS OR APPROVED IN WRITING BY THE ADMINISTRATIVE AGENT, IF SUCH SETOFF OR ACTION OR PROCEEDING WOULD OR MIGHT (PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 580a, 580b, 580d AND 726 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE OR SECTION 2924 OF THE CALIFORNIA CIVIL CODE, IF APPLICABLE, OR OTHERWISE) AFFECT OR IMPAIR THE VALIDITY, PRIORITY OR ENFORCEABILITY OF THE LIENS GRANTED TO THE COLLATERAL AGENT PURSUANT TO THE SECURITY DOCUMENTS OR THE ENFORCEABILITY OF THE NOTES AND OTHER OBLIGATIONS HEREUNDER, AND ANY ATTEMPTED EXERCISE BY ANY LENDER OF ANY SUCH RIGHT WITHOUT OBTAINING SUCH CONSENT OF THE REQUIRED LENDERS OR THE ADMINISTRATIVE AGENT SHALL BE NULL AND VOID. THIS SUBSECTION (b) SHALL BE SOLELY FOR THE BENEFIT OF EACH OF THE LENDERS AND THE ADMINISTRATIVE AGENT HEREUNDER.

13.03. Notices.

(a) Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, telecopier or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered: if to any Credit Party, c/o Steiner Leisure Limited, 770 S. Dixie Highway, Coral Gables, FL 33146, Attention: Stephen Lazarus, Telephone No.: (305) 358-9002, Facsimile No.: (305) 358-7704, with a copy to (which shall not constitute notice) c/o Catterton Partners, 599

West Putnam Avenue, Greenwich, CT 06839, Attention: Mark Grabowski, Telephone No.: (203) 629-4901; Facsimile No.: (203) 629-4903, with a copy to (which shall not constitute notice) c/o Kirkland & Ellis LLP, 601 Lexington Avenue, New York, NY 10022, Attention: Jason Kanner, P.C., Telephone No.: (212) 446-4902, Facsimile No.: (212) 446-6460; if to any Lender, at its address specified in writing to the Administrative Agent or as set forth in any Assignment and Assumption Agreement; if to the Administrative Agent, at its Notice Office, Telephone No. (617) 848-4373, Telecopier No. (617) 848-4300, with a copy to (which shall not constitute notice) c/o Paul Hastings LLP, Attention: Jennifer B. Hilderbrandt, 515 South Flower Street, 25th Floor, Los Angeles, CA 90071, Telephone No.: (213) 683-6208, Facsimile No.: (213) 996-3208, and with a copy to (which shall not constitute notice) c/o Morgan Lewis & Bockius LLP; 101 Park Avenue, New York, NY 10178, Attention: Frederick Eisenbiegler, Esq., Telephone No.: (212) 309-6720, Facsimile No.: (212) 309-6273, or, as to any Credit Party or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the Borrower and the Administrative Agent. All such notices and communications shall, when mailed, telegraphed, telexed, telecopied, or cabled or sent by overnight courier, be effective when deposited in the mails, delivered to the telegraph company, cable company or overnight courier, as the case may be, or sent by telex or telecopier, except that notices and communications to the Administrative Agent and the Credit Parties shall not be effective until received by the Administrative Agent or the Borrower, as the case may be.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent, the Borrower or Holdings may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

13.04. Benefit of Agreement; Assignments; Participations, etc.

(a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided however that the Borrower may not assign or transfer any of its rights, obligations or interest hereunder without the prior written consent of the Lenders and, provided further that, although any Lender may transfer, assign or grant participation in its rights hereunder (other than any transfer, assignment, or grant to a Disqualified Lender unless an Event of Default then exists under Section 11.01(a) or 11.01(e)), such Lender shall remain a “Lender” for all purposes hereunder (and may not transfer or assign all or any portion of its Commitments hereunder except as provided in Sections 3.04 and 13.04(b)) and the transferee, assignee or participant, as the case may be, shall not constitute a “Lender” hereunder and, provided, further, that no Lender shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of applicability of any post default increase in interest rate) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory repayment of the Loans shall not constitute a change in the terms of such participation, (ii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement, (iii) modify any of the voting percentages set forth in Section 13.12 or the underlying definitions, (iv) except as otherwise expressly provided in the Security Documents, release all or substantially all of the Collateral under all the Security Documents supporting the Loans in which such participant is participating or (v) except as otherwise provided in the Credit Documents, release all or substantially all of the value of the Credit Party Guaranty supporting the Loans in which such participant is participating. In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto). The Borrower agrees that each participant shall be entitled to the benefits of Sections 3.01 and 5.01 (subject to the limitations and requirements of such Sections and it being understood that the documentation required under Section 5.01(b) and Section 5.01(c) shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment; provided, however, that a participant shall not be entitled to receive any greater payment under Section 3.01 or Section 5.01 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant except to the extent such entitlement to a greater payment results from a change in any requirement described in clause (ii) of the definition of “Requirement of Law” after the sale of the participation takes place. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and interest amounts) of each participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loan, or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary in connection with a Tax audit or other proceeding to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(b) Notwithstanding the foregoing, any Lender (or any Lender together with one or more other Lenders) may (x) assign all or a portion of its Commitments and related outstanding Obligations hereunder to (i)(A) its parent company and/or any Affiliate of such Lender which is at least 50% owned by such Lender or its parent company or to accounts and clients of GSO or its Affiliates that are, in each case, managed, advised or sub-advised by GSO or its Affiliates, or (B) to one or more other Lenders or any Affiliate of any such other Lender or its parent company (provided that any fund that invests in loans and is managed or advised by the same investment advisor of another fund which is a Lender (or by an Affiliate of such investment advisor) shall be treated as an Affiliate of such other Lender for the purposes of this subclause (x)(i)(B)) or (ii) in the case of any Lender that is a fund that invests in loans, any other fund that invests in loans and is managed or advised by the same investment advisor of any Lender or by an Affiliate of such investment advisor or (y) assign all, or if less than all, a portion equal to at least $1,000,000 (or such lesser amount as may be agreed to by the Administrative Agent and, so long as no Event of Default then exists under Section 11.01(a) or 11.01(e), the Borrower, which consent shall not be unreasonably withheld or delayed) in the aggregate for the assigning Lender or assigning Lenders, of such Commitments and related outstanding Obligations hereunder to one or more Eligible Transferees (treating any fund that invests in loans and any other fund that invests in loans and is managed or advised by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single Eligible Transferee), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Assumption Agreement (which Assignment and Assumption Agreement shall contain an acknowledgement and agreement by the respective assignee that, as a Lender, it shall be subject to, and bound by the terms of the Intercreditor Agreement and Agreement Among Lenders), provided that (i) at such time, Schedule 2.01 shall be deemed modified to reflect the Commitments of such new Lender and of the existing Lenders, (ii) upon the surrender of the relevant Notes by the assigning Lender (or, upon such assigning Lender’s indemnifying the Borrower for any lost Note pursuant to a customary indemnification agreement) new Notes will be issued, at the Borrower’s expense, to such new Lender and to the assigning Lender upon the request of such new Lender or assigning Lender, such new Notes to be in conformity with the requirements of Section 2.04 (with appropriate modifications) to the extent needed to reflect the revised Commitments and/or outstanding Loans, as the case may be, (iii) the consent of the (A) Administrative Agent and (B) so long as no Event of Default then exists under Section 11.01(a) or 11.01(e), the consent of the Borrower shall (in either case) be required in connection with any such assignment pursuant to clause (y) above (which consents, in any such case, shall not be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof, (iv) the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment (v) no such transfer or assignment shall be effective until recorded by the Administrative Agent on the Register pursuant to Section 13.15 and (vi) to the extent a list thereof has been made available to the Lenders upon request by a Lender to the Administrative Agent, no assignment may be made to a Disqualified Lender (which each assignee shall be required to represent that it is not a Disqualified Lender or an affiliate of a Disqualified Lender in an Assignment and Assumption Agreement) unless an Event of Default then exists under Section 11.01(a) or 11.01(e). To the extent of any assignment pursuant to this Section 13.04(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Loans. At the time of each assignment pursuant to this Section 13.04(b) to a Person that is not already a Lender hereunder, such assignee shall provide to the Administrative Agent and the Borrower such Tax forms as are required to be provided under clauses (b) and (c) of Section 5.01. To the extent that an assignment of all or any portion of a Lender’s Commitments and related outstanding Obligations pursuant to Section 3.04 or this Section 13.04(b) would, at the time of such assignment, result in increased costs under Section 3.01 or 5.01 from those being charged by the assigning Lender prior to such assignment, then the Borrower shall not be obligated to pay such increased costs (although the Borrower, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).

(c) Notwithstanding anything to the contrary contained herein, any Lender may assign all or any portion of its Loans hereunder to any Affiliated Lender, provided that: (A) in the event that any proceeding under the Bankruptcy Code shall be instituted by or against the Borrower or any other Credit Party, each Affiliated Lender shall acknowledge and agree that they are each “insiders” under Section 101(31) of the Bankruptcy Code and, as such, the claims associated with the Loans and Commitments owned by it shall not be included in determining whether the applicable class of creditors holding such claims has voted to accept a proposed plan for purposes of Section 1129(a)(10) of the Bankruptcy Code, or, alternatively, to the extent that the foregoing designation is deemed unenforceable for any reason, each Affiliated Lender shall vote in such proceedings in the same proportion as the allocation of voting with respect to such matter by those Lenders who are not Affiliated Lenders, except to the extent that any plan of reorganization proposes to treat the Obligations held by such Affiliated Lender in a manner that is less favorable in any material respect to such Affiliated Lender than the proposed treatment of similar Obligations held by Lenders that are not Affiliated Lenders; provided that this clause (A) shall not apply to Debt Fund Affiliates; (B) no Loans may be assigned to an Affiliated Lender pursuant to this Section 13.4(c) if, after giving effect to such assignment, Affiliated Lenders (excluding Debt Fund Affiliates) in the aggregate would own Loans with a principal amount in excess of 25% of the principal amount of all Loans then outstanding; (C) such Affiliated Lender (but excluding Debt Fund Affiliates) will not receive information provided solely to Lenders and will not be permitted to attend or participate in (or receive any notice of) Lender meetings or conference calls; and (D) for purposes of any amendment, waiver or modification of any Credit Document or any plan of reorganization that does not in each case adversely affect such Affiliated Lender (in its capacity as a Lender) in any material respect as compared to other Lenders, such Affiliated Lender will be deemed to have voted in the same proportion as the Lenders that are not Affiliated Lenders voting on such matter; provided that a Debt Fund Affiliate will not be subject to such voting limitations and will be entitled to vote as if it was a Lender but shall otherwise be subject to the limitation set forth in the definition of “Required Lenders.”

(d) Notwithstanding anything to the contrary contained herein, any Lender may assign all or any portion of its Loans hereunder to Holdings, the Borrower or any Subsidiary and Holdings, the Borrower and any Subsidiary shall be permitted to purchase Loans, through Dutch auctions open to all Lenders in accordance with the terms and conditions set forth in such Section 2.09(c), provided that: (A) no Event of Default has occurred and is continuing; (B) any Loans assigned to or purchased by Holdings or its Subsidiaries shall be cancelled promptly upon such assignment; and (C) neither Holdings nor any of its Affiliates shall be required to make any representation that it is not in possession of material non-public information with respect to Holdings, its Subsidiaries or any of their respective security and all parties to the transaction shall render customary “big boy” disclaimer letters.

(e) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans and Notes hereunder to secure obligations of such Lender, including without limitation, a pledge or assignment to secure obligations to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank and, with prior notification to the Administrative Agent (but without the consent of the Administrative Agent or the Borrower), any Lender which is a fund may pledge all or any portion of its Loans and Notes to its trustee or to a collateral agent providing credit or credit support to such Lender in support of its obligations to such trustee, such collateral agent or a holder of such obligations, as the case may be. No pledge pursuant to this clause (e) shall release the transferor Lender from any of its obligations hereunder.

(f) Each Lender acknowledges and agrees to comply with the provisions of Section 13.04 applicable to it as a Lender hereunder.

13.05. No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent, the Collateral Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower or any other Credit Party and the Administrative Agent, the Collateral Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent, the Collateral Agent or any Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, the Collateral Agent or any Lender to any other or further action in any circumstances without notice or demand.

13.06. [Reserved].

13.07. Calculations; Computations.

(a) The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with U.S. GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto); provided that (i) except as otherwise specifically provided herein, all computations of the Applicable Margin, and all computations and all definitions (including accounting terms) used in determining compliance with Section 9.14, shall utilize U.S. GAAP and policies in conformity with those used to prepare the audited financial statements of Holdings and its Subsidiaries referred to in Section 8.05(a)(i) for the fiscal year of Holdings and its Subsidiaries ended December 31, 2014, and, (ii) to the extent expressly provided herein, certain calculations shall be made on a Pro Forma Basis; provided further that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any leverage calculation or any financial definition used therein to implement the effect of any change in U.S. GAAP or the application thereof occurring after the Closing Date on the operation thereof (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend any leverage test or any financial definition used therein for such purpose), then the Borrower and the Administrative Agent shall negotiate in good faith to amend such leverage test or the definitions used therein (subject to the approval of the Required Lenders) to preserve the original intent thereof in light of such changes in U.S. GAAP; provided further that all determinations made pursuant to any applicable leverage test or any financial definition used therein shall be determined on the basis of U.S. GAAP as applied and in effect immediately before the relevant change in U.S. GAAP or the application thereof became effective, until such leverage test or such financial definition is amended. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to Statement of Financial Accounting Standards 141R or ASC 805 (or any other financial accounting standard having a similar result or effect).

(b) The calculation of any financial ratios under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-down if there is no nearest number).

13.08. GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL; ETC.

(a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN THE RELEVANT SECURITY DOCUMENT, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK; PROVIDED, HOWEVER, THAT THE LAWS OF THE STATE OF DELAWARE SHALL GOVERN (i) THE INTERPRETATION OF A COMPANY MATERIAL ADVERSE EFFECT AND WHETHER A COMPANY MATERIAL ADVERSE EFFECT HAS OCCURRED, (ii) THE ACCURACY OF ANY ACQUISITION AGREEMENT REPRESENTATION AND WHETHER AS A RESULT OF ANY INACCURACY THEREOF PARENT (OR ITS AFFILIATES) HAS THE RIGHT TO TERMINATE ITS OBLIGATIONS (OR TO DECLINE TO CONSUMMATE THE ACQUISITION) UNDER THE ACQUISITION AGREEMENT AS A RESULT OF A BREACH OF SUCH REPRESENTATION IN THE ACQUISITION AGREEMENT AND (iii) WHETHER THE ACQUISITION HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE ACQUISITION AGREEMENT (IN THE CASE OF EACH OF CLAUSES (i), (ii) AND (iii), WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF, TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION). ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT (EXCEPT THAT, (X) IN THE CASE OF ANY MORTGAGE OR OTHER SECURITY DOCUMENT, PROCEEDINGS MAY ALSO BE BROUGHT BY THE ADMINISTRATIVE AGENT OR COLLATERAL AGENT IN THE STATE IN WHICH THE RELEVANT MORTGAGED PROPERTY OR COLLATERAL IS LOCATED OR ANY OTHER RELEVANT JURISDICTION AND (Y) IN THE CASE OF ANY BANKRUPTCY, INSOLVENCY OR SIMILAR PROCEEDINGS WITH RESPECT TO ANY CREDIT PARTY, ACTIONS OR PROCEEDINGS RELATED TO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS MAY BE BROUGHT IN SUCH COURT HOLDING SUCH BANKRUPTCY, INSOLVENCY OR SIMILAR PROCEEDINGS) MAY BE BROUGHT IN

THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, EACH OF THE PARTIES HERETO OR THERETO HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HERETO HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER IT, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENTS BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER IT. EACH PARTY HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, SUCH PARTY, AS THE CASE MAY BE, AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. EACH PARTY HERETO IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY OTHER SUCH PARTY IN ANY OTHER JURISDICTION.

(b) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

13.09. Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.

13.10. [Reserved].

13.11. Headings Descriptive. The headings of the several Sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

13.12. Amendment or Waiver; etc.

(a) Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the Credit Parties party hereto or thereto, the Administrative Agent and the Required Lenders (although additional parties may be added to (and annexes may be modified to reflect such additions) the Security Documents in accordance with the provisions hereof and thereof without the consent of the other Credit Parties party thereto or the Required Lenders and the Agreement Among Lenders can only be amended in accordance with its terms thereof), provided that no such change, waiver, discharge or termination shall (i) without the prior written consent of each Lender directly and adversely affected thereby, extend the final scheduled maturity of any Loan, or reduce the rate or extend the time of payment of interest or Fees thereon or reduce or forgive the principal amount thereof (it being understood that waivers or modifications of conditions precedent, Defaults or Events of Default shall not constitute a reduction or extension of the time of payment of interest or Fees thereon of any Lender), (ii) except as otherwise expressly provided in the Security Documents, release all or substantially all of the Collateral under all the Security Documents without the prior written consent of each Lender, (iii) except as otherwise provided in the Credit Documents, release all or substantially all of the value of the Credit Party Guaranty without the prior written consent of each Lender, (iv) amend, modify or waive any pro rata sharing provision of Section 2.10, the payment waterfall provision of Section 11.02, or any provision of this Section 13.12(a) (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Loans on the Closing Date), in each case, without the prior written consent of each Lender directly and adversely affected thereby, (v) reduce the percentage specified in the definitions of Required Lenders without the prior written consent of each Lender, (vi) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement without the consent of each Lender; provided further that no such change, waiver, discharge or termination shall (1) increase the Loans of any Lender over the amount thereof then in effect without the consent of such Lender or (2) without the consent of each Agent adversely affected thereby, amend, modify or waive any provision of Section 12 or any other provision as same relates to the rights or obligations of such Agent.

(b) If, in connection with any proposed change, waiver, discharge or termination of any of the provisions of this Agreement as contemplated by clauses (i) through (vi), inclusive, of the first proviso to Section 13.12(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clauses (A) or (B) below, to either (A) replace each such non-consenting Lender or Lenders with one or more Replacement Lenders pursuant to Section 3.04 so long as at the time of such replacement, each such Replacement

Lender consents to the proposed change, waiver, discharge or termination or (B) terminate such non-consenting Lender’s Commitments and/or repay the outstanding Loans of such Lender in accordance with Section 3.04, provided that, unless the Commitments that are terminated, and Loans repaid, pursuant to the preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders or the increase of outstanding Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (B) the Required Lenders (determined after giving effect to the proposed action) shall specifically consent thereto, provided further that in any event the Borrower shall not have the right to replace a Lender, terminate its Commitments or repay its Loans solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 13.12(a).

(c) [Reserved].

(d) Without the consent of any other person, the applicable Credit Party or Parties and the Administrative Agent and/or Collateral Agent may (in its or their respective sole discretion, or shall, to the extent required by any Credit Document) enter into any amendment or waiver of any Credit Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Creditors, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Creditors, in any property or so that the security interests therein comply with applicable Requirements of Law.

(e) Notwithstanding anything to the contrary herein, any fee letter may be amended, or rights and privileges thereunder waived, in a writing executed only by the parties thereto.

(f) [Reserved].

(g) Further, notwithstanding anything to the contrary contained in this Section 13.12, if following the Closing Date, the Administrative Agent and any Credit Party shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Credit Documents, then the Administrative Agent and the Credit Parties shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Credit Documents if the same is not objected to in writing by the Required Lenders within ten (10) Business Days following receipt of notice thereof.

13.13. Survival. All indemnities set forth herein including, without limitation, in Sections 3.01, 3.02, 5.01, 12.07 and 13.01 shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Obligations.

13.14. Domicile of Loans. Each Lender may transfer and carry the Loans at, to or for the account of any office, branch, Subsidiary or Affiliate of such Lender. Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 13.14 would, at the time of such transfer, result in increased costs under Section 3.01 or

5.01 from those being charged by the respective Lender prior to such transfer, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective transfer).

13.15. Register. The Borrower hereby designates the Administrative Agent to serve as its agent, solely for purposes of this Section 13.15, to maintain a register (the “Register”) on which it will record the Commitments from time to time of each of the Lenders and principal amount (and related interest amount) of Loans and each repayment in respect of the principal amount of the Loans of each Lender. Holdings, the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement (and the entries in the Register shall be conclusive for such purposes (absent manifest error)), notwithstanding notice to the contrary. With respect to any Lender, the transfer of the Commitments of, and the principal (and interest) amounts of the Loans owing to it, such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitments and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 13.04(b). Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note (if any) evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender at the request of any such Lender. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

13.16. Confidentiality.

(a) Subject to the provisions of clause (b) of this Section 13.16, each Agent and Lender agrees that it will use its commercially reasonable efforts not to disclose without the prior consent of the Borrower other than to its employees, auditors, partners, directors, officers, agents, advisors or counsel or to another Lender if such Lender or such Lender’s holding or parent company in its sole discretion determines that any such party should have access to such information, provided such Persons shall be subject to the provisions of this Section 13.16 to the same extent as such Lender (or language substantially similar to this Section 13.16(a)) any information with respect to the Borrower or any Restricted Subsidiary which is now or in the future furnished pursuant to this Agreement or any other Credit Document, provided that any Lender may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this Section 13.16(a) by such Lender, (ii) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, or as required or requested by any governmental agency or representative thereof (including, without limitation, public disclosures by any Agent or Lender or any of their Affiliates required by the Securities and Exchange Commission, the National Association of Insurance Commissioners or any similar organization, or any other governmental or regulatory authority), (iii) as may be required or appropriate in respect to any applicable laws, summons or subpoena or in connection with any litigation, (iv) in order to comply with any law, order, regulation or ruling applicable to such Lender, (v) to the Administrative Agent or the Collateral Agent, (vi) to any prospective or actual direct or indirect contractual counterparty in any swap, hedge or similar agreement (or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 13.16 (or language substantially similar to this Section 13.16(a)), (vii) to any prospective or actual transferee, pledgee or participant in connection with any contemplated transfer, pledge or participation of any of the Notes or Commitments or any interest therein by such Lender provided that such prospective transferee, pledge or participant agrees to be bound by the confidentiality provisions contained in this Section 13.16 (or language substantially similar to this Section 13.16(a)); (viii), in connection with the exercise of any remedy hereunder or under any other Credit Documents or any suit, action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (ix) any rating agency, (x) the CUSIP Service Bureau or other similar organization, or (xi) otherwise with the consent of the Borrower; (xi) to an investor or prospective investor in securities or interests issued by any fund that is administered, advised, sub-advised or managed by any Lender or any Affiliate of any Lender that also agrees that such information shall be kept confidential and used solely for the purpose of evaluating an investment in such securities or interests issued by such fund; provided further that, to the extent permitted pursuant to any applicable law, order, regulation or ruling, and other than in connection with credit and other bank examinations or other routine regulatory examinations conducted in the ordinary course with respect to such Lender, in the case of any disclosure pursuant to the foregoing clauses (ii), (iii) or (iv), such Lender will use its commercially reasonable efforts to notify the Borrower in advance of such disclosure so as to afford the Borrower the opportunity to protect the confidentiality of the information proposed to be so disclosed.

(b) The Borrower hereby acknowledges and agrees that each Lender may share with any of its Affiliates and branches, and such Affiliates and branches may share with such Lender, any information related to Holdings, the Borrower or any Subsidiary (including, without limitation, any non-public customer information regarding the creditworthiness of Holdings, the Borrower and the Subsidiaries), provided such Persons shall be subject to the provisions of this Section 13.16 to the same extent as such Lender.

13.17. USA Patriot Act Notice. The Agents and each Lender hereby notifies Holdings and the Borrower that pursuant to the requirements of the USA PATRIOT Act Title III of Pub. 107-56 (signed into law October 26, 2001 and amended on March 9, 2009) (the “Patriot Act”) and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” policies, regulations, laws or rules and Anti-Terrorism Laws, it is required to obtain, verify, and record information that identifies each Credit Party, which information includes the name of each Credit Party and other information that will allow the Agent or such Lender to identify the Credit Party in accordance therewith, and each Credit Party agrees to provide such information from time to time to the Agents or any Lender.

13.18. Special Provisions Regarding Pledges of Equity Interests in Persons Not Organized in Qualified Jurisdictions. The parties hereto acknowledge and agree that the provisions of the various Security Documents executed and delivered by the Credit Parties require that, among other things, all Equity Interests in various Persons owned by the respective Credit Party be pledged, and, to the extent certificated, delivered for pledge, pursuant to the Security Documents (other than to the extent such Equity Interests constitute Excluded Collateral). The parties hereto further acknowledge and agree that each Credit Party shall be required to take all actions under the laws of the jurisdiction in which such Credit Party is organized, or in which the Collateral is deemed located by applicable law, to create and perfect all security interests granted pursuant to the various Security Documents and to take all actions under the laws of, or applicable in, a Covered Jurisdiction (or any political subdivision of any of the foregoing), as applicable, to create and perfect the security interests in the Equity Interests of any Person organized under the laws of said jurisdictions (to the extent said Equity Interests are owned by any Credit Party) in each case to the extent required by the Collateral and Guarantee Requirement.

13.19. Waiver of Sovereign Immunity. Each of the Credit Parties, in respect of itself, its Subsidiaries, its process agents, and its properties and revenues, in each case of any kind, hereby irrevocably agrees that, to the extent that Holdings, the Borrower, or any of their respective Subsidiaries or any of its properties has or may hereafter acquire any right of immunity, whether characterized as sovereign immunity or otherwise, from any legal proceedings, whether in a Covered Jurisdiction or elsewhere, to enforce or collect upon the Loans or any Credit Document or any other liability or obligation of Holdings, the Borrower, or any of their respective Subsidiaries related to or arising from the transactions contemplated by any of the Credit Documents, including, without limitation, immunity from service of process, immunity from jurisdiction or judgment of any court or tribunal, immunity from execution of a judgment, and immunity of any of its property from attachment prior to any entry of judgment, or from attachment in aid of execution upon a judgment, each Credit Party, for themselves and on behalf of their respective Subsidiaries, hereby expressly waive, to the fullest extent permissible under applicable law, any such immunity, and agree not to assert any such right or claim in any such proceeding, whether in the United States or elsewhere (including a Covered Jurisdiction). Without limiting the generality of the foregoing, each Credit Party further agrees that the waivers set forth in this Section 13.19 shall have the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and other applicable law and are intended to be irrevocable for purposes of such Act and such other applicable law.

13.20. [Reserved.]

13.21. INTERCREDITOR AGREEMENT AND AGREEMENT AMONG LENDERS.

(a) EACH LENDER PARTY HERETO UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT IT (AND EACH OF ITS SUCCESSORS AND ASSIGNS) AND EACH OTHER LENDER (AND EACH OF THEIR SUCCESSORS AND ASSIGNS) SHALL BE BOUND BY THE INTERCREDITOR AGREEMENT, WHICH IN CERTAIN CIRCUMSTANCES MAY REQUIRE (AS MORE FULLY PROVIDED THEREIN) THE TAKING OF CERTAIN ACTIONS BY THE LENDERS.

(b) THE PROVISIONS OF THIS SECTION 13.21 ARE NOT INTENDED TO SUMMARIZE OR FULLY DESCRIBE THE PROVISIONS OF THE INTERCREDITOR AGREEMENT. REFERENCE MUST BE MADE TO THE INTERCREDITOR AGREEMENT ITSELF TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF. EACH LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF THE INTERCREDITOR AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NO AGENT OR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE INTERCREDITOR AGREEMENT. A COPY OF THE INTERCREDITOR AGREEMENT MAY BE OBTAINED FROM THE ADMINISTRATIVE AGENT.

(c) THE INTERCREDITOR AGREEMENT IS AN AGREEMENT SOLELY AMONGST THE LENDERS (AND THEIR SUCCESSORS AND ASSIGNS) AND IS ACKNOWLEDGED BY BORROWER AND THE OTHER CREDIT PARTIES AS MORE FULLY PROVIDED THEREIN. THE INTERCREDITOR AGREEMENT CAN ONLY BE AMENDED BY THE PARTIES THERETO IN ACCORDANCE WITH THE PROVISIONS THEREOF.

(d) THE AGREEMENT AMONG LENDERS IS AN AGREEMENT SOLELY AMONGST THE LENDERS (AND THEIR SUCCESSORS AND ASSIGNS) AND IS ACKNOWLEDGED BY BORROWER AND THE OTHER CREDIT PARTIES AS MORE FULLY PROVIDED THEREIN. THE AGREEMENT AMONG LENDERS CAN ONLY BE AMENDED BY THE PARTIES THERETO IN ACCORDANCE WITH THE PROVISIONS THEREOF.

13.22. Absence of Fiduciary Relationship. Notwithstanding any other provision of this Agreement or any provision of any other Credit Document, (i) no Lender shall, solely by reason of this Agreement or any other Credit Document, have any fiduciary, advisory or agency relationship or duty in respect of any Lender or any other Person and (ii) Holdings and the Borrower hereby waive, to the fullest extent permitted by law, any claims they may have against any Agent or Lender for breach of fiduciary duty or alleged breach of fiduciary duty.

13.23. Electronic Signatures. The words “execution,” “signed,” “signature,” and words of like import in any Credit Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based record keeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

13.24. Judgment Currency. If, for purposes of obtaining judgment in any court, it is necessary to convert a sum from the currency provided under a Credit Document (“Agreement Currency”) into another currency, the rate of exchange used shall be the Spot Rate for conversion into Dollars or, for conversion into another currency, the Spot Rate for the purchase of the Agreement Currency with such other currency through Bank of America’s principal foreign exchange trading office for the other currency during such office’s preceding Business Day. Notwithstanding any judgment in a currency (“Judgment Currency”) other than the Agreement Currency, a Credit Party shall discharge its obligation in respect of any sum due under a Credit Document only if, on the Business Day following receipt by the Administrative Agent of payment in the Judgment Currency, the Administrative Agent can use the amount paid to purchase the sum originally due in the Agreement Currency. If the purchased amount is less than the sum originally due, such Credit Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent and Lenders against such loss. If the purchased amount is greater than the sum originally due, the Administrative Agent shall return the excess amount to such Credit Party (or to the Person legally entitled thereto).

Section 14. Credit Party Guaranty.

14.01. The Guaranty. In order to induce the Agents and the Lenders to enter into this Agreement and to extend credit hereunder, each Credit Party hereby agrees with the Guaranteed Creditors as follows: each Credit Party hereby unconditionally and irrevocably guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, acceleration or otherwise, of any and all of its Guaranteed Obligations to the Guaranteed Creditors. If any or all of the Guaranteed Obligations of any Credit Party to the Guaranteed Creditors becomes due and payable hereunder, such Credit Party, unconditionally and irrevocably, promises to pay such indebtedness to the Administrative Agent and/or the other Guaranteed Creditors, on demand, together with any and all expenses which may be incurred by the Administrative Agent and the other Guaranteed Creditors in collecting any of the Guaranteed Obligations. This Credit Party Guaranty is a guaranty of payment and not of collection. This Credit Party Guaranty is a continuing one and all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon. If claim is ever made upon any Guaranteed Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including any Guaranteed Party), then and in such event the respective Credit Party agrees that any such judgment, decree, order, settlement or compromise shall be binding upon such Credit Party, notwithstanding any revocation of this Credit Party Guaranty or any other instrument evidencing any liability of any Guaranteed Party, and each Credit Party shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

14.02. Bankruptcy. Additionally, each Credit Party unconditionally and irrevocably guarantees the payment of any and all of its Guaranteed Obligations to the Guaranteed Creditors whether or not due or payable by any Guaranteed Party upon the occurrence of any of the events specified in Section 11.01(e), and irrevocably and unconditionally promises to pay such indebtedness to the Guaranteed Creditors, or order, on demand, in the currency in which the obligation was originally denominated.

14.03. Nature of Liability. The liability of each Credit Party hereunder is primary, absolute and unconditional, exclusive and independent of any security for or other guaranty of the Guaranteed Obligations, whether executed by any other guarantor or by any other party, and each Credit Party understands and agrees, to the fullest extent permitted under law, that the liability of such Credit Party hereunder shall not be affected or impaired by (a) any direction as to application of payment by any Guaranteed Party or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Guaranteed Obligations, or (c) any payment on or in reduction of any such other guaranty or undertaking (other than payment in cash of the Guaranteed Obligations), or (d) any dissolution, termination or increase, decrease or change in personnel by any Guaranteed Party, or (e) any payment made to any Guaranteed Creditor on the Guaranteed Obligations which any such Guaranteed Creditor repays to any Guaranteed Party pursuant to court order in any bankruptcy, insolvency, receivership, reorganization, arrangement, moratorium, winding up or other debtor relief proceeding, and each Credit Party waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding, or (f) any action or inaction by the Guaranteed Creditors as contemplated in Section 14.05, or (g) any invalidity, irregularity or enforceability of all or any part of the Guaranteed Obligations or of any security therefor, or (h) any change in the corporate existence, structure or ownership of any Credit Party or any other Person liable for any of the Guaranteed Obligations, or (i) any bankruptcy, insolvency, receivership, reorganization, arrangement, moratorium, winding up or other debtor relief proceeding affecting any Credit Party, or their assets or any resulting release or discharge of any obligation of any Credit Party, or (j) the existence of any claim, setoff or other rights which any Credit Party may have at any time against any other Credit Party, a Guaranteed Creditor, or any other Person, whether in connection herewith or in any unrelated transactions, or (k) any other circumstance which might otherwise constitute a defense available to, or a discharge of, a Credit Party in respect of the Guaranteed Obligations or a Credit Party in respect of this Credit Party Guaranty or the Guaranteed Obligations.

14.04. Independent Obligation. The obligations of each Credit Party hereunder are independent of the obligations of any other guarantor, any other party or any Guaranteed Party, and a separate action or actions may be brought and prosecuted against any Credit Party whether or not action is brought against any other guarantor, any other party or any Guaranteed Party and whether or not any other guarantor, any other party or any Guaranteed Party be joined in any such action or actions. Each Credit Party waives, in its capacity as a guarantor, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by any Guaranteed Party or other circumstance which operates to toll any statute of limitations as to such Guaranteed Party shall operate to toll the statute of limitations as to the relevant Credit Party.

14.05. Authorization. To the fullest extent permitted under law, each Credit Party authorizes the Guaranteed Creditors without notice or demand, and without affecting or impairing its liability hereunder, from time to time to:

(a) change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Guaranteed Obligations (including any increase or decrease in the principal amount thereof or the rate of interest or fees thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and this Credit Party Guaranty shall apply to the Guaranteed Obligations as so changed, extended, renewed or altered;

(b) take and hold security for the payment of the Guaranteed Obligations and sell, exchange, release, impair, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset there against;

(c) exercise or refrain from exercising any rights against any Guaranteed Party, any other Credit Party or others or otherwise act or refrain from acting;

(d) release or substitute any one or more endorsers, guarantors, any Guaranteed Party, other Credit Parties or other obligors;

(e) settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of any Guaranteed Party to its creditors other than the Guaranteed Creditors;

(f) apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of any Guaranteed Party to the Guaranteed Creditors regardless of what liability or liabilities of such Guaranteed Party remain unpaid;

(g) consent to or waive any breach of, or any act, omission or default under, this Agreement, any other Credit Document, or any of the instruments or agreements referred to herein or therein, or otherwise amend, modify or supplement this Agreement, any other Credit Document, or any of such other instruments or agreements; and/or

(h) take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of such Credit Party from its liabilities under this Credit Party Guaranty.

14.06. Reliance. It is not necessary for any Guaranteed Creditor to inquire into the capacity or powers of any Guaranteed Party or the officers, directors, partners or agents acting or purporting to act on their behalf, and any Guaranteed Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

14.07. Subordination. Any indebtedness of any Guaranteed Party now or hereafter owing to any Credit Party is hereby subordinated to the Guaranteed Obligations of such Guaranteed Party owing to the Guaranteed Creditors; and if the Administrative Agent so requests at a time when an Event of Default exists, all such indebtedness of such Guaranteed Party to such

Credit Party shall be collected, enforced and received by such Credit Party for the benefit of the Guaranteed Creditors and be paid over to the Administrative Agent on behalf of the Guaranteed Creditors on account of the Guaranteed Obligations of such Guaranteed Party to the Guaranteed Creditors, but without affecting or impairing in any manner the liability of any Credit Party under the other provisions of this Credit Party Guaranty. Without limiting the generality of the foregoing, each Credit Party hereby agrees with the Guaranteed Creditors that it will not exercise any right of subrogation which it may at any time otherwise have as a result of this Credit Party Guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Guaranteed Obligations have been irrevocably paid in full in cash.

14.08. Waiver.

(a) Each Credit Party waives any right (except as shall be required by applicable law and cannot be waived) to require any Guaranteed Creditor to (i) proceed against any Guaranteed Party, any other guarantor or any other party, (ii) proceed against or exhaust any security held from any Guaranteed Party, any other guarantor or any other party or (iii) pursue any other remedy in any Guaranteed Creditor’s power whatsoever. For purposes of the law of the province of Quebec, if applicable, each Credit Party waives, in its capacity as a guarantor, the benefits of division and discussion. Each Credit Party waives any defense (except as shall be required by applicable statute and cannot be waived) based on or arising out of any defense of any Guaranteed Party, any other guarantor or any other party, other than payment of the Guaranteed Obligations to the extent of such payment, based on or arising out of the disability of any Guaranteed Party, any other Guarantor or any other party, or the validity, legality or unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Guaranteed Party other than payment of the Guaranteed Obligations to the extent of such payment. The Guaranteed Creditors may, at their election, foreclose on any security held by the Administrative Agent, the Collateral Agent or any other Guaranteed Creditor by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Guaranteed Creditors may have against any Guaranteed Party or any other party, or any security, without affecting or impairing in any way the liability of any Credit Party hereunder except to the extent the Guaranteed Obligations have been paid. Each Credit Party waives, to the fullest extent permitted under law, any defense arising out of any such election by the Guaranteed Creditors, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of such Credit Party against any Guaranteed Party or any other party or any security.

(b) Each Credit Party waives, to the fullest extent permitted under law, all presentments, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Credit Party Guaranty, and notices of the existence, creation or incurring of new or additional Guaranteed Obligations. Each Credit Party assumes all responsibility for being and keeping itself informed of each Guaranteed Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which such Credit Party assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any of the other Guaranteed Creditors shall have any duty to advise any Credit Party of information known to them regarding such circumstances or risks.

14.09. Maximum Liability. It is the desire and intent of each Credit Party and the Guaranteed Creditors that this Credit Party Guaranty shall be enforced against such Credit Party to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If, however, and to the extent that, the obligations of any Credit Party under this Credit Party Guaranty shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable federal, state, provincial or foreign law relating to fraudulent conveyances or transfers), then the amount of such Credit Party’s obligations under this Credit Party Guaranty shall be deemed to be reduced and such Credit Party shall pay the maximum amount of the Guaranteed Obligations which would be permissible under applicable law.

14.10. Payments. All payments made by a Credit Party pursuant to this Section 14 will be made without setoff, counterclaim or other defense, and shall be subject to the provisions of Sections 2.06.

14.11. Reserved.

14.12. Information. Each Credit Party assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of non-payment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Credit Party assumes and incurs under this guarantee, and agrees that no Guaranteed Creditor shall have any duty to advise any Credit Party of information known to it regarding those circumstances or risks.

*    *    *

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

BORROWERS:

STEINER U.S. HOLDINGS, INC.,

By:	/s/ Stephen Lazarus
Name:	Stephen Lazarus
Title:	Chief Financial Officer

GUARANTORS:

STEINER EDUCATION GROUP, INC.
STEINER RESORT SPAS (CALIFORNIA), INC.
SUS MARKETING, LLC
BLISS DIRECT, INC.
BLISS INTERNATIONAL LICENSING INC.
BLISS WORLD CARD COMPANY
BLISS WORLD HOLDINGS INC.
BLISS WORLD LLC
BWMI, INC.
FCNH, INC.
FLORIDA LUXURY SPA GROUP, INC.
IDEAL IMAGE DEVELOPMENT
CORPORATION
IDEAL IMAGE DEVELOPMENT, INC.
IDEAL IMAGE DIRECT, LLC
IDEAL IMAGE OF ARIZONA, LLC
IDEAL IMAGE OF ARKANSAS, LLC
IDEAL IMAGE OF COLORADO, LLC
IDEAL IMAGE OF FLORIDA, LLC
IDEAL IMAGE OF GEORGIA (JV2), LLC
IDEAL IMAGE OF IDAHO, LLC
IDEAL IMAGE OF INDIANA, LLC
IDEAL IMAGE OF KENTUCKY, LLC
IDEAL IMAGE OF MARYLAND, LLC
IDEAL IMAGE OF MASSACHUSETTS, LLC
IDEAL IMAGE OF MICHIGAN, LLC
IDEAL IMAGE OF MINNESOTA, LLC
IDEAL IMAGE OF MISSOURI, LLC
IDEAL IMAGE OF NEBRASKA, LLC
IDEAL IMAGE OF NEVADA, LLC
IDEAL IMAGE OF NEW MEXICO, LLC
IDEAL IMAGE OF NEW YORK, LLC

[Steiner - Signature Page to Credit Agreement]

IDEAL OF NORTH CAROLINA, LLC
IDEAL IMAGE OF OHIO, LLC
IDEAL IMAGE OF OKLAHOMA, LLC
IDEAL IMAGE OF OREGON, LLC
IDEAL IMAGE OF PENNSYLVANIA, LLC
IDEAL IMAGE OF RHODE ISLAND, LLC
IDEAL IMAGE OF TENNESSEE, LLC
IDEAL IMAGE OF TEXAS, LLC
IDEAL IMAGE OF UTAH, LLC
IDEAL IMAGE OF VIRGINIA, LLC
IDEAL IMAGE OF WASHINGTON, LLC
IDEAL IMAGE OF WISCONSIN, LLC
IDEAL VENTURES, INC.
IDEAL VENTURES OF ARIZONA INC.
I.I. COSMETIC INSTITUTE, INC.
MANDARA PSLV, LLC
MANDARA SPA (CRUISE I), L.L.C.
MANDARA SPA (CRUISE II), L.L.C.
MANDARA SPA (HAWAII), LLC
MANDARA SPA LLC
MANDARA SPA SERVICES LLC
MID-ATLANTIC MASSAGE THERAPY, INC.
SEG CORT LLC
STEINER AMERICAN CRUISES, INC.
STEINER BEAUTY PRODUCTS, INC.
STEINER INTERNATIONAL HOLDINGS LLC
STEINER INTERNATIONAL VENTURES, INC.
STEINER MANAGEMENT SERVICES, LLC
STEINER PRODUCT SUPPORT U.S., LLC
STEINER SPA RESORTS (CONNECTICUT), INC.
STEINER TRANSOCEAN U.S., INC.
VIRGINIA MASSAGE THERAPY, INC.
STEINER SPA RESORTS (NEVADA), INC.
STEINER RESORT SPAS (NORTH CAROLINA), INC.
ELEMIS LIMITED
STEINER TRAINING LIMITED
STEINER UK LIMITED
STEINER LEISURE LIMITED
NEMO HOLDCO, INC.
STEINER MARKS LIMITED
STEINER SPA ASIA LIMITED
STEINER SPA LIMITED
STEINER TRANSOCEAN (II) LIMITED
STEINER TRANSOCEAN LIMITED

[Steiner - Signature Page to Credit Agreement]

STO MEDISPA LIMITED

By:	/s/ Stephen Lazarus
Name:	Stephen Lazarus
Title:	Chief Financial Officer

BLISSWORLD LIMITED

By:	/s/ Stephen Lazarus
Name:	Stephen Lazarus
Title:	Director

[Steiner - Signature Page to Credit Agreement]

ELEMIS SPA LIMITED
E.J. CONTRACTS LIMITED
STEINER GROUP LIMITED

By:	/s/ Michael Stephan Haringman
Name:	Michael Stephan Haringman
Title:	Secretary

NEMO (UK) HOLDCO, LTD.

By:	/s/ James Michael Chu
Name:	James Michael Chu
Title:	Director

NEMO HOLDCO, INC.

By:	/s/ James Michael Chu
Name:	James Michael Chu
Title:	President

COSMETICS LIMITED
COSMETIC EXPORT INTERNATIONAL LIMITED

By:	/s/ Youlanda Deveaux
Name:	Youlanda Deveaux
Title:	Vice President

[Steiner - Signature Page to Credit Agreement]

NEWSTAR FINANCIAL, INC., as Administrative Agent and Collateral Agent

By:	/s/ Brian Forde
Name:	Brian Forde
Title:	NewStar Financial Inc. Managing Director

[Steiner - Signature Page to Credit Agreement]

BCSSS INVESTMENTS S.À.R.L., as a Lender

By: Sankaty Advisors, LP, as Investment Adviser and Manager

By:	/s/ Andrew Viens
Name:	Andrew Viens
Title:	Executive Vice President

[Steiner - Signature Page to Credit Agreement]

BLACKSTONE HOLDINGS FINANCE CO. L.L.C., as a Lender

By:	/s/ Matthew B. Skurbe
Name:	Matthew B. Skurbe
Title:	Managing Director and Treasurer

[Steiner - Signature Page to Credit Agreement]

BLUE CROSS OF CALIFORNIA, as a Lender

By: Sankaty Advisors, LP, as Investment Manager

By:	/s/ Andrew Viens
Name:	Andrew Viens
Title:	Executive Vice President

[Steiner - Signature Page to Credit Agreement]

EAF COMPLAN II – PRIVATE DEBT, LLC, as a Lender

By: Sankaty Advisors, LP, as Asset Manager

By:	/s/ Andrew Viens
Name:	Andrew Viens
Title:	Executive Vice President

[Steiner - Signature Page to Credit Agreement]

GSO NEMO HOLDINGS I (ONSHORE) LP, as a Lender

By: GSO Nemo Associates LLC, its general partner

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

[Steiner - Signature Page to Credit Agreement]

GSO NEMO LO HOLDINGS LP, as a Lender

By: GSO Nemo Associates LLC, its general partner

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

[Steiner - Signature Page to Credit Agreement]

NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY, as a Lender

By:	/s/ Thomas A. Shanklin
Name:	Thomas A. Shanklin
Title:	Authorized Signatory

[Steiner - Signature Page to Credit Agreement]

NATIONWIDE LIFE INSURANCE COMPANY, as a Lender

By:	/s/ Thomas A. Shanklin
Name:	Thomas A. Shanklin
Title:	Authorized Signatory

[Steiner - Signature Page to Credit Agreement]

NATIONWIDE MUTUAL INSURANCE COMPANY, as a Lender

By:	/s/ Thomas A. Shanklin
Name:	Thomas A. Shanklin
Title:	Authorized Signatory

[Steiner - Signature Page to Credit Agreement]

SANKATY DIRECT LENDING FUND, L.P., as a Lender

By:	/s/ Andrew Viens
Name:	Andrew Viens
Title:	Executive Vice President

[Steiner - Signature Page to Credit Agreement]

SANKATY MANAGED ACCOUNT (FSS), L.P. as a Lender

By:	/s/ Andrew Viens
Name:	Andrew Viens
Title:	Executive Vice President

[Steiner - Signature Page to Credit Agreement]

SDLF (L-A), LLC,
as a Lender

By:	/s/ Andrew Viens
Name:	Andrew Viens
Title:	Executive Vice President

[Steiner - Signature Page to Credit Agreement]

MPS INVESTMENTS S.À.R.L., as a Lender

By: Sankaty Advisors, LP, as Investment Adviser and Manager

By:	/s/ Andrew Viens
Name:	Andrew Viens
Title:	Executive Vice President

[Steiner - Signature Page to Credit Agreement]